EXHIBIT 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the company treats as private or confidential.

LICENSE, COLLABORATION AND DEVELOPMENT AGREEMENT

by and between

ALCON PHARMACEUTICALS, LTD

and

RXSIGHT, INC.

June 30, 2026

i

TABLE OF CONTENTS

Article 1. DEFINITIONS 1

Article 2. LICENSES 21

Article 3. DEVELOPMENT 25

Article 4. GOVERNANCE 35

Article 5. TECHNOLOGY DISCLOSURE 37

Article 6. COMMERCIALIZATION, REGULATORY AND MANUFACTURING 38

Article 7. FINANCIAL PROVISIONS 44

Article 8. REPORTS AND PAYMENT TERMS 51

Article 9. INTELLECTUAL PROPERTY RIGHTS 54

Article 10. CONFIDENTIALITY 63

Article 11. TERM AND TERMINATION 67

Article 12. EFFECTS OF EXPIRATION OR TERMINATION 70

Article 13. REPRESENTATIONS AND WARRANTIES; COVENANTS 76

Article 14. INDEMNIFICATION AND LIABILITY 86

Article 15. COMPLIANCE 90

Article 16. GENERAL PROVISIONS 93

Exhibits

Exhibit A Baseball Arbitration

Exhibit B Demand Generation Activities

Exhibit C Industry Participants

Exhibit D Development Plan

Exhibit E Terms for Co-Promotion Agreement

Exhibit F Press Releases

Schedules

Schedule 1.150 Product-Specific Patents

Schedule 1.180 RxSight Trademarks

Schedule 3.1.5 Permitted Subcontractors

Schedule 13.2.3(a) Existing RxSight Patents

Schedule 13.3.3(a) Existing Alcon Patents

LICENSE, COLLABORATION AND DEVELOPMENT AGREEMENT

THIS LICENSE, COLLABORATION AND DEVELOPMENT AGREEMENT (this “Agreement”), effective as of June 30, 2026 (the “Effective Date”), is by and between Alcon Pharmaceuticals, Ltd, a Swiss limited company, with offices located at Rue Louis-d’Affry 6 Case postale, 1701 Fribourg, Switzerland (“Alcon”), and RxSight, Inc., a Delaware corporation, with offices located at 100 Columbia, Aliso Viejo, California 92656, USA (“RxSight”). RxSight and Alcon are each referred to individually as a “Party” and together as the “Parties.”

BACKGROUND

WHEREAS, RxSight is a medical technology company engaged in the research and development, manufacture, and sale of light adjustable intraocular lenses;

WHEREAS, Alcon is a pharmaceutical and medical device company specializing in eye care products;

WHEREAS, the Parties intend to collaborate to create innovative, next-generation products; and

WHEREAS, in furtherance of the foregoing, the Parties wish to collaborate with respect to the development of light adjustable versions of the Existing PanOptix Product (as defined herein) and the Existing Vivity Product (as defined herein) utilizing the RxSight Technology (as defined herein), all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:

Article 1.

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in this Article 1 or as defined elsewhere in this Agreement.

1.1
“510(k)” means a premarket notification made to the FDA pursuant to section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) for clearance to market a class I or II medical device (for which a PMA is not required).
1.2
“Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees/Sublicensees, either the (a) United States Generally Accepted Accounting Principles or (b) International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case, as such accounting standard is consistently applied by such Party or its Affiliates or its or their (sub)licensees/Sublicensees across all products owned by or licensed to, and sold by or on behalf of, such Party.
1.3
“Acquirer” has the meaning set forth in the definition of “Change of Control.”

1.4
“Additional Activities” has the meaning set forth in Section 3.3.4.
1.5
“Affiliate” means, with respect to any Person, any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Person, for so long as such control exists. As used in this Section 1.5, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights, corporate governance or otherwise; or (b) direct or indirect ownership of fifty percent (50%) or more of the voting share capital or other equity interest in such entity. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.
1.6
“Agreement” has the meaning set forth in the Preamble.
1.7
“Alcon” has the meaning set forth in the Preamble.
1.8
“Alcon Arising Intellectual Property” has the meaning set forth in Section 9.2.2(a).
1.9
“Alcon Indemnified Party” has the meaning set forth in Section 14.1.
1.10
“Alcon LLC” has the meaning set forth in Section 6.3.2.
1.11
“Alcon Materials” means the Existing PanOptix Product and the Existing Vivity Product[***].
1.12
“Alcon Reversion Product Intellectual Property” means any Intellectual Property (excluding Trademarks) that: (a) is Controlled by Alcon or any of its Affiliates as of the effective date of the applicable termination of this Agreement or at any time thereafter until RxSight or its Affiliates or licensee ceases all Exploitation of all Reversion Products, and (b) is necessary to Exploit the Reversion Products in the Field in the Territory.
1.13
“Alcon Technology” means [***].
1.14
“Alcon Trademarks” means any Trademark Controlled by Alcon or its Affiliates that are used or intended to be used by Alcon for the Collaboration Product and are not either a Product Trademark or a RxSight Trademark.
1.15
“Alliance Manager” has the meaning set forth in Section 4.1.
1.16
“Alternative Manufacturer” has the meaning set forth in the Manufacturing and Supply Agreement.

1.17
“Ancillary Agreements” means the Manufacturing and Supply Agreement, Quality Agreement, Materiovigilance Agreement(s), and any other agreements by and between the Parties that relate to the subject matter of this Agreement.
1.18
“Anticipated Approval Date” has the meaning set forth in the Manufacturing and Supply Agreement.
1.19
“Applicable Laws” means the applicable provisions of any and all federal, national, supranational, foreign, regional, state and local laws, treaties, statutes, ordinances, rules, regulations, guidelines, requirements, standards, administrative codes, guidance, judgments, decrees, directives, injunctions, orders or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject activity or item that may be in effect from time to time during the Term, including Data Protection Laws and those applicable to the procurement, testing, design, development, research, manufacture, production, packaging, labeling, distribution, importation, exportation, storage, handling, quality, safety surveillance, reporting of serious incidents, adverse events and product complaints, post-market actions (including recalls), reprocessing, traceability, vigilance, Commercialization, sale, marketing or promotion of medical devices, including the Collaboration Products, or to the licensing, permitting, certification, accreditation, or registration of, and standards for, establishments involved in any such activities, including: (a) the FD&C Act, the U.S. Public Health Service Act, 42 U.S.C. §§ 201 et seq., and all rules, regulations, and guidance promulgated thereunder; (b) current GMP, GCP and GLP requirements in each case as promulgated, endorsed, or enforced by a Governmental Authority, (including the regulations set forth in 21 C.F.R. Parts 11, 50, 54, 56, 58, 812, and 820), in each case as may be amended from time-to-time; (c) licensure laws, rules, regulations, ordinances, directives, guidelines, guidance, and requirements relating to the manufacture, distribution, storage, holding, dispensing and possession of medical products; (d) laws, rules, regulations, ordinances, directives, guidelines, guidance, and requirements regarding kickbacks, bribery, or corruption, including the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.); the criminal false statements law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), Transparency Laws, the criminal healthcare fraud statutes set forth at 18 U.S.C. §§ 286, 287, 1035, 1347 and 1349, and any other law pertaining to or governing a government sponsored or funded healthcare program, and, in each of the foregoing, its implementing regulations, and state equivalents, the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act; (e) the U.S. Federal Trade Commission Act, 15 U.S.C. §§ 41 et seq., and all rules, regulations, and guidance promulgated thereunder; and (f) any supranational, international, foreign, state, and local laws, rules, regulations, ordinances, directives, guidelines, guidance, standards and requirements similar to any of the foregoing; each as may be amended from time-to-time, including the Medical Device Regulation (EU) 2017/745 and (UK) Medical Devices Regulations 2002, SI 2002/618.
1.20
“Approval Milestone Payment” has the meaning set forth in Section 7.2.3.
1.21
[***].
1.22
[***].

1.23
“Auditor” has the meaning set forth in Section 8.3.1.
1.24
“Baseball Arbitration” means the process set forth on Exhibit A.
1.25
“Bayh-Dole Act” has the meaning set forth in Section 13.2.7.
1.26
“Business Day” means any day other than any Saturday, any Sunday or any day that banks are authorized or required to be closed in (a) Geneva, Switzerland, (b) New York, USA, or (c) California, USA.
1.27
“Calendar Quarter” means each respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of any Calendar Year, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date and the last Calendar Quarter of the Term shall end on the last day of the Term.
1.28
“Calendar Year” means each respective period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.29
“Change of Control” means, with respect to either Party: (a) the acquisition by a Third Party, together with its Affiliates, in one (1) transaction or a series of related transactions, of direct or indirect beneficial ownership of fifty percent (50%) or more of the outstanding voting equity securities of such Party (or, if applicable, a controlling Affiliate of such Party); (b) a merger, reorganization, combination or consolidation involving such Party (or, if applicable, a controlling Affiliate of such Party), as a result of which a Third Party acquires direct or indirect beneficial ownership of fifty percent (50%) or more of the voting power of the surviving entity immediately after such merger, reorganization, combination or consolidation; (c) a sale, transfer or lease of all or substantially all of the assets of such Party (or, if applicable, a controlling Affiliate of such Party), in one (1) transaction or a series of related transactions, to a Third Party; or (d) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets relating to this Agreement, including the Licensed Alcon Intellectual Property or Licensed RxSight Intellectual Property. The acquiring or combining Third Party in any of clauses (a), (b), (c) or (d), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party, its Affiliates in existence prior to the applicable transaction and its controlled Affiliates following the applicable transaction and any successors thereto) are referred to collectively herein as an “Acquirer.”
1.30
“Change of Control Agreement” has the meaning set forth in Section 16.9.2(a).
1.31
“Claims” has the meaning set forth in Section 14.1.
1.32
“Clawback Amount” has the meaning set forth in Section 7.3.7(a)(iii)(D).
1.33
“Clinical Trial” means any investigation or study in human subjects designed to evaluate the safety or performance of a medical device, including any clinical investigation conducted to obtain data to support obtaining or maintaining Regulatory Approval, whether conducted prior to or following such Regulatory Approval.
1.34
“Collaboration Data” has the meaning set forth in Section 3.1.4.
1.35
“Collaboration Product” means any Hybrid PanOptix Product and Hybrid Vivity Product, including (a) any Minor Upgrades to such lens implemented in accordance with Section 3.6.1 after the Effective Date and (b) any Material Upgrades to such lens agreed in writing by the Parties to be incorporated into a Collaboration Product pursuant to Section 3.6.2.
1.36
“Commercialization” or “Commercialize” means any and all activities directed to the preparation for sale of, offering for sale or sale of a medical device, including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that device; and (b) interacting with Regulatory Authorities regarding the foregoing. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning. For clarity, “Commercialization” shall not include any Manufacturing activities.
1.37
“Commercially Reasonable Efforts” means [***].
1.38
“Competitive Infringement” has the meaning set forth in Section 9.4.1.
1.39
“Confidential Information” has the meaning set forth in Section 10.1.1.
1.40
“Confidentiality Agreement” means the Confidentiality Agreement by and between Alcon Vision, LLC and RxSight, dated as of May 9, 2025.
1.41
“Control” or “Controlled” means, with respect to any Intellectual Property rights that a Party has the ability (whether directly or indirectly and whether by ownership, license or otherwise) (other than by operation of the license grants in Section 2.1) to grant to the other Party a license, covenant not to sue, sublicense, access or right to use (as applicable) under such Intellectual Property, or to otherwise disclose such proprietary or trade secret information, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing, in the event a Party or its Affiliate undergoes a Change of Control transaction, then the rights to Intellectual Property of the Acquirer that were controlled by such Acquirer immediately prior to such transaction, or are developed or acquired by such Acquirer after the consummation of such transaction without the use of or reliance on the Licensed Alcon Intellectual Property (in the case of a Change of Control of RxSight) or Licensed RxSight Intellectual Property (in the case of a Change of Control of Alcon), as applicable, will be deemed not to be “Controlled” by such acquired Party or such Affiliate for purposes of this Agreement, unless (a) immediately prior to such Change of Control, such Intellectual Property was already Controlled by such acquired Party or such Affiliate, or (b) after the consummation of such Change of Control, such Acquirer, such acquired Party or any of its or their Affiliates uses such Intellectual Property of the Acquirer in the performance of activities or exercise of rights under this Agreement.
1.42
“Co-Promotion Agreement” has the meaning set forth in Section 7.3.4(b).

1.43
“Copyrights” means all copyrightable works, copyrights, works of authorship, mask work rights, Software (in source code and object code), databases, specifications and related items and registrations and applications for registration thereof.
1.44
“Covered” or “Cover” means, with respect to a given subject matter and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, use, offering for sale, sale or importation of such subject matter would infringe a Valid Claim included in such Patent (wherein the claims of pending Patent applications are treated as if issued).
1.45
“Data” means all information and results, whether in raw or aggregate form, including preclinical data, clinical data, regulatory, safety, performance and quality control data, and all other data generated in relation to a medical device.
1.46
“Data Breach” has the meaning set forth in Section 15.2.
1.47
“Data Protection Laws” means any laws, regulations and orders of any jurisdiction relating to the privacy, security, confidentiality or integrity of Personal Information applicable to the Processing of Personal Information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and comparable state data privacy and security laws and regulations; and the EU General Data Protection Regulation (2016/679).
1.48
“De Novo Classification Request” means a premarket submission to the FDA pursuant to section 513(f)(2) of the FD&C Act (21 U.S.C. § 360c(f)(2)) for evaluation of an automatic class III designation for a medical device to reclassify and obtain marketing authorization for such medical device as a class I or class II medical device.
1.49
“Demand Generation Activities” means the activities set forth in Exhibit B.
1.50
“Design Defect Claim” means any Third Party Claim alleging that a Collaboration Product is defective or unreasonably dangerous by reason of its design[***].
1.51
“Development” or “Develop” means any and all activities directed to the research, testing, design, pre-clinical and other non-clinical development and clinical development activities applicable to medical devices, including verification, validation, risk management, Manufacturing Process Development, statistical analysis and report writing, design and conduct of Clinical Trials and the preparation and filing of Regulatory Documentation, regulatory affairs related to any of the foregoing and all other activities necessary or useful, or otherwise requested or required by a Regulatory Authority, to obtain or maintain Regulatory Approval for a medical device. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Manufacturing or Commercialization activities.
1.52
“Development Activities” has the meaning set forth in Section 3.1.2.
1.53
“Development Breach” has the meaning set forth in Section 3.5.

1.54
“Development Futility” has the meaning set forth in Section 3.2.5(c).
1.55
“Development Plan” has the meaning set forth in Section 3.1.2.
1.56
“Development Program” has the meaning set forth in Section 3.1.1.
1.57
“Development Proposal” means any updates and additional detail proposed by RxSight to the Development Plan for Phase 2 Regulatory Activities, taking into account then-current Data and any observations from the applicable Phase 1 Feasibility Activities.
1.58
“Development Report” means a report that sets forth the results of, and deliverables generated from, the Phase 1 Feasibility Activities, as specified in the Development Plan.
1.59
“Development Term” means the period commencing on the Effective Date and ending on the completion of all Development Activities under the Development Plan.
1.60
“Disclosing Party” has the meaning set forth in Section 10.1.2.
1.61
“Discussion Notice” has the meaning set forth in Section 2.7.
1.62
“Dispute” has the meaning set forth in Section 16.6.
1.63
“Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.
1.64
“Due Diligence Period” has the meaning set forth in Section 2.7.1.
1.65
“EDOF” has the meaning set forth in the definition of “Alcon Technology”.
1.66
“Effective Date” has the meaning set forth in the Preamble.
1.67
“European Union” or “EU” means the economic, scientific and political organization of member states of the European Union, as its membership may be altered from time to time.
1.68
“Exclusive Negotiation Period” has the meaning set forth in Section 2.7.2.
1.69
“Executive Officers” means [***].
1.70
“Existing PanOptix Product” means [***].
1.71
“Existing RxSight Patents” has the meaning set forth in Section 13.2.3(a).
1.72
“Existing Vivity Product” means [***].
1.73
“Expert” has the meaning set forth in Section 3.2.3.
1.74
“Exploitation” means, individually or collectively, the Development, registration, Manufacture, having Manufactured, use, having used, Commercializing, having Commercialized or other exploitation of medical device. When used as a verb, “to Exploit” and “Exploiting” mean to engage in Exploitation, and “Exploited” has a corresponding meaning.
1.75
“Extension Period” has the meaning set forth in Section 3.2.2.
1.76
“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.77
“FDA” means the United States Food and Drug Administration and any successor thereto.
1.78
“Feasibility Milestone Payment” has the meaning set forth in Section 7.2.1.
1.79
“Field” means any and all uses in human patients.
1.80
“First Commercial Sale” means, with respect to a product and a country, the first sale of such product by a Person, its Affiliate, or their Sublicensee to a Third Party or Governmental Authority in an arms’ length transaction in a country following Regulatory Approval of such product in such country. Sales or transfers of reasonable quantities of a product at or below cost for Development, including proof of concept studies or other Clinical Trial purposes, or for national derogation, exceptional use mechanism, compassionate or similar use, shall not be considered a First Commercial Sale, even if reimbursed.
1.81
“Force Majeure” has the meaning set forth in Section 16.8.
1.82
“FTE” means the equivalent of the work of one employee full time for one Calendar Year (consisting of at least a total of [***] per Calendar Year) of work performing Development, Manufacturing or Commercialization activities for a Collaboration Product.
1.83
“GCP” means the then-current good clinical practice standards for Clinical Trials for medical device products, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the applicable Regulatory Authority(ies) for which the applicable medical device product is intended to be developed, to the extent such standards are not less stringent than United States GCP.
1.84
“Glasses” has the meaning set forth in the Manufacturing and Supply Agreement.
1.85
“GLP” means the then-current good laboratory practice standards as promulgated or endorsed by FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.
1.86
“GMP” means the then-current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of Manufacture.

1.87
“Government Official” means (a) any person employed by or acting on behalf of: (i) a government or any department or agency thereof; (ii) a government-owned or controlled company, institution or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross and the World Health Organization) or any department or agency thereof, (b) any political party, party official or candidate for public or political party office, (c) any person categorized as a government official under local law, (d) any person employed or acting on behalf of any of the foregoing or (e) any Person who holds themselves out to be the authorized intermediary of any of the foregoing.
1.88
“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency, Notified Body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
1.89
“High Water Mark” has the meaning set forth in Section 7.3.4(b).
1.90
“Hybrid PanOptix Product” means a [***] adjustable version of the Existing PanOptix Product that is Developed under the Development Plan using or otherwise incorporating or relying on both the Alcon Technology and the RxSight Technology.
1.91
“Hybrid SVIOL” means [***].
1.92
“Hybrid Vivity Product” means a [***] adjustable version of the Existing Vivity Product that is Developed under the Development Plan using or otherwise incorporating or relying on both the Alcon Technology and the RxSight Technology.
1.93
“IDE” means an investigational device exemption, as defined in the FDA regulations at 21 C.F.R. Part 812 (or any successor thereto), or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a Clinical Trial of an investigational device, including all information submitted with or incorporated by reference into such application and all amendments and supplements thereto.
1.94
“Improvements” means, with respect to any intraocular lens or technology, whether or not marketed under the same brand name, any improvements, enhancements, modifications, derivatives, refinements, or extensions to such intraocular lens and based in whole or in material part on the design of such intraocular lens or a material aspect of such technology.
1.95
“Indemnitee” has the meaning set forth in Section 14.4.1.
1.96
“Indemnitor” has the meaning set forth in Section 14.4.1.
1.97
“Indirect Taxes” has the meaning set forth in Section 8.4.3.
1.98
“Industry Participants” means [***].

1.99
“Initial Term” has the meaning set forth in Section 11.1.
1.100
“Injector System” has the meaning set forth in the Manufacturing and Supply Agreement.
1.101
“Insolvency Event” has the meaning set forth in Section 11.4.
1.102
“Intellectual Property” means all (a) Patents, (b) Know-How, (c) Trademarks, (d) Copyrights, (e) Software, and (f) all proprietary rights in any of the foregoing.
1.103
“Joint Arising Intellectual Property” has the meaning set forth in Section 9.2.2(c).
1.104
“JSC” has the meaning set forth in Section 4.1.
1.105
“JSC Dispute” has the meaning set forth in Section 4.3.
1.106
“Know-How” means any scientific or technical information, inventions, discoveries, results and Data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology.
1.107
“Knowledge” means (a) with respect to RxSight[***], and (b) with respect to Alcon, [***].
1.108
“LDD” means RxSight’s proprietary Light Delivery Device™[***].
1.109
“LDD Distribution Agreement” has the meaning set forth in Section 6.4(c).
1.110
“LDD Step-In Right” has the meaning set forth in Section 6.4(b).
1.111
“Licensed Alcon Intellectual Property” means any Intellectual Property that is (a) Controlled by Alcon or any of its Affiliates as of the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for RxSight to Develop, Manufacture and, if applicable, to conduct Demand Generation Activities pursuant to the Co-Promotion Agreement for, the Collaboration Products in the Field in the Territory as permitted under this Agreement. Without limiting the foregoing, the Licensed Alcon Intellectual Property includes all Licensed Alcon Patents, all Alcon Arising Intellectual Property and Alcon’s rights and interests in Joint Arising Intellectual Property.
1.112
“Licensed Alcon Patents” means all Patents Controlled by Alcon or any of its Affiliates as of the Effective Date or at any time during the Term that Cover the Exploitation of the Collaboration Products in the Field in the Territory. Without limiting the foregoing, Licensed Alcon Patents includes all Patents that constitute the Alcon Arising Intellectual Property.
1.113
“Licensed RxSight Intellectual Property” means all Intellectual Property that is (a) Controlled by RxSight or any of its Affiliates as of the Effective Date or at any time during the

Term, and (b) necessary or reasonably useful to Develop, Commercialize and, if applicable Manufacture or have Manufactured the Collaboration Products in the Field in the Territory as permitted under this Agreement. Without limiting the foregoing, the Licensed RxSight Intellectual Property includes all Licensed RxSight Patents, all RxSight Arising Intellectual Property, RxSight’s rights and interests in Joint Arising Intellectual Property and RxSight Trademarks.
1.114
“Licensed RxSight Patents” means all Patents Controlled by RxSight or any of its Affiliates as of the Effective Date or at any time during the Term that Cover the Exploitation of the Collaboration Products in the Field in the Territory. Without limiting the foregoing, Licensed RxSight Patents includes all Patents that constitute RxSight Arising Intellectual Property.
1.115
“Losses” has the meaning set forth in Section 14.1.
1.116
“Manufacture” and “Manufacturing” means all activities related to the production, manufacture processing, assembly, sterilization (where applicable), packaging, labeling, storage, shipping and holding of any medical device, or any component thereof, including nonclinical, pre-clinical, clinical and commercial manufacture, quality assurance and quality control (including testing and release). For clarity, “Manufacturing” shall not include any Manufacturing Process Development activities.
1.117
“Manufacturing Know-How” means all Know-How Controlled by RxSight or any of its Affiliates that is necessary or actually used for the Manufacture of the Collaboration Products.
1.118
“Manufacturing and Supply Agreement” has the meaning set forth in Section 6.3.2.
1.119
“Manufacturing Process Development” means, with respect to a medical device, all process design, Development, product characterization, Manufacturing scale-up, qualification and validation and quality assurance/quality control development with respect to such device or any part or component thereof, including the transfer of the Manufacturing process to a Party or its contract manufacturing organization in support of the foregoing.
1.120
“Materials” means any tangible compositions of matter, articles of manufacture, prototypes, devices, components, subcomponents, and other physical materials[***] as well as any packaging and labeling materials and components (including printed and non-printed components, where applicable).
1.121
“Material Safety Issue” means, with respect to a Collaboration Product, (a) the existence of data, information or analysis that demonstrates, or would reasonably be expected to demonstrate, an unacceptable risk of harm to human subjects or patients, as determined in accordance with generally accepted scientific and medical standards by a reasonable and prudent person with relevant expertise, based on available Know-How related to such Collaboration Product, or (b) any determination, order, or communication by a Regulatory Authority (including any warning, safety alert, withdrawal order or similar action) that there is an unacceptable risk for harm in humans based upon any Know-How or analysis of Know-How available to such Regulatory Authority.

1.122
“Material Upgrade” means any modification, enhancement or improvement to the Hybrid PanOptix Product or Hybrid Vivity Product that is not a Minor Upgrade.
1.123
“Materiovigilance Agreement” has the meaning set forth in Section 6.2.7.
1.124
“MFN Pricing” has the meaning set forth in Section 7.3.6(b).
1.125
“Milestone Payment” means the Feasibility Milestone Payment, the Regulatory Submission Milestone Payment, or the Approval Milestone Payment, as applicable.
1.126
“Minimum Royalty Payment” has the meaning set forth in Section 7.3.3.
1.127
“Minor Upgrade” means [***].
1.128
“Monetization Transaction” has the meaning set forth in Section 16.1.
1.129
“Net Sales” means [***]
(a)
[***];
(b)
[***];
(c)
[***];
(d)
[***];
(e)
[***]; and
(f)
[***].

[***]:

(i)
[***];
(ii)
[***];
(iii)
[***];
(iv)
[***];
(v)
[***]; and
(vi)
[***].
1.130
“Notices and Consents” has the meaning set forth in Section 15.2.
1.131
“Notified Body” means any organization accredited, designated, licensed, authorized or approved under Applicable Laws by an EU member state or the United Kingdom to assess and certify the conformity of medical devices in accordance with Applicable Laws and any applicable harmonized standards.
1.132
“Other Arising Intellectual Property” has the meaning set forth in Section 9.2.2(c).
1.133
“Party” and “Parties” has the meaning set forth in the Preamble.
1.134
“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (a) and (b), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (a), (b) and (c); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.135
“Payment” has the meaning set forth in Section 8.4.2.
1.136
“Person” means any individual, corporation, partnership, association, joint-stock company, trust, entity, unincorporated organization or government or political subdivision thereof.
1.137
“Personal Information” means (a) all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person and (b) any other information included in any definition of “Personal Information” or any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws or by either Party in any of its own privacy policies, notices or contracts.
1.138
“Phase 1 Completion Requirements” has the meaning set forth in Section 3.2.1.
1.139
“Phase 1 Deficiency” has the meaning set forth in Section 3.2.1.
1.140
“Phase 1 Feasibility Activities” means, on a Collaboration Product-by-Collaboration Product basis, the Development Activities for such Collaboration Product set forth in the Phase 1 section of the Development Plan.
1.141
“Phase 1 Feasibility Requirements” means, on a Collaboration Product-by-Collaboration Product basis[***].
1.142
“Phase 1 Regulatory Activities” means, on a Collaboration Product-by-Collaboration Product basis[***].

1.143
“Phase 1 Review Period” has the meaning set forth in Section 3.2.1.
1.144
“Phase 2 Regulatory Activities” means, on a Collaboration Product-by-Collaboration Product basis[***].
1.145
“Phase 2 Review Period” has the meaning set forth in Section 3.3.2.
1.146
“PMA” means a premarket approval application submitted to the FDA pursuant to section 515 of the FD&C Act (21 U.S.C. 360e) for approval to market a class III medical device, including all information submitted with or incorporated by reference into such application and all amendments and supplements thereto.
1.147
“Privacy and Security Obligations” has the meaning set forth in Section 13.4.3.
1.148
“Processing” means any operation or set of operations that is subject to Data Protection Laws and which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
1.149
“Product Evolution” has the meaning set forth in Section 3.6.2.
1.150
“Product-Specific Patents” means any Licensed RxSight Patent that Covers a Collaboration Product and does not otherwise specifically Cover RxSight Technology or a product owned or in-licensed, or otherwise Exploited, by RxSight that is not a Collaboration Product. The Product-Specific Patents existing as of the Effective Date are listed in Schedule 1.150.
1.151
“Product Trademark” means any Trademark that is used or intended to be used solely for the branding or marketing of a Collaboration Product.
1.152
“Prosecute and Maintain” or “Prosecution and Maintenance” means, with respect to a particular Patent, all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of oppositions, interferences, re-issuances, reexamination requests, derivation proceedings, inter partes reviews, post-grant reviews or other similar post-grant proceedings.
1.153
“Quality Agreement” has the meaning set forth in Section 6.3.3.
1.154
“Receiving Party” has the meaning set forth in Section 10.1.2.
1.155
“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including FDA approvals of PMAs, FDA clearances of a 510(k), and FDA grants of De Novo Classification Requests), declarations, licenses, registrations, certifications (including EU and UK certifications), listings, clearances, or authorizations of any Regulatory Authority necessary to Commercialize a Collaboration Product in such country.

1.156
“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the Regulatory Approval, Development, Manufacture, Commercialization or other Exploitation of medical devices in any country or jurisdiction.
1.157
“Regulatory Documentation” means all (a) applications (including all IDEs, 510(k)s, De Novo Classification Requests, PMAs and other applications for Regulatory Approval), submissions, registrations, licenses, authorizations, approvals (including Regulatory Approvals) and other filings, including all information submitted with or incorporated by reference into such items and all amendments and supplements thereto, including medical devices’ technical documentation; (b) notifications, communications, correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and data with respect thereto; (c) supplements or changes to any of the foregoing following Regulatory Approval; and (d) serious incident and adverse event files, complaint files, quality management system documents, advertising and promotional documents, and safety databases; in each case (a), (b), (c) and (d), relating to a Collaboration Product.
1.158
“Regulatory Submission Milestone Payment” has the meaning set forth in Section 7.2.2.
1.159
“Renewal Period” has the meaning set forth in Section 11.1.
1.160
“Restricted Person” has the meaning set forth in Section 13.4.2.
1.161
“Restricted Product” means [***].
1.162
“Reversion Product” means [***].
1.163
“Reversion Term” means the period commencing on the date that the license under Section 12.7.1 is granted and continuing in force and effect for [***].
1.164
“Right of Reference” has the meaning set forth in Section 6.2.4.
1.165
“ROFN Lapse” has the meaning set forth in Section 2.7.4.
1.166
“ROFN Notice” has the meaning set forth in Section 2.7.
1.167
“ROFN Notice Period” has the meaning set forth in Section 2.7.
1.168
“ROFN Product” means [***].
1.169
“Royalty” has the meaning set forth in Section 7.3.1.
1.170
“Royalty Pre-Payment” has the meaning set forth in Section 7.3.2.
1.171
“RP Third Party” has the meaning set forth in Section 2.6.
1.172
“Rules” has the meaning set forth in Section 16.7.

1.173
“RxSight” has the meaning set forth in the Preamble.
1.174
“RxSight Arising Intellectual Property” has the meaning set forth in Section 9.2.2(b).
1.175
“RxSight Indemnified Party” has the meaning set forth in Section 14.2.
1.176
“RxSight Platform Patent” means a Patent that Covers the RxSight Platform Technology.
1.177
“RxSight Platform Technology” means RxSight’s proprietary [***].
1.178
“RxSight Technology” means (a) the RxSight Platform Technology, (b) [***].
1.179
“RxSight Technology Claim” has the meaning set forth in Section 9.6.3.
1.180
“RxSight Trademarks” means all of the Trademarks Controlled by RxSight or its Affiliates that are set forth in Schedule 1.180, as may be amended from time-to-time by RxSight.
1.181
“Securitization Transaction” has the meaning set forth in Section 16.1.
1.182
“Shortfall Year” has the meaning set forth in Section 7.3.3.
1.183
“Silicone Component” has the meaning set forth in the Manufacturing and Supply Agreement.
1.184
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.
1.185
“Sublicensee” means a Third Party that is granted a sublicense by a Party or its Affiliates under the licenses granted pursuant to this Agreement, beyond the mere right to purchase Collaboration Products from such Party or its Affiliates; provided that Sublicensees shall not include (a) such Party’s Affiliates or (b) Third Party subcontractors that act for such Party or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broader rights to Exploit Collaboration Products), including distributors and wholesalers.
1.186
“SVIOL” means [***].
1.187
“Target Product Profile” means[***].
1.188
“Tax” means any and all taxes, imposts, duties, withholdings, assessments, levies, fees, duties or other charges imposed, collected or withheld by a Governmental Authority, in each case in the nature of a tax, whether direct or indirect, and together with any interest, penalties, additional amounts and additions related thereto.
1.189
“Term” has the meaning set forth in Section 11.1.
1.190
“Territory” means worldwide.
1.191
“Third Party” means any Person other than Alcon or RxSight (or their respective Affiliates).
1.192
“Third Party Infringement Claim” has the meaning set forth in Section 9.6.
1.193
“Third Party Right” has the meaning set forth in Section 9.7.
1.194
“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design, business symbol, domain name, URL, social media tag or handle, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.195
“Transition Date” has the meaning set forth in Section 5.1.
1.196
“Transparency Laws” has the meaning set forth in Section 13.6.3.
1.197
“True-Up Payment” has the meaning set forth in Section 7.3.3.
1.198
[***].
1.199
“Upfront Payment” has the meaning set forth in Section 7.1.
1.200
“United States” or “U.S.” means the United States of America and its territories and possessions.
1.201
“U.S. Bankruptcy Code” has the meaning set forth in Section 12.6.
1.202
“Valid Claim” means (a) a claim contained in an issued, unexpired and granted Patent, which claim has not been affected by irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer and has not been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction without possibility of appeal (other than to the Supreme Court in the U.S. and equivalent courts in jurisdictions outside the U.S.) or (b) a claim of a pending Patent application, which claim that has not been cancelled, withdrawn or abandoned, or finally disallowed without possibility of appeal or refiling of such application, and has not been pending for more than [***] from the earliest date to which the Patent application containing such claim claims priority.

Article 2.

LICENSES
2.1
License Grants to Alcon.
2.1.1
Development License. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, RxSight (on behalf of itself and its Affiliates) hereby grants to Alcon a non-exclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses to subcontractors conducting Development Activities on behalf of Alcon in accordance with Section 2.4, under the Licensed RxSight Intellectual Property, to conduct Development Activities allocated to Alcon in the Development Plan and to perform any other activities expressly allocated to Alcon under this Agreement related to the Development, evaluation of feasibility or support of the Development Program or the Collaboration Products.
2.1.2
Manufacturing and Commercial License. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, RxSight (on behalf of itself and its Affiliates) hereby grants to Alcon a non-exclusive, royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 2.4, under the Licensed RxSight Intellectual Property to (a) Manufacture the Collaboration Products and any components thereof (except the Silicone Component) anywhere in the world for Commercialization in the Field in the Territory, (b) have Manufactured by the Alternative Manufacturer the Silicone Component for incorporation into the Collaboration Products in accordance with the foregoing clause (a) (in the case of (a) and (b), subject to the Manufacturing and Supply Agreement during the Term (as defined therein) of such Manufacturing and Supply Agreement), and (c) Commercialize the Collaboration Products in the Field in the Territory.
2.2
Confirmatory Patent License. RxSight shall, if requested to do so by Alcon, promptly enter into confirmatory license agreements in such form as may be reasonably requested by Alcon for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Alcon considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, RxSight and Alcon shall have the same rights in respect of the Licensed RxSight Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed. In no event shall RxSight be subject to any obligations or liabilities in the confirmatory license agreements that are not expressly included in this Agreement.
2.3
License Grant to RxSight. Effective as of the Effective Date, Alcon (on behalf of itself and its Affiliates), hereby grants to RxSight a non-exclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, under the Licensed Alcon Intellectual Property, to (a) conduct the Development Activities allocated to RxSight in the Development Plan, (b) Manufacture Collaboration Products pursuant to the terms and conditions of this Agreement and the Manufacturing and Supply Agreement, and (c) otherwise exercise RxSight’s rights and perform RxSight’s obligations under this Agreement and the Ancillary Agreements, including conduct of Additional Activities and regulatory activities to obtain and maintain Regulatory Approval for Collaboration Products, and conducting Demand Generation Activities pursuant to the Co-Promotion Agreement, if applicable.

2.4
Sublicense Rights.
2.4.1
Alcon shall have the right to grant sublicenses under the licenses granted to it under this Agreement to its Affiliates and Third Parties, including subcontractors, without the consent of RxSight.
2.4.2
RxSight shall not grant any sublicense under the licenses granted to it under this Agreement to any Third Party without the prior written consent of Alcon, such consent not to be unreasonably withheld, conditioned or delayed; provided that RxSight shall have the right to sublicense to its Affiliates and permitted subcontractors in accordance with Section 3.1.5 without such consent.
2.4.3
Each Party shall ensure that its sublicense agreements are consistent with all applicable terms and conditions of this Agreement, including with respect to protection of the other Party’s Confidential Information and the assignment of Intellectual Property to the extent required under this Agreement. Each Party’s Affiliates that receive a sublicense hereunder shall have the right to further sublicense their rights to other Affiliates or, in the case of Alcon, Third Parties, or in the case of RxSight, permitted subcontractors and other Third Parties approved by Alcon, in each case in accordance with this Section 2.4. No later than [***] following a Party’s execution of a sublicense agreement with a Third Party, such Party shall provide a copy of such sublicense agreement to the other Party (which may be redacted for financial terms to the extent not relevant to the other Party’s rights or obligations hereunder). Each Party shall remain responsible for the performance of all of its Sublicensees to the same extent as if such activities were conducted by such Party and shall remain responsible for any payments due hereunder with respect to activities of any Sublicensees.
2.4.4
[***].
2.5
No Implied Licenses or Rights. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any Know-How, Patents or other Intellectual Property rights owned or Controlled by the other Party or its Affiliates not expressly granted under this Agreement.
2.6
Resource Prioritization. The Parties acknowledge and agree that RxSight’s resources to Develop and Manufacture the Collaboration Products are limited and specialized, and that the purpose of this resource prioritization is to ensure that such resources are primarily dedicated to the Development and Manufacture of the Collaboration Products during the term of the Development Program. Accordingly, [***].
2.7
Right of First Negotiation. During the Term, if RxSight or any of its Affiliates determines in good faith, following the conduct of Development of a ROFN Product[***]:
2.7.1
[***].
2.7.2
[***].
2.7.3
[***].

2.7.4
[***].
Article 3.

DEVELOPMENT
3.1
General; Conduct of Development Program.
3.1.1
Overview. Subject to the terms and conditions set forth herein, the Parties shall coordinate with respect to the conduct of a program of Development directed toward the Development of two (2) products that are intended to become two (2) Collaboration Products (the “Development Program”), a Hybrid PanOptix Product and a Hybrid Vivity Product, for Regulatory Approval in the U.S. Notwithstanding anything to the contrary in this Agreement, Development of any other product intended to be a third or subsequent Collaboration Product shall be subject to future agreement on a plan of Development, responsibilities and budgets associated therewith. Absent such agreement, RxSight shall have no obligation to Develop more than two (2) Collaboration Products under this Agreement.
3.1.2
Development Plan and Updates. The Development Program shall be conducted in accordance with the mutually agreed written development plan, as set forth on Exhibit D and as may be updated in accordance with this Section 3.1.2 (the “Development Plan”). [***].
3.1.3
Conduct of Development Activities. Each Party shall use Commercially Reasonable Efforts to conduct the Development Activities allocated to such Party in accordance with the Development Plan [***].
3.1.4
Ownership of and Rights to Collaboration Data. Notwithstanding anything to the contrary in this Agreement, as between the Parties, all Data generated in the course of the Parties’ performance under the Development Plan (including the conduct of all Development Activities) (such Data, “Collaboration Data”) shall be jointly owned by the Parties. Each Party hereby assigns, and shall cause its Affiliates and subcontractors to so assign, without additional compensation, to the other Party an indivisible, one-half interest in such Party’s right, title and interest in and to all Collaboration Data as is necessary to fully effect the joint ownership provided for in this Section 3.1.4. To the extent necessary in any jurisdiction to effect the purpose of the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid up, worldwide license under such Party’s rights, title, and interest in and to any Collaboration Data solely to exercise such Party’s internal use rights as set forth herein, without the right to sublicense except to its Affiliates and subcontractors performing activities on its behalf and subject to the same restrictions set forth in this Section. [***].
3.1.5
Subcontracting. Each Party shall have the right to subcontract Development Activities to any of its Affiliates without the prior written consent of the other Party. Neither Party shall have the right to subcontract Development Activities to any Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Alcon shall be deemed to have consented to any Third Party subcontractors listed on Schedule 3.1.5. With respect to any subcontractors, the Party engaging such subcontractors shall oversee (at its cost) the performance by such subcontractors of the subcontracted activities to ensure compliance with the requirements of this Agreement. Any agreement pursuant to which a Party engages a subcontractor shall: (a) be consistent with this Agreement; and (b) contain terms obligating such subcontractor to (i) comply with confidentiality provisions that are at least as protective of the other Party’s Confidential Information as those set forth in this Agreement, including those set forth in Article 10, and (ii) provide the other Party with equivalent rights with respect to any Know-How that is not generally known, Patents or other Intellectual Property rights arising from performance of the subcontracted activities as such other Party would have under this Agreement if such Know-How, Patents and other Intellectual Property rights had arisen from the performance of such activities by the Party engaging such subcontractors directly (for clarity, other than Improvements to such subcontractor’s background Intellectual Property, which may be retained by such subcontractor). Each Party shall use Commercially Reasonable Efforts to require each of its subcontractors to permit the other Party the right of audit and inspection of such subcontractor that is at least equivalent to those provided to the other Party with respect to the Party engaging such subcontractors under this Agreement. No subcontracting permitted under this Section 3.1.5 shall relieve a Party of any obligation under this Agreement. The Party engaging subcontractors shall remain responsible and liable for the acts and omissions of its subcontractors, and any act or omission of its subcontractors shall constitute the act or omission of such Party for all purposes hereunder.
3.1.6
Supply of Collaboration Products for Development; Transfer of Materials and Alcon Collaboration Know-How.
(a)
RxSight shall be solely responsible for (i) the supply of any Materials comprising the RxSight Technology and (ii) the Manufacture of Collaboration Products, in each case for use by or on behalf of RxSight and Alcon in the Development Activities and Additional Activities (if any), at no cost to Alcon. Alcon shall be solely responsible for the supply of any Alcon Materials necessary or reasonably useful for RxSight’s use in the Manufacture of Collaboration Products for use by or on behalf of RxSight and Alcon in the Development Activities and Additional Activities (if any), at no cost to RxSight. RxSight shall place purchase orders with Alcon for the supply of Alcon Materials for use in such Manufacturing, and Alcon shall place purchase orders with RxSight for the supply of prototype Collaboration Products or other Materials of RxSight for use in Alcon’s Development Activities or Additional Activities (if any). Each Party shall deliver, or arrange for delivery of, all Alcon Materials or prototype Collaboration Products (as applicable) specified in an accepted purchase order by the delivery date set forth therein[***]. Title to all Alcon Materials shall remain with Alcon until such Alcon Materials are consumed or used in the performance of such Manufacturing by RxSight, and title to all prototype Collaboration Products or other Materials of RxSight shall remain with RxSight until such prototype Collaboration Products or other Materials of RxSight are consumed or used in the performance of Alcon’s Development Activities or Additional Activities (if any). Each Party shall store all Alcon Materials or prototype Collaboration Products or other Materials of RxSight (as applicable) supplied by the other Party in its possession or control in a secure and safe environment, in accordance with the applicable Product Specifications (as defined in the Manufacturing and Supply Agreement), applicable requirements set forth in the Quality Agreement and all Applicable Laws.
(b)
Except to carry out and complete its Manufacturing obligations hereunder, the Development Activities in accordance with the Development Plan and Additional Activities

(if any), each Party agrees (i) not to transfer the Materials that it receives from the other Party for Development purposes to any Third Party (except to its permitted subcontractors that are bound by confidentiality and non-use no less restrictive than those provided in this Agreement) without the other Party’s prior written consent, (ii) not to use the other Party’s Materials for any purpose other than uses contemplated in the Development Plan or otherwise mutually agreed in writing by the Parties, (iii) not to analyze, reverse engineer or modify the other Party’s Materials except as contemplated by the Development Plan or otherwise mutually agreed by the Parties in writing, and (iv) upon completion of the Development Activities in accordance with this Agreement, to destroy or return to the other Party, at the other Party’s election and cost, all unused quantities of such Materials. Each Party covenants that the Materials of the other Party will be stored and disposed of in accordance with all Applicable Laws and the reasonable written instructions of the other Party.
(c)
Within [***] following the Effective Date, and on a continuing basis during the conduct of the Development Activities, Alcon shall disclose and transfer to RxSight all Know-How within the Licensed Alcon Intellectual Property. Upon RxSight’s request, Alcon shall provide reasonable assistance to RxSight in connection with understanding and using the Alcon Materials and Licensed Alcon Intellectual Property to enable RxSight to conduct the Development Activities allocated to RxSight. Such cooperation and assistance shall include Alcon making appropriate personnel available to assist RxSight from time to time as reasonably requested by RxSight, and providing the appropriate personnel of RxSight with access to the personnel of Alcon and its Affiliates in such manner as is reasonable in order to familiarize the personnel of RxSight with the Alcon Materials and Licensed Alcon Intellectual Property relevant to the Development and Manufacture of the Existing PanOptix Product and the Existing Vivity Product.
3.1.7
Expenses. Each Party shall be responsible for its own costs and expenses incurred or paid by it or its Affiliates in performing the Development Activities allocated to such Party in accordance with the Development Plan.
3.2
Phase 1 Feasibility Activities.
3.2.1
General; Delivery of Reports and Proposals. Promptly after the Effective Date, the Parties shall commence the Phase 1 Feasibility Activities specified in the Development Plan for each Collaboration Product to assess the viability, safety, effectiveness and functionality of such Collaboration Product. [***].
3.2.2
Phase 1 Deficiencies. [***].
3.2.3
Expert Determination. In the event of a good faith dispute between the Parties as to (a) whether a Phase 1 Deficiency exists, (b) whether a previously identified Phase 1 Deficiency has been remedied or (c) whether Development Futility exists, either Party may refer such dispute for resolution by an independent expert (the “Expert”). The Expert shall be an individual with substantial experience in medical device Development and regulatory matters, as mutually agreed by the Parties within [***] following a Party’s notice to the other Party that it is referring such dispute for resolution by an Expert. If the Parties are unable to agree on the Expert within such [***], the Expert shall be appointed by the International Centre for Dispute Resolution, acting solely as appointing authority and not in connection with any pending arbitration proceeding, in accordance with the appointment procedures set forth in the Rules referenced in Section 16.7. The Expert shall act as an independent expert and not as an arbitrator. Each Party shall submit a written statement of its position, together with supporting data, within [***] following appointment of the Expert, and may submit a brief reply within [***] thereafter. The Expert may request additional information from the Parties but shall not conduct any hearing unless deemed necessary. The Expert shall render a written determination within [***] after receipt of the final submissions, which determination shall be final and binding on both Parties absent manifest error. The costs of the Expert shall be borne by the Party whose position is adverse to the Expert’s position; provided that if the Expert finds some merit in both Parties’ positions, then the costs of the Expert shall be allocated among the Parties based on the relative merits of the Parties’ positions, as determined by the Expert. During the pendency of the Expert’s determination, the applicable Phase 1 Review Period shall be tolled.
3.2.4
Initiation of Phase 2 Regulatory Activities.
(a)
First Collaboration Product. [***]. For clarity, and notwithstanding anything to the contrary in this Agreement, the Feasibility Milestone Payment shall be payable only once, and no amounts shall be due to have RxSight initiate Phase 2 Regulatory Activities for any Collaboration Product other than the first Collaboration Product. Upon receipt of the Feasibility Milestone Payment, the updates to the Phase 2 Regulatory Activities set forth in the applicable Development Proposal shall be deemed adopted and incorporated into the Development Plan, and RxSight shall promptly initiate the Phase 2 Regulatory Activities for such first Collaboration Product.
(b)
Second Collaboration Product. [***]. For clarity, no payment shall be required to be made by Alcon to RxSight in connection with such election. Upon delivery of such notice, the updates to the Phase 2 Regulatory Activities set forth in the applicable Development Proposal shall be deemed adopted and incorporated into the Development Plan, and RxSight shall promptly initiate the Phase 2 Regulatory Activities for such Collaboration Product.
3.2.5
Termination for Development Failure.
(a)
Feasibility Met. If the Phase 1 Feasibility Requirements for the first Collaboration Product have been met in accordance with this Agreement and the Development Plan, but nevertheless Alcon does not make the Feasibility Milestone Payment prior to the expiration of the Phase 1 Review Period, this Agreement shall automatically terminate in its entirety pursuant to Section 11.5.1.
(b)
Feasibility Not Met. If the Phase 1 Feasibility Requirements for the first Collaboration Product have not been met in accordance with this Agreement and the Development Plan, or such Development Futility exists and therefore Alcon does not make the Feasibility Milestone Payment prior to the expiration of the Phase 1 Review Period, this Agreement shall automatically terminate in its entirety pursuant to Section 11.5.2.
(c)
Development Futility. If prior to completion of Development Activities with respect to a Collaboration Product, a Party determines, based on bona fide reasonable scientific or medical judgment exercised in good faith, that the (i) Phase 1 Feasibility Requirements will not be met for such Collaboration Product or (ii) such Collaboration Product will not obtain Regulatory Approval upon completion of the Development Activities, such that further conduct of Development Activities would be futile (“Development Futility”)[***]. In the event that the Parties agree in writing that such Development Futility exists, this Agreement shall automatically terminate with respect to such Collaboration Product pursuant to Section 11.5.2. In the event that the Parties do not agree in writing that such Development Futility exists, neither Party shall have the right to terminate this Agreement pursuant to this Section unless and until such dispute as to the existence of such Development Futility has been resolved by an Expert in accordance with Section 3.2.3.
3.3
Phase 2 Regulatory Activities.
3.3.1
General; Regulatory Submissions. In the event that RxSight receives the Feasibility Milestone Payment in accordance with Section 3.2.1 for the first Collaboration Product, each Party shall use Commercially Reasonable Efforts to conduct the Phase 2 Regulatory Activities allocated to such Party in accordance with the Development Plan[***].
3.3.2
Phase 2 Review Period. Following the completion of the Phase 2 Regulatory Activities for a Collaboration Product, if RxSight receives Regulatory Approval for such Collaboration Product from the FDA, RxSight shall promptly notify Alcon in writing thereof. Alcon shall have [***] following the date of receipt of such notice from RxSight with respect to the first Collaboration Product only to make the Approval Milestone Payment (“Phase 2 Review Period”). For clarity, no Approval Milestone Payment shall be payable with respect to the second or any subsequent Collaboration Product. In addition, notwithstanding the delivery of any such notice with respect to the first Collaboration Product, RxSight shall continue to conduct the Phase 2 Regulatory Activities for the second Collaboration Product in accordance with the Development Plan.
3.3.3
Failure to Continue Agreement. If Alcon does not make the Approval Milestone Payment prior to the expiration of the Phase 2 Review Period for the first Collaboration Product that is the subject of such Phase 2 Review Period, then this Agreement shall automatically terminate in its entirety pursuant to Section 11.5.3.
3.3.4
Additional Activities Prior to Phase 2. [***].
3.4
Reports. Each Party shall keep the JSC reasonably informed of its progress under the Development Plan by way of presentations at each meeting of the JSC and as otherwise set forth in the Development Plan or reasonably requested by the other Party; provided that, during the [***] following the Effective Date, RxSight shall have no obligation to provide technical updates except as expressly set forth in the Development Plan. Without limiting the foregoing, at each meeting of the JSC, each Party shall update the other Party regarding (a) the progress of Development Activities performed by it since the last JSC meeting under the Development Plan, and (b) the Data generated from such Development Activities; and in connection with the foregoing, each Party shall also make its personnel reasonably available via telephone or video conference to answer any questions raised by the other Party with respect to such updates. Each such update shall contain reasonable detail to enable the JSC to assess the Parties’ progress with respect to the Development Activities against the Development Plan. In addition, during any review period relating to a Development Report or feasibility assessment under this Agreement, Alcon may submit reasonable follow-up questions regarding the applicable Development Activities, Data, or conclusions set forth in such report, and RxSight shall respond in good faith by providing existing Data, information, analyses, and supporting materials reasonably available to it; provided that RxSight shall not be required to conduct additional Development Activities or generate new Data in response to such questions.
3.5
Assumption of Development Activities by Alcon. If RxSight admits, or if pursuant to Section 16.6 and 16.7 (modified such that all time periods set forth therein are reduced by [***] solely for purposes of this Section 3.5), it is finally determined, that RxSight has committed gross negligence, willful misconduct or fraud with respect to, its obligations to perform Development Activities as set forth in the Development Plan and in accordance with the terms and conditions of this Agreement and the timelines set forth in the Development Plan (each, a “Development Breach”), then Alcon shall have the right, at Alcon’s sole election, and without limitation to any other right or remedy available to Alcon, to assume and complete some or all of the applicable Development Activities and, if Alcon so elects:
3.5.1
Alcon may offset up to [***] of the direct FTE costs (including reasonably allocated overhead costs in accordance with Alcon’s Accounting Standard) and out-of-pocket costs reasonably incurred by Alcon in performing such Development Activities in accordance with the Development Plan against all amounts payable (including Milestone Payments, royalties or other payments) by Alcon or its Affiliates to RxSight under this Agreement, up to an aggregate amount of [***]; and
3.5.2
to the extent requested by Alcon in writing, RxSight shall promptly transfer control to Alcon or its designee of the applicable Development Activities and cooperate with Alcon to ensure a smooth and orderly transition thereof, including by:
(a)
[***];
(b)
[***];
(c)
[***]; and
(d)
[***].
3.6
Collaboration Product Changes.
3.6.1
Minor Upgrades. Each Party shall provide the other Party with reasonable advance written notice of any proposed Minor Upgrade that such Party desires to incorporate into a Hybrid PanOptix Product or Hybrid Vivity Product, as applicable, and shall supply updated Materials incorporating such Minor Upgrade to the other Party for such Party’s review and consideration. With respect to any Minor Upgrade proposed by Alcon, Alcon shall have the right, in its sole discretion, to direct that such Minor Upgrade be incorporated into the applicable Collaboration Product. With respect to any Minor Upgrade proposed by either Party, the JSC shall promptly convene to discuss and finalize an appropriate written plan for the implementation of such Minor Upgrade, including the sections that set forth the applicable technical, regulatory, commercial and market implementation approach, Development activities, timeline, responsibilities and budget (each a “Minor Upgrade Development Plan”). Each Minor Upgrade Development Plan shall provide for RxSight to conduct the Development activities necessary to implement the Minor Upgrade in a manner that minimizes disruptions to RxSight’s Manufacturing obligations under this Agreement. RxSight, as the holder of the applicable Regulatory Approvals (including any PMA), shall have primary responsibility for making an initial proposal regarding the regulatory strategy and pathway for any Minor Upgrade, with Alcon providing reasonable input, and the Parties shall collaborate in good faith with respect thereto (it being understood that any decision regarding the regulatory strategy and pathway shall be made by mutual agreement). The allocation of costs and expenses associated with the activities under each Minor Upgrade Development Plan shall be agreed in writing by the Parties. Each Party agrees not to unreasonably withhold, condition or delay agreement on each Minor Upgrade Development Plan.
3.6.2
Material Upgrades; Next-Generation Products. Each Party shall provide the other Party with reasonable advance written notice of (a) any Material Upgrade that it proposes to incorporate into a Hybrid PanOptix Product or Hybrid Vivity Product, as applicable, or (b) any proposal to Develop a new or next-generation version of a Collaboration Product, including any version incorporating Improvements to the Alcon Technology or RxSight Technology, pursuant to which the Parties would collaborate to Develop, Manufacture and Commercialize such product (each, a “Product Evolution”). Such notice shall include a reasonably detailed description of the proposed Material Upgrade or Product Evolution. Following such notice, the Parties shall discuss in good faith, through the JSC, whether and on what terms such Material Upgrade or Product Evolution should be incorporated into a Collaboration Product, including (i) the creation of a new written plan, (ii) allocation of financial responsibility for Development costs, (iii) any required updates to the Manufacturing and Supply Agreement, and (iv) any regulatory strategy and implications. The incorporation of any such Material Upgrade or Product Evolution into a Collaboration Product, and the terms applicable thereto, shall require the prior written agreement of both Parties.
Article 4.

GOVERNANCE
4.1
Alliance Managers. Within [***] following the Effective Date, each Party shall designate a single alliance manager for all of the activities contemplated under this Agreement (each, an “Alliance Manager”) who shall have sufficient seniority, experience and knowledge appropriate for managers with such alliance management responsibilities. Such Alliance Managers will be responsible for the day-to-day worldwide coordination of the collaboration contemplated by this Agreement and will serve to facilitate communication between the Parties. In addition, the Alliance Managers shall be responsible for calling JSC meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting. Each Party may change its designated Alliance Manager from time to time upon notice (e.g., by e-mail) to the other Party.
4.2
JSC. The Parties will establish a joint steering committee (the “JSC”), composed of two (2) senior personnel of each Party, each of whom will have the appropriate experience and expertise to perform its responsibilities on the JSC. Each Party shall designate one (1) of its representatives from time to time to submit such Party’s vote with respect to matters within the responsibilities of the JSC. Within [***] following the Effective Date, each Party will designate its initial members to serve on the JSC and notify the other Party in writing of the dates of availability for the first meeting of the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party. The JSC will have the following responsibilities:
4.2.1
provide a forum by which the Parties may share information regarding the overall strategy for the conduct of Development Activities under the Development Plan;
4.2.2
to discuss, monitor and coordinate all activities under the Development Plan, including discussing the deliverables required in the Phase 1 section of the Development Plan and discussing whether the success criteria specified in the Phase 1 section of the Development Plan have been met;
4.2.3
review, discuss and approve updates or amendments to the Development Plan on a periodic basis (and in no event less frequently than once each Calendar Quarter) and consider any proposed updates, amendments or modifications submitted by either Party;
4.2.4
discuss the Development Proposal for Phase 2 Regulatory Activities;
4.2.5
at least a quarterly basis, review and assess the progress of Development Activities against the Development Plan, including the Data generated and deliverables to be provided thereunder;
4.2.6
discuss whether to move forward with any Additional Activities (including any Clinical Trials) and approve the details of such Additional Activities, including the design any Clinical Trial, the protocol and approve the incorporation of such activities into the Development Plan, in each case in accordance with Section 3.3.4;
4.2.7
discuss, prepare and approve Minor Upgrade Development Plans in accordance with Section 3.6.1;
4.2.8
discuss whether and on what terms any Material Upgrade or Product Evolution should be incorporated into a Collaboration Product pursuant to Section 3.6.2, including the preparation of a written plan for implementation of such Material Upgrade;
4.2.9
discuss the anticipated date on which each Collaboration Product will receive Regulatory Approval, in accordance with Section 1.5 of the Manufacturing and Supply Agreement;
4.2.10
discuss training protocols for the LDD, and discuss and agree on training protocols for the Collaboration Products, Injector Systems, and Glasses, in each case in accordance with Section 6.5 of this Agreement; and
4.2.11
perform such other functions as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing.
4.3
JSC Decision Making. The Parties shall cause their respective members of the JSC to collaborate with one another, and perform their responsibilities under Section 4.2, in good faith. The JSC will make decisions regarding matters within its responsibilities under Section 4.2 unanimously, with each Party’s representatives collectively having one (1) vote, which vote shall be submitted on behalf of such Party by the representative designated by that Party from time to time pursuant to Section 4.2. In the event the JSC cannot reach agreement regarding any matter within the JSC’s responsibilities under Section 4.2 (“JSC Dispute”), such JSC Dispute shall first be referred for discussion and agreement between the Alliance Managers for a period of [***]. If the Alliance Managers are unable to reach agreement and recommend such agreement to the JSC as to such matter within [***], then either Party may elect to submit such JSC Dispute to the Parties’ Executive Officers, and if a Party makes an election to refer a matter to the Executive Officers, then the Executive Officers will use good faith efforts to promptly resolve JSC Dispute. If the Executive Officers are unable to reach consensus on any such JSC Dispute within [***] after its submission to them, then Alcon will have final decision-making authority with respect to such JSC Dispute; provided that, in exercising such authority, Alcon may not: [***].
4.4
Limitation on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC shall not have the power to amend, modify or waive compliance with this Agreement or decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
4.5
Meetings. The JSC shall hold meetings at such times as the Parties shall mutually determine, but in no event shall such meetings be held less frequently than once every Calendar Quarter. JSC meetings may be held in person or by audio or video teleconference, as may be agreed by the Parties. All in-person meetings shall alternate between locations designated by each Party. Each Party shall be solely responsible for the costs and expenses incurred by its representatives in attending any JSC meeting. No action taken or decision made at any JSC meeting shall be effective unless at least one (1) representative of each Party is participating. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided, that if either Party intends to have any Third Party attend such a meeting, then such Party shall provide at least [***] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement prior to attending such meeting.
4.6
Duration of JSC. The JSC will continue to exist until receipt of Regulatory Approval or until there is no longer a Collaboration Product under Development by RxSight, unless the Parties mutually agree to disband the JSC earlier. Upon disbandment of the JSC, any information required to be provided to the JSC under this Agreement shall be provided directly between the Parties, any meetings of the JSC shall be held instead between the appropriate subject matter experts of each Party, and any other matters required to be referred to or decided by the JSC shall be referred to such subject matter experts.

Article 5.

TECHNOLOGY DISCLOSURE
5.1
Technology Disclosure TC "3.1 Technology Transfer" \f C \l "2" . Promptly (and in any event, within [***]) after the end of the Development Term, or if earlier requested by Alcon pursuant to Section 3.4 or Section 16.9.2 (such date, the “Transition Date”), RxSight shall, and shall cause its Affiliates to, at its sole cost and expense, provide to Alcon (or its designees) true, complete and correct copies of all Data, Regulatory Documentation, and other Know-How in RxSight’s or any of its Affiliates’ possession or control that is necessary to enable Alcon (and its designees) to Commercialize the Collaboration Products, in each case to the extent not previously provided to Alcon. Following such transfer, RxSight shall, and shall cause its Affiliates to, on a continuing basis during the Term, promptly disclose and deliver to Alcon any additional Data, Regulatory Documentation or other Know-How that comes into existence after the Transition Date and is necessary to enable Alcon (and its designees) to Commercialize the Collaboration Products. For the avoidance of doubt, the foregoing obligations shall not require RxSight to transfer or disclose any RxSight Platform Technology. All transfers and disclosures under this Section 5.1 shall be made in English, via a secure file transfer service and in a format designated by and reasonably acceptable to Alcon.
5.2
Technical Assistance. Upon Alcon’s reasonable request, RxSight shall, at its sole cost and expense, provide reasonable technical assistance to Alcon in connection with understanding and using any Data, Regulatory Documentation or other Know-How disclosed pursuant to this Article 5, including by (a) making its employees, and using reasonable efforts to make its non-employee consultants, reasonably available to consult with Alcon on issues arising in the course of Alcon’s Commercialization of the Collaboration Products or in connection with any request related to a Collaboration Product from any Regulatory Authority, including regulatory, scientific, technical and pre-clinical or clinical testing issues, and (b) if requested by Alcon, furnishing such assistance on-site at the facilities of Alcon or its designee.
Article 6.

COMMERCIALIZATION, REGULATORY AND MANUFACTURING
6.1.1
Commercialization. Upon RxSight’s obtaining Regulatory Approval for each Collaboration Product, and subject to RxSight’s receipt of the Approval Milestone Payment, Alcon (itself or through its Affiliates or its or their Sublicensees or other Third Parties (including by contract sales forces or distributors)) shall have (a) the sole right, at its sole cost and expense, to Commercialize Collaboration Products in the Field in the Territory, and (b) the sole authority and discretion to make and control any and all decisions (or take any and all actions) with respect to Commercialization of Collaboration Products in the Territory. [***]. Notwithstanding the license grants under Section 2.1.2 as of the Effective Date, on a Collaboration Product-by-Collaboration Product basis, Alcon has no right to, and will not, Commercialize such Collaboration Product in the United States unless and until RxSight has obtained Regulatory Approval for such Collaboration Product.
6.2
Regulatory.

6.2.1
General. Except as otherwise expressly provided in this Agreement and subject to the other terms and conditions of this Agreement, RxSight shall have sole right and responsibility for conducting regulatory activities for Collaboration Products in the United States in accordance with this Agreement (and the Development Plan prior to Regulatory Approval for each Collaboration Product). Nothing in this Agreement shall be construed as requiring RxSight to conduct (a) subject to Section 6.2.3, any regulatory activities outside of the United States, or (b) any Clinical Trial for a Collaboration Product, in each case (a)-(b) unless mutually agreed to in writing by the Parties. RxSight shall (i) own all right, title and interest in and to any and all Regulatory Documentation (including all Regulatory Approvals) for all Collaboration Products in the United States, and all such Regulatory Documentation will be held in the name of RxSight or its designated Affiliate or other designee, (ii) diligently prepare, submit and maintain all Regulatory Documentation (including obtaining and maintaining Regulatory Approvals) for the Collaboration Products, and (iii) be responsible for all interactions with the applicable Regulatory Authorities (including written communications and meetings with Regulatory Authorities, safety management and adverse event reporting to the appropriate Governmental Authorities) relating to the Collaboration Products. RxSight shall submit a draft of any Regulatory Documentation for a Collaboration Product in the United States to Alcon for Alcon’s review [***].
6.2.2
Submission of First Regulatory Approval. Notwithstanding anything this Agreement, including Section 6.2.1, prior to RxSight’s submission of a Regulatory Approval for the first Collaboration Product, RxSight shall deliver such submission to Alcon in writing at least [***] prior to such submission (provided, that RxSight may omit or redact any RxSight Platform Technology or other confidential and commercially sensitive information of RxSight and its Affiliates). Alcon shall have the right to review and comment on such submission during such [***] period, and RxSight shall consider such comments in good faith.
6.2.3
Ex-U.S. Expansion. If Alcon desires to expand Commercialization of a Collaboration Product into one or more countries outside the United States, Alcon shall notify RxSight in writing and the Parties shall discuss in good faith the respective regulatory roles and responsibilities of each Party in connection with obtaining Regulatory Approval for such Collaboration Product in such country or countries (including the allocation of associated costs and expenses). If the Parties are unable to reach agreement on such regulatory roles and responsibilities, or if RxSight does not wish to participate in such regulatory activities, Alcon shall have the right to determine, in its reasonable discretion, whether to proceed with such regulatory activities; provided that the details of such regulatory activities must be mutually agreed in writing by the Parties through the JSC, taking into account the cost of such activities, the resources of the Parties and potential impacts of such regulatory activities on the Alcon Technology and RxSight Technology, and on the other products of the Parties; and provided further that RxSight will not unreasonably withhold its consent to details proposed by Alcon. Alcon shall reimburse RxSight for RxSight’s reasonable costs and expenses incurred in executing such regulatory activities. RxSight will be the holder of Regulatory Approvals in all countries except where it is not permitted by Applicable Law or where RxSight otherwise agrees.
6.2.4
Right of Reference. Alcon hereby grants, on behalf of itself and its Affiliates, to RxSight and its Affiliates and Sublicensees a right of reference, and any other authorization to incorporate by reference, to Regulatory Documentation submitted by Alcon or its Affiliates to any Regulatory Authority with respect to any Existing PanOptix Products and Existing

Vivity Products (each, a “Right of Reference”) solely to the extent necessary or reasonably useful for obtaining or maintaining Regulatory Approval for a Collaboration Product in accordance with the Development Plan. For the avoidance of doubt, such Right of Reference granted herein does not grant RxSight or any of its Affiliates or Sublicensees [***]. If requested by RxSight, Alcon shall provide a signed statement that authorizes such Right of Reference granted to RxSight and its Affiliates under this Section 6.2.4 if required by Applicable Laws or the Regulatory Authority in the applicable country or jurisdiction. In the event that any Affiliate, licensee or Third Party distributor of Alcon holds any Regulatory Documentation to which RxSight and its Affiliates is granted a Right of Reference under this Section 6.2.4, Alcon shall cause such Affiliate, Sublicensee or Third Party distributor to grant a Right of Reference to RxSight and its Affiliates to the same extent that Alcon is granting such Right of Reference under this Section 6.2.4. [***]. In the event of a termination of this Agreement pursuant to which Section 12.7 applies, this Section 6.2.4 shall survive such termination during the Reversion Term.
6.2.5
Clinical Trial Disclosures. The Parties shall jointly determine the appropriate timing for publicly disclosing the existence of, and the results from, any Clinical Trials conducted for a Collaboration Product, provided that neither Party may withhold its consent to permit public disclosure of the existence of or any results from any Clinical Trials conducted for a Collaboration Product if such public disclosure is necessary (in the reasonable opinion of counsel) for a Party to comply with Applicable Laws (including rules of any stock exchange).
6.2.6
Recalls. On and after the First Commercial Sale of a Collaboration Product, if a Material Safety Issue has occurred, RxSight shall have the sole right to determine whether to initiate a recall, market withdrawal, or any other field safety corrective action of any affected Collaboration Product, provided that RxSight shall reasonably consult with Alcon on such determination. RxSight shall have ultimate responsibility for and control over the conduct any recall or market withdrawal of any such Collaboration Product or other corrective action in any country in the Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted, provided that Alcon shall be responsible for the implementing thereof and Alcon shall, and shall cause its Affiliates to, reasonably support and cooperate with RxSight, as may be reasonably requested by RxSight, in conducting any such recall, market withdrawal or corrective action. If Alcon believes that a recall, market withdrawal, or any other field safety corrective action should be initiated, Alcon shall provide RxSight with prompt written notice of such requirement and the proposed scope of such action and RxSight shall consider such information in good faith. In the event that any recall, market withdrawal or field safety corrective action with respect to a Collaboration Product is initiated pursuant to this Section 6.2.6 and is primarily attributable to RxSight, RxSight shall reimburse Alcon for all reasonable, documented out-of-pocket costs and expenses incurred by Alcon in connection with such recall, market withdrawal or field safety corrective action. Alcon shall have the right to offset any such reimbursable amounts against any Royalties owed to RxSight under this Agreement. For purposes hereof, a recall, market withdrawal or field safety corrective action shall be deemed “primarily attributable to RxSight” if it [***]. If a [***] is initiated with respect to a Collaboration Product and the reason for such recall is not solely attributable to Alcon or Alcon Technology, then the Minimum Royalty Payment obligations set forth in Section 7.3.3 (to the extent still applicable) for such Collaboration Product shall be suspended for the period beginning on the date such [***] is initiated and ending on the date on which Net Sales volumes for such Collaboration Product return to levels substantially consistent with the Net Sales volumes achieved immediately prior to such

[***] as reasonably determined by the Parties in good faith. Any Minimum Royalty Payment shortfall for the Calendar Year in which such suspension occurs shall be prorated to exclude the period of such suspension.
6.2.7
Materiovigilance Agreement. The Parties shall cooperate with respect to the reporting and handling of safety and vigilance information involving or relating to the Collaboration Products to the extent required by Applicable Laws. Promptly following Alcon’s payment of the Approval Milestone Payment, the Parties shall enter into a written agreement containing customary terms that will govern the exchange of adverse events and other safety and vigilance information reporting obligations relating to the Collaboration Products (the “Materiovigilance Agreement”) to ensure that such adverse events, incidents and other safety and vigilance information are timely exchanged and reported to the relevant Regulatory Authorities in compliance with Applicable Laws and the requirements of Regulatory Authorities. In the event that a Materiovigilance Agreement is not so required in a country, if requested by either Party in writing, the Parties shall enter into a high-level written agreement that will govern the exchange of validated safety signals and other safety or vigilance information for the Collaboration Products.
6.3
Manufacturing.
6.3.1
General. Subject to the terms and conditions of this Agreement and the Manufacturing and Supply Agreement, as between the Parties, RxSight shall be primarily responsible for the conduct of all Manufacturing of Collaboration Products for Alcon’s Commercialization of Collaboration Products, but in all cases subject to Alcon’s timely and adequate supply of Alcon Materials to RxSight in accordance with the Manufacturing and Supply Agreement and the Quality Agreement.
6.3.2
[***].
6.3.3
Quality Agreement. Prior to commencement of any supply under the Manufacturing and Supply Agreement, RxSight and Alcon LLC shall enter into one or more quality agreements (the “Quality Agreement”) in accordance with the Manufacturing and Supply Agreement.
6.4
Light Delivery Device™.
(a)
Commercialization. Beginning upon payment of the Approval Milestone Payment and until such time as the LDD Distribution Agreement has been entered into pursuant to Section 6.4(b), during the Term, as between the Parties RxSight shall be solely responsible for the servicing and installation of the LDD install base in the United States used in connection with Collaboration Products and shall use Commercially Reasonable Efforts to comply with its obligations under Sections 6.4(a)(i) through 6.4(a)(iv) in the United States.
(i)
Account Coordination. The Parties shall promptly establish mutually agreed written coordination protocols with respect to LDD placement and servicing in accounts at which Collaboration Products are to be sold. [***]. For the avoidance of doubt, RxSight shall have sole authority to determine LDD pricing and commercial terms.

(ii)
Installation. In addition to RxSight’s obligations under Section 6.4(a), RxSight shall track [***].
(iii)
Servicing. In addition to RxSight’s obligations under Section 6.4(a), RxSight shall be solely responsible for the initiation and resolution of all LDD service calls relating to the use of the LDD in connection with Collaboration Products. RxSight shall track [***]. If [***], Alcon shall have the right, but not the obligation, to provide reasonable support to RxSight in connection with LDD servicing until such time as RxSight has demonstrated, to Alcon’s reasonable satisfaction, that such average time has been reduced below such threshold.
(iv)
Complaints. Alcon shall promptly forward to RxSight any and all complaints received by Alcon with respect to the LDD in connection with Collaboration Products. RxSight shall be solely responsible for handling and resolving all such complaints in accordance with Applicable Laws.
(b)
LDD Step-In Rights. [***].
(c)
LDD Distribution Agreement. At any time after payment of the Feasibility Milestone Payment, at the request of either Party, the Parties shall engage in good faith negotiations with respect to the terms and conditions of a non-exclusive distribution and supply agreement (the “LDD Distribution Agreement”) pursuant to which RxSight would Manufacture and supply the LDD to Alcon, and Alcon would sell and distribute the LDD in the United States (or elsewhere in the Territory) during the Term as necessary for use in connection with Collaboration Products.
6.5
Training. [***].
Article 7.

FINANCIAL PROVISIONS
7.1
Upfront Payment. In partial consideration for the rights granted to Alcon pursuant to this Agreement and subject to the terms and conditions of this Agreement, Alcon shall pay to RxSight a one-time upfront payment of Sixty Million Dollars ($60,000,000) (the “Upfront Payment”), which shall be due and payable by Alcon no later than [***] following the Effective Date.
7.2
Milestone Payments.
7.2.1
Feasibility Milestone Payment. During the Phase 1 Review Period for the first Collaboration Product, Alcon shall have the right, in its sole discretion, to elect to pay a one-time payment to RxSight of Seventy Million Dollars ($70,000,000) (the “Feasibility Milestone Payment”). Once paid, the Feasibility Milestone Payment shall be non-refundable and non-creditable against any other amounts due under this Agreement, except as expressly provided in Section 7.3.7(a)(iii)(D). For clarity, and notwithstanding anything herein to the contrary, the Feasibility Milestone Payment shall be payable only once, and no amounts shall be due to have RxSight initiate Phase 2 Regulatory Activities for the second or any subsequent Collaboration Product.

7.2.2
Regulatory Submission Milestone Payment. Alcon shall pay a one-time payment to RxSight of an amount equal to Thirty Million Dollars ($30,000,000) (such amount, the “Regulatory Submission Milestone Payment”) upon RxSight’s initial submission of all required Regulatory Documentation for FDA consideration for Regulatory Approval for the first Collaboration Product as evidenced by acceptance of the application for substantive review. Once paid, the Regulatory Submission Milestone Payment shall be non-refundable and non-creditable against any other amounts due under this Agreement, except as expressly provided in Section 7.3.7(a)(iii)(D). For clarity, and notwithstanding anything herein to the contrary, the Regulatory Submission Milestone Payment shall be payable only once, and no amounts shall be due if RxSight submits a Regulatory Approval for a second Collaboration Product or any other product Developed in connection with this Agreement.
7.2.3
Approval Milestone Payment. During the Phase 2 Review Period for the first Collaboration Product, Alcon shall have the right, in its sole discretion, to elect to pay a one-time payment to RxSight of an amount equal to Forty Million Dollars ($40,000,000) (such amount, the “Approval Milestone Payment”) in accordance with Section 3.3.2. Once paid, the Approval Milestone Payment shall be non-refundable and non-creditable against any other amounts due under this Agreement, except as expressly provided in Section 7.3.7(a)(iii)(D). For clarity, and notwithstanding anything herein to the contrary, the Approval Milestone Payment shall be payable only once, and no amounts shall be due if Regulatory Approval is received for the second or any subsequent Collaboration Product.
7.3
Royalties.
7.3.1
Royalty Payments. In partial consideration for the rights granted to Alcon pursuant to this Agreement and subject to the terms and conditions of this Agreement, during the Term, on a Collaboration Product-by-Collaboration Product basis, Alcon shall pay to RxSight a royalty at a rate of thirty percent (30%) of Net Sales of a Collaboration Product (the “Royalty”) in accordance with this Section 7.3. Royalties shall be payable only once with respect to the same unit of Collaboration Product.
7.3.2
Royalty Pre-Payment. With respect to the [***] of all Collaboration Products supplied by or on behalf of RxSight pursuant to the Manufacturing and Supply Agreement, Alcon shall, in addition to the transfer price for each such unit of Collaboration Product, prepay a portion of the Royalty in the amount of [***] (“Royalty Pre-Payment”). Alcon shall have the right to (a) offset all Royalty Pre-Payment amounts paid to RxSight against future Royalty payment obligations under this Agreement, and (b) count such Royalty Pre-Payment amounts paid to RxSight towards the Minimum Royalty Payment for such Calendar Year, including for purposes of calculating the True-Up Payment.
7.3.3
Minimum Royalty Obligation. Subject to Section 7.3.5, following the First Commercial Sale of a Collaboration Product during the Term, beginning on January 1 of the Calendar Year following the Calendar Year in which such First Commercial Sale occurs (which shall be Calendar Year 1 for purposes of the table below), and each Calendar Year thereafter (which successive Calendar Years shall be Calendar Year 2, Calendar Year 3, and so on, for purposes of the table below) for any Calendar Year with respect to which Alcon has not paid to RxSight an aggregate Royalty in excess of the applicable amount (the “Minimum Royalty

Payment”) set forth in the table below corresponding to the applicable Calendar Year (each, a “Shortfall Year”), then[***][***].

Calendar Year	Minimum Royalty Payment (inclusive of applicable amounts counted pursuant to Section 7.3.2)
1	[***]
2	[***]
3	[***]
4	[***]
5	[***]
6	[***]
7	[***]
8	[***]
9 and thereafter	[***]

7.3.4
Failure to Make Minimum Royalty Payments. If Alcon fails to make any True-Up Payment that has become due and payable under Section 7.3.3, then, effective as of the first day of the Calendar Year following such Shortfall Year:
(a)
the Minimum Royalty Payment obligations set forth in Section 7.3.3 shall terminate and no further Minimum Royalty Payments shall be owed by Alcon;
(b)
following Regulatory Approval of the first Collaboration Product, the Parties shall negotiate in good faith for a period of [***] (with such period being automatically extended for so long as the Parties continue to negotiate in good faith) and finalize and execute a co-promotion agreement setting forth the rights and obligations of the Parties with respect to Demand Generation Activities for the Collaboration Products, incorporating the key terms set forth in Exhibit E, together with such other customary terms as may be agreed by the Parties (such agreement, the “Co-Promotion Agreement”), provided that [***], then either Party may elect, by written notice to the other Party, to refer the remaining unresolved terms of the Co-Promotion Agreement to the Executive Officers for good faith resolution for a period of [***] following such notice, and if the Executive Officers are unable to resolve such unresolved terms within such [***] period, then either Party may elect, by written notice to the other Party, to submit negotiation of the Co-Promotion Agreement to Baseball Arbitration;
(c)
thereafter, the Royalty rate payable by Alcon under Section 7.3.1 shall be increased to [***] of Net Sales of each Collaboration Product solely with respect to Net Sales in excess of the highest annual Net Sales achieved by Alcon for such Collaboration Product in any Calendar Year (the “High Water Mark”), and for clarity, the Royalty rate set forth in Section 7.3.1 shall continue to apply to all Net Sales up to such High Water Mark; and

(d)
the right of first negotiation granted to Alcon under Section 2.7 shall terminate.

The remedies set forth in this Section 7.3.4 are RxSight’s sole and exclusive remedy in the event that Alcon fails to make any True-Up Payment that has become due and payable under Section 7.3.3.

7.3.5
Second Collaboration Product Approval Delay. Notwithstanding anything to the contrary in this Agreement, if Regulatory Approval for the second Collaboration Product has not been obtained within [***] following the initial Regulatory Approval of the first Collaboration Product (provided that such period shall be extended by the amount of time that is reasonably attributable to any delay in the Development of the second Collaboration Product resulting from Alcon’s breach of its obligations under this Agreement or any Ancillary Agreement), then, effective as of the first day of the Calendar Quarter following the expiration of such [***] period (as extended, if applicable), each Minimum Royalty Payment set forth in Section 7.3.3 that becomes due thereafter shall be reduced by [***] until such time as Regulatory Approval for the second Collaboration Product is obtained, at which time the original amounts set forth in Section 7.3.3 shall be restored.
7.3.6
Royalty Reductions. With respect to the royalty rate set forth in Section 7.3.1, the following shall apply:
(a)
No Valid Claim. At any time during the Term, solely with respect to Royalties arising from Net Sales of a Collaboration Product in the U.S., if such Collaboration Product is not Covered by one (1) or more Valid Claim(s) of a Licensed RxSight Patent in the U.S., then the Royalty rate set forth in Section 7.3.1 for such Collaboration Product in the U.S. shall be reduced to [***] for the remainder of the Term.
(b)
Most Favored Nation Pricing. If Alcon or any of its Affiliates or Sublicensees is required in the United States under Applicable Law to reduce the price charged for the sale of a Collaboration Product in the United States based on the price of such Collaboration Product outside of the United States (“MFN Pricing”), then the Royalty rate in Section 7.3.1 or the Minimum Royalty Payment, as applicable, for such Collaboration Product in the United States during the Calendar Quarter in which such MFN Pricing applies, and for the remainder of the Term, shall be reduced by [***], after giving effect to any reductions under Section 7.3.6(a).
(c)
Royalty Floor. In no event shall the royalty reductions of this Section 7.3.7 cumulatively reduce the Royalty to less than [***] in any given country in the Territory.
7.3.7
Royalty Adjustment Owing to a Restricted Product. If, at any time following Regulatory Approval of a Collaboration Product, RxSight, any of its Affiliates, or any RP Third Party Develops or Manufactures any Restricted Product, then, RxSight shall notify Alcon in writing of such, and notwithstanding anything to the contrary in this Agreement, the following shall apply:
(a)
If, as of such date, Alcon’s obligation to make Minimum Royalty Payment obligations under Section 7.3.3 has not terminated pursuant to Section 7.3.4(a) then:

(i)
[***].
(ii)
[***]; and
(iii)
as of the date of First Commercial Sale of a Restricted Product by RxSight, any of its Affiliates, or any RP Third Party:
(A)
[***];
(B)
[***];
(C)
[***];
(D)
[***].
(b)
If, as of such date, Alcon’s obligation to make Minimum Royalty Payment obligations under Section 7.3.3 has terminated pursuant to Section 7.3.4(a) then:
(i)
[***]; and
(ii)
[***]:
(A)
[***];
(B)
[***].
(c)
[***].
(d)
[***].
7.3.8
Payment; Reports. Royalty payments due by Alcon to RxSight under this Section 7.3 will be calculated and reported for each [***], which amounts shall be converted to Dollars in accordance with Section 8.1. During the Term and following the First Commercial Sale of a Collaboration Product, (a) as soon as reasonably practicable, but in no event later than [***], Alcon shall provide RxSight a report providing its good faith, non-binding estimate of Net Sales of Collaboration Products in the Territory during the [***], and (b) within the earlier of (a) [***] after the end of [***] [***], and (b) [***], Alcon shall provide RxSight with a final report setting forth, with respect to [***], on a Collaboration Product-by-Collaboration Product basis: (i) Net Sales of the Collaboration Product by Alcon and its Affiliates and its and their Sublicensees in the Territory, on a country-by-country basis, and a breakdown of the deductions taken to calculate Net Sales, (ii) amount of Royalty Pre-Payment allocated to [***], and (iii) the Royalties due on such Net Sales. RxSight shall submit an invoice to Alcon with respect to the Royalty amount due. Alcon shall pay such Royalty amount within [***] after receipt of the invoice.
7.4
Third Party Rights Covering the Collaboration Product. RxSight shall be responsible for all payments and related reporting obligations, if any, owed to Third Parties under any license and other agreements entered into by or on behalf of RxSight or any of its Affiliates and existing as of the Effective Date, pursuant to which RxSight or any of its Affiliates has rights or obligations with respect to any Collaboration Product or the Exploitation thereof, including any license and other agreements relating to RxSight Technology. All such payments and reports shall be made and delivered promptly by RxSight in accordance with the terms of the applicable license or other agreement. Subject to Section 7.3.6(a), Alcon shall be responsible for all payments and related reporting obligations, if any, owed to Third Parties under any license and other agreements entered into by or on behalf of Alcon or any of its Affiliates and existing as of the Effective Date, pursuant to which Alcon or any of its Affiliates has rights or obligations with respect to any Collaboration Product or the Exploitation thereof, including any license and other agreements relating to Alcon Technology. All such payments and reports shall be made and delivered promptly by Alcon in accordance with the terms of the applicable license or other agreement.
Article 8.

REPORTS AND PAYMENT TERMS
8.1
Payment Currency and Exchange Rate. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee. Unless otherwise specified in this Agreement, all amounts shall be invoiced by the payee and paid by the payor within [***] following receipt of the applicable invoice. When conversion of payments from any currency other than Dollars is required, conversion shall be made to Dollars in a manner consistent with the Accounting Standard of the Party making the conversion and such Party’s normal practices used to prepare its audited financial statements.
8.2
Set Off. Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to offset any amounts owed to it by the other Party under this Agreement against any amounts otherwise payable by such Party to the other Party under this Agreement, including any Milestone Payments, Royalties or other payments, provided that such offset right may only be exercised with respect to amounts that are due, payable and undisputed, or finally determined pursuant to this Agreement.
8.3
Records and Audits.
8.3.1
Alcon shall keep, and shall cause its Affiliates and its and their Sublicensees and subcontractors to keep, complete and accurate financial books and records to the extent necessary to ascertain properly and to verify any payments for Royalties. Such books and records shall be kept for such period of time required by Applicable Laws, but no less than [***] following the end of the Calendar Year to which they pertain. RxSight shall have the right, but not more than once each Calendar Year during the Term and [***] thereafter, to have an internationally-recognized independent accounting firm appointed by RxSight and reasonably acceptable to Alcon (the “Auditor”) to inspect Alcon’s books and records maintained pursuant to this Section 8.2 (including any books and records of its Affiliates) solely for the purpose of determining the accuracy of (a) any payments for Royalties due hereunder and (b) the withholding taxes, if any, required by Applicable Laws to be withheld. No period will be audited more than once (unless an audit or inspection reveals a material inaccuracy in reports made under this Agreement, in which case it may be repeated within such Calendar Year) and each audit must be reasonable in scope. The Auditor shall keep confidential any information obtained during such inspection in accordance with the confidentiality agreement entered into with Alcon pursuant to Section 8.3.3 and shall report to RxSight only the amounts of payments due and payable. No other information shall be shared. Such audits shall be exercised during normal business hours upon reasonable prior written notice to Alcon. RxSight shall bear the full cost of such audit unless such audit discloses an underpayment by Alcon for Royalties of more than [***] of the amount due under this Agreement for the audited period that was due to an error in an invoice or report by Alcon, in which case, Alcon will pay the reasonable and documented fees of the Auditor.
8.3.2
The Auditor shall act as an independent expert and not as an arbitrator. The Auditor shall provide its audit report and basis for any determination to Alcon at the time such report is provided to RxSight before it is considered final. Either Party shall have the right, within [***] following receipt of the Auditor’s final report, to dispute any findings set forth therein by delivering to the other Party and the Auditor a reasonably detailed written notice describing the basis for such dispute. Upon receipt of such notice, the Auditor, acting as an independent expert, shall review the disputed matters in good faith and issue a revised determination, limited to such disputed matters, within [***]. Either Party that disagrees with such revised determination following such process may submit such disputed matter for resolution in accordance with the dispute resolution procedures set forth in Section 16.6.
8.3.3
If, following the final resolution of any audit (including any dispute resolution pursuant to this Section 8.2), it is determined that additional amounts are owed by Alcon to RxSight, or that amounts were overpaid by Alcon to RxSight, then Alcon shall pay such additional amounts, or RxSight shall refund such overpayments to Alcon, as applicable, within [***] after such final determination.
8.3.4
The auditing Party shall treat all information subject to review under this Section 8.2 in accordance with the confidentiality provisions of Article 10, and Alcon shall not be obligated to provide any information to the Auditor until the Auditor has entered into a reasonably acceptable confidentiality agreement with Alcon.
8.4
Taxes.
8.4.1
Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, Taxes (including Indirect Taxes such as sales Tax) payable with respect to their efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective, including by completing and filing documents required or permitted under the provisions of any Applicable Laws in connection with a claim of exemption from, or entitlement to a reduced rate of, withholding Taxes or in connection with any claim to a refund of or credit for any payment of such Taxes.
8.4.2
Payment of Tax. The Upfront Payment, Milestone Payments, Royalties and other amounts payable by Alcon to RxSight pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all Taxes, except for any withholding Taxes required by Applicable Laws. Except as provided in this Section 8.4.2, RxSight shall be solely responsible for paying any and all Taxes (other than withholding Taxes required by Applicable Laws to be deducted from Payments and remitted by Alcon) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Alcon shall deduct or withhold from the Payments any Taxes that it is required by Applicable Laws to deduct or withhold. Notwithstanding the foregoing, if RxSight is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, any applicable withholding Tax, it may deliver to Alcon or the appropriate Governmental Authority (with the assistance of Alcon to the extent that this is reasonably required and is expressly requested in writing) a completed Internal Revenue Service Form 6166 and such other documentation as reasonably required under Applicable Laws (including Swiss tax laws) to reduce the applicable rate of withholding or to relieve Alcon of its obligation to withhold such Tax, and Alcon shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Alcon has received evidence, in a form satisfactory to Alcon, of RxSight’s delivery of all applicable forms (and, if necessary, evidence, in a form satisfactory to Alcon, of RxSight’s receipt of appropriate authorization from a Governmental Authority) at least [***] prior to the time Payments are due. If, in accordance with the foregoing, Alcon withholds any amount of Tax, it shall pay to RxSight the net balance when due, make timely payment to the proper Tax authority of the withheld amount and send to RxSight proof of such payment within [***] following such payments.
8.4.3
Indirect Taxes. All amounts mentioned in this Agreement are exclusive of any value added, goods and services, sales, use, excise, consumption, and other similar indirect Taxes (“Indirect Taxes”). RxSight shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at RxSight’s place of business, which is the U.S. as of the Effective Date. If any Indirect Taxes are due based on local law, RxSight will be allowed to add the amount of Indirect Taxes to the amounts mentioned in this agreement and invoice the net amount plus the applicable Indirect Taxes.
8.4.4
Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, if as a result of a Party assigning, transferring, or conveying rights under this Agreement to an Affiliate or changing its tax domicile, additional Taxes become due that would not otherwise have been due hereunder with respect to payments under this Agreement, then such Party will be responsible for all such additional withholding Taxes.
8.5
No Projections. RxSight and Alcon acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Collaboration Product. NEITHER RXSIGHT NOR ALCON MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY COLLABORATION PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH COLLABORATION PRODUCT WILL BE ACHIEVED.
8.6
Late Payments. In the event that any undisputed payment due under this Agreement is not made when due, the undisputed payment shall accrue interest from the date due at a rate per annum equal to [***] for the date on which such payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

8.7
Disputed Payments. If a Party disputes an invoice or portions thereof or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Section 16.6.
Article 9.

INTELLECTUAL PROPERTY RIGHTS
9.1
Inventorship. Inventorship and the determination of whether any Know-How (including inventions) are discovered, developed, created, conceived or reduced to practice by a Party will, for purposes of this Agreement, be determined in accordance with U.S. patent laws irrespective of where such discovery, development, creation, conception or reduction to practice occurs.
9.2
Ownership of Intellectual Property.
9.2.1
Background Intellectual Property. Each Party shall solely own and retain all right, title and interest in and to any and all Intellectual Property that such Party or its Affiliates (or its or their (sub)licensees/Sublicensees): (a) Controls as of the Effective Date; or (b) discovers, develops, creates, conceives or reduces to practice or acquires (whether by license, exercise of option, acquisition or otherwise) outside of this Agreement.
9.2.2
Arising Intellectual Property. With respect to Intellectual Property which may arise during the Term pursuant to activities performed in the scope of this Agreement (including the Development Activities), the following shall apply:
(a)
Alcon Arising Intellectual Property. All Intellectual Property that solely relates to, or otherwise constitutes an Improvement solely to, any Alcon Technology, regardless of whether such Intellectual Property is generated solely by or on behalf of Alcon, solely by or on behalf of RxSight, or jointly by or on behalf of Alcon and RxSight, shall be owned exclusively by Alcon (“Alcon Arising Intellectual Property”). RxSight shall promptly notify Alcon upon the generation of any Alcon Arising Intellectual Property, and RxSight hereby assigns all right, title, and interest in and to such Alcon Arising Intellectual Property to Alcon. For the avoidance of doubt, all Intellectual Property which may arise during the Term pursuant to activities performed in the scope of this Agreement (including the Development Activities) that is related to any diffractive or EDOF optical design of a Collaboration Product (provided that such diffractive or EDOF optical design is contributed at least in part by the Alcon Materials) shall be considered an Improvement to the Alcon Technology and shall constitute Alcon Arising Intellectual Property.
(b)
RxSight Arising Intellectual Property. All Intellectual Property that solely relates to, or otherwise constitutes an Improvement solely to, any RxSight Technology, regardless of whether such Intellectual Property is generated solely by or on behalf of Alcon, solely by or on behalf of RxSight, or jointly by or on behalf of Alcon and RxSight, shall be owned exclusively by RxSight (“RxSight Arising Intellectual Property”). Alcon shall promptly notify RxSight upon its generation of any RxSight Arising Intellectual Property, and Alcon hereby assigns all right, title, and interest in and to such RxSight Arising Intellectual Property to RxSight.

(c)
Other Arising Intellectual Property. Except as set forth in Section 9.2.2(a) and Section 9.2.2(b), ownership of Intellectual Property which arises during the Term pursuant to activities performed in the scope of this Agreement (including the Development Activities) shall follow inventorship (“Other Arising Intellectual Property”). All Other Arising Intellectual Property that is generated jointly by or on behalf of Alcon and RxSight, shall be owned jointly by the Parties (“Joint Arising Intellectual Property”). Each Party has an undivided one‑half (1/2) interest in Joint Arising Intellectual Property, without a duty of accounting to the other Party except as set forth in this Agreement. Each Party hereby assigns, and shall cause its Affiliates, (sub)licensees, and contractors (and its and their employees or agents) to so assign (or, in the case of subcontractors, use commercially reasonable efforts to cause such subcontractors to assign or license), to the other Party, without additional compensation, such right, title and interest in and to any Joint Arising Intellectual Property, as is necessary to fully effect the joint ownership provided for in this Section 9.2.2(c). To the extent necessary in any jurisdiction to effect the purpose of the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid up, worldwide license under such Party’s rights, title, and interest in and to any Joint Arising Intellectual Property solely to exercise such Party’s internal use rights as set forth herein, without the right to sublicense except to its Affiliates and subcontractors performing activities on its behalf and subject to the same restrictions set forth in this Section. During the Term and thereafter, RxSight (a) shall not, and shall ensure that its Affiliates and Sublicensees do not, use any Joint Arising Intellectual Property to research, Develop, Manufacture, Commercialize, or otherwise Exploit any Restricted Product; and (b) shall not, and shall ensure that its Affiliates and Sublicensees do not, license, assign, disclose or grant any rights to Joint Arising Intellectual Property to any Third Party (other than customers, distributors, subcontractors, consultants, agents and similar Persons conducting activities on behalf of RxSight in connection with a product that uses Joint Arising Intellectual Property in manner that complies with this Section 9.2.2(c)), in each case without the prior written consent of Alcon, such consent not to be unreasonably withheld, conditioned or delayed. To the extent RxSight intends to use any Joint Arising Intellectual Property as part of its submission for Regulatory Approval for any product that is not a Restricted Product, RxSight shall provide Alcon with reasonable advanced notice of such planned use of (provided that RxSight shall not have any obligation to disclose its Confidential Information about such product), and shall reasonably consider in good faith Alcon’s comments regarding the potential adverse impact of such planned use on a Collaboration Product.
(d)
Exclusion of Subcontractor Activities. For the purposes of determining ownership of Intellectual Property under this Section 9.2.2, (i) in no event shall RxSight’s or its Affiliate’s or subcontractor’s conduct of activities under this Agreement be deemed to be activities conducted on behalf of Alcon, and (ii) in no event shall Alcon’s or its Affiliate’s or subcontractor’s conduct of activities under this Agreement be deemed to be activities conducted on behalf of RxSight.
9.2.3
Assignments; Cooperation. Each Party represents and covenants that all of its and its Affiliates and its and their (sub)licensees’ employee(s), contractor(s) and agent(s), in each case, who perform activities under this Agreement, are or will be obligated under a binding written agreement to, or otherwise did, assign to such Party (or, if such Party is unable to cause such Person to agree to such assignment obligation despite using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) all Intellectual Property discovered, developed, created, conceived or reduced to practice by such employee(s), contractor(s) or other agent(s) under or in connection with this Agreement, except where Applicable Laws require otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained). Each Party shall execute and deliver all such documents, instruments and other papers and take all such other action that the other Party may reasonably request in order to effect the provisions of this Article 9.
9.3
Prosecution and Maintenance.
9.3.1
Alcon-Owned Patents. As between the Parties, Alcon shall have the sole right, but not the obligation, to Prosecute and Maintain all Patents that Alcon owns in the Territory (including all Patents that constitute Alcon Arising Intellectual Property), using counsel of its choice, in each case, at its sole cost and expense.
9.3.2
Licensed RxSight Patents.
(a)
Control. As between the Parties, RxSight shall have the first right, but not the obligation, to Prosecute and Maintain the Licensed RxSight Patents in the Territory, using counsel of its choice, in each case, at its sole cost and expense. RxSight shall keep Alcon reasonably informed of all filings, correspondence, and other communications RxSight sends to or receives from any patent office or agency relating to the Prosecution and Maintenance of the Licensed RxSight Patents.
(b)
Procedures; Step-In. If, as between the Parties, after RxSight’s receipt of the Approval Milestone Payment, RxSight is considering whether to cease to Prosecute and Maintain a Licensed RxSight Patent (including to conduct a defense proceeding as set forth in the definition of “Prosecute and Maintain”) in a country in the Territory, RxSight shall consult with Alcon regarding such potential decision and consider in good faith any comments or feedback provided by Alcon. If RxSight thereafter decides not to Prosecute and Maintain such Licensed RxSight Patent, RxSight shall provide reasonable prior written notice (but not less than [***] prior to (a) express abandonment of such Licensed RxSight Patent, or (b) a final, non-extendable deadline for a patent filing, filing of a response, or making of a payment to a patent office) to Alcon of such intention. If RxSight does not have a bona fide strategic reason for choosing to cease Prosecution and Maintenance of a Licensed RxSight Patent that is a Product-Specific Patent, Alcon shall thereupon have the option, but not the obligation, to assume the control and direction of the Prosecution and Maintenance of such Licensed RxSight Patent that is a Product-Specific Patent at its sole cost and expense in such country. In such event, the applicable Licensed RxSight Patent that is a Product-Specific Patent shall no longer constitute a Licensed RxSight Patent in such country.
9.3.3
Patent Term Extension. As between the Parties, RxSight will control and, subject to consideration of comments from Alcon in good faith, elect whether to pursue patent term extensions or supplemental protection certificates for any Licensed RxSight Patent.
9.3.4
Cooperation of the Parties. Each Party shall, and shall cause its Affiliates to, upon the other Party’s reasonable request, cooperate fully with the other Party in the Prosecution and Maintenance of Patents under this Section 9.3, including by: (a) offering its comments, if any, promptly; (b) executing, and requiring its employees or contractors to execute, all papers and instruments required or reasonably requested to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 9.3; (c) providing access to relevant documents and other evidence and making its employees available at reasonable business hours; (d) providing the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to such Patents, including relevant Third Party patents and patent applications (provided that neither Party shall be required to provide legally privileged information with respect to such Patents unless and until procedures reasonably acceptable to such Party are in place to protect such privilege); and (e) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents.
9.3.5
Joint Arising Patents. With respect to Patents within Joint Arising Intellectual Property (“Joint Arising Patents”), the Parties shall discuss in good faith and agree, on a Patent-by-Patent basis based on affiliation of the inventors and subject matter, the appropriate Party to lead Prosecution and Maintenance of such Joint Arising Patents.
9.4
Infringement by Third Parties.
9.4.1
Notice. Each Party shall promptly notify the other Party in writing after becoming aware of any alleged, threatened or actual claim of infringement of any Licensed RxSight Patent or Joint Arising Patent in the Territory (a “Competitive Infringement”).
9.4.2
Enforcement Rights.
(a)
RxSight Control Prior to Approval Milestone Payment. Prior to RxSight’s receipt of the Approval Milestone Payment, as between the Parties, RxSight shall have the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against a Competitive Infringement, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at RxSight’s sole cost and expense, using counsel of its own choice, and RxSight shall retain control of the prosecution of such proceedings.
(b)
Alcon First Right for SVIOL Competitive Infringement (Post-Approval). After RxSight’s receipt of the Approval Milestone Payment, as between the Parties, with respect to any Competitive Infringement arising from the Exploitation of a Hybrid SVIOL, Alcon shall have the first right, but not the obligation, to initiate any proceedings or take other appropriate actions against such Competitive Infringement, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Alcon’s sole cost and expense, using counsel of its own choice, and Alcon shall retain control of the prosecution of such proceedings. In exercising such right, Alcon shall have the first right to enforce (i) any Patents that Alcon solely owns hereunder, (ii) the Product-Specific Patents, and (iii) solely to the extent there are no Product-Specific Patents that can reasonably be asserted or enforced against such Competitive Infringement, any other Licensed RxSight Patents (including the RxSight Platform Patents). If Alcon elects not to prosecute or settle such Competitive Infringement, it will notify RxSight thereof, and RxSight may, with Alcon’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), prosecute such Competitive Infringement at its sole cost and expense.

(c)
RxSight Control for Non-SVIOL Competitive Infringement. After RxSight’s receipt of the Approval Milestone Payment, as between the Parties, RxSight shall have the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against any Competitive Infringement arising from the Exploitation of a product that is not a Hybrid SVIOL, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at RxSight’s sole cost and expense, using counsel of its own choice, and RxSight shall retain control of the prosecution of such proceedings.
(d)
Alcon Control for Alcon-Owned Patents. At any time during the Term, as between the Parties, Alcon shall have the sole right, but not the obligation, to initiate any proceedings or take other appropriate actions against any infringement with respect to any Patents that Alcon solely owns hereunder.
9.4.3
Allocation of Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Competitive Infringement (whether by way of settlement or otherwise) shall be first applied against payment of each Party’s costs and expenses in connection therewith. The enforcing Party will retain any such recoveries in excess of such costs and expenses; provided, however, that (a) if Alcon controls such Competitive Infringement action, to the extent that any award or settlement with respect to a Licensed RxSight Patent or Joint Arising Patent is attributable to loss of sales or profits with respect to a Collaboration Product, such amount shall be paid to or retained by Alcon and treated as “Net Sales” in the Calendar Year in which the money is actually received and any Royalties pursuant to Section 7.3 shall be payable by Alcon to RxSight with respect thereto, and (b) if RxSight controls such Competitive Infringement action, then the Parties shall negotiate in good faith an appropriate allocation of such remainder to reflect the economic interests of the Parties under this Agreement with respect to the applicable Collaboration Product.
9.4.4
Cooperation; Settlement. Where a Party controls a Competitive Infringement action under this Section 9.4, the other Party shall, and shall cause its Affiliates to, provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, joining (or furnishing a power of attorney solely for the purpose of joining) in, or being named as a necessary party to, such action, providing access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees available at reasonable business hours. The Party controlling such Competitive Infringement action shall have the right to direct and control such action, including settlement; provided that such Party shall not enter into any settlement that (a) admits the invalidity or non-infringement of, or otherwise materially impairs the other Party’s rights in, the applicable Patent, or (b) allocates recoveries in a manner inconsistent with Section 9.4.3, in each case without the prior written consent of the other Party. The Party controlling such Competitive Infringement shall (i) consult with the other Party regarding the strategy for such action, (ii) consider in good faith any comments from the other Party and (iii) keep the other Party reasonably informed of material developments, including by providing copies of material filings.
9.5
Invalidity or Unenforceability Defenses or Actions.
9.5.1
Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any Licensed RxSight Patent or Joint Arising Patent by a Third Party of which such Party becomes aware.

9.5.2
Defense Actions. As between the Parties, the Party having the right to Prosecute and Maintain a Patent under Section 9.3 shall have the first right to defend and control the defense of the validity and enforceability of such Patent in the Territory, using counsel of its own choice, at its sole cost and expense; provided that if the assertion of invalidity or unenforceability of such Patents is brought as a defense or counterclaim in connection with a Competitive Infringement action initiated pursuant to Section 9.4, the applicable enforcing Party with respect to Competitive Infringement shall have the first right, but not the obligation, to defend and control the defense of such validity and enforceability of such Patents at its sole cost and expense. If a responsible Party elects not to defend or control the defense of a Patent in an action arising under this Section 9.5, it shall provide reasonable prior written notice to the other Party of such intention, and the other Party may conduct and control the defense of any action at its own cost and expense. For clarity, this Section 9.5 shall not apply to control of oppositions, interferences, re-issuances, reexamination requests, derivation proceedings, inter partes reviews, post-grant reviews or other similar post-grant proceedings, which proceedings constitute Prosecution and Maintenance under Section 9.3. In the event of a termination of this Agreement pursuant to which Section 12.7 applies, this Section 9.5.2 shall survive such termination solely for the duration of the license granted under Section 12.7.1 and shall apply mutatis mutandis. For clarity, for the purposes of this Section during such survival period, Section 9.3 shall be of no further force and effect, resulting in the Party that Controls such Patent having the right to Prosecute and Maintain such Patent.
9.5.3
Cooperation. Where a Party controls an action under this Section 9.5, the other Party shall, and shall cause its Affiliates to, provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, joining (or furnishing a power of attorney solely for the purpose of joining) in, or being named as a necessary party to, such action, providing access to relevant records, documents (including laboratory notebooks) and other evidence and making inventors and other of its employees available at reasonable business hours. The controlling Party shall have the right to settle such action; provided that such Party shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in, the applicable Patents without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and RxSight shall not have the right to settle any action under this Section 9.5 with respect to any Product-Specific Patent without the express written consent of Alcon (not to be unreasonably withheld, conditioned or delayed). The non-controlling Party may participate in any action regarding the validity and enforceability of such Patent in the Territory with counsel of its choice, at its sole cost and expense; provided that the controlling Party shall retain control of the defense in such action.
9.6
Third Party Infringement Claims.
9.6.1
Notice. Each Party shall promptly notify the other in writing if the Exploitation of a Collaboration Product by or on behalf of a Party or any of its Affiliates or its or their (sub)licensees pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement, misappropriation or other violation of the Intellectual Property rights of such Third Party (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with a Competitive Infringement action initiated pursuant to Section 9.4.

9.6.2
RxSight Control Prior to Approval Milestone Payment. Prior to RxSight’s receipt of the Approval Milestone Payment, as between the Parties, RxSight shall have the right, but not the obligation, to defend against any Third Party Infringement Claim, at RxSight’s sole cost and expense, using counsel of its own choice, and RxSight shall retain control of the prosecution of such proceedings.
9.6.3
RxSight Technology Claims. As between the Parties, RxSight shall have the sole right, but not the obligation, to control the defense of (including settlement of) any Third Party Infringement Claim that (a) arises solely from the Exploitation of the RxSight Technology and (b) does not seek, and it is not reasonably foreseeable that such Third Party will seek or that a court or other Governmental Authority may grant, as part of the relief requested, any injunction or other equitable relief that would restrict or limit the Exploitation of any Collaboration Product (a “RxSight Technology Claim”), in each case at its sole cost and expense and using counsel of its own choice; provided that with respect to foregoing clause (b), a claim for injunctive relief in a complaint shall not be deemed as seeking injunctive or other equitable relief if there is no reasonable basis for such claim. RxSight shall keep Alcon reasonably informed of the status and material developments in connection with any such RxSight Technology Claim, and shall not enter into any settlement of any RxSight Technology Claim that would adversely affect Alcon’s rights with respect to any Collaboration Product or the Licensed RxSight Intellectual Property without the prior written consent of Alcon (not to be unreasonably withheld, conditioned or delayed).
9.6.4
Collaboration Product Claims. After RxSight’s receipt of the Approval Milestone Payment, as between the Parties, with respect to any Third Party Infringement Claim to the extent arising from, or alleging that, the Exploitation of a Collaboration Product infringes any Intellectual Property rights of a Third Party, other than any RxSight Technology Claim governed by Section 9.6.2, Alcon shall have the first right, but not the obligation, to control the defense of such Third Party Infringement Claim (including settlement), at its sole cost and expense and using counsel of its own choice. If Alcon elects not to control the defense of any Third Party Infringement Claim under this Section 9.6.4, it shall promptly notify RxSight in writing, and RxSight may, upon written notice to Alcon, assume control of such defense at its sole cost and expense. For the avoidance of doubt, any Third Party Infringement Claim that (a) arises from the Exploitation of a Collaboration Product and (b) seeks any injunction or other equitable relief that would restrict or limit the Exploitation of any Collaboration Product shall be deemed a Collaboration Product Claim governed by this Section 9.6.4, regardless of whether such claim also relates to the RxSight Technology.
9.6.5
Cooperation; Settlement. Each Party shall, and shall cause its Affiliates to, assist and cooperate with the Party controlling the defense, as such Party may reasonably request from time to time, including by executing reasonably appropriate documents, cooperating in discovery, joining (or furnishing a power of attorney solely for the purpose of joining) in, or being named as a necessary party to, such action, providing access to relevant records and documents (including laboratory notebooks), and making inventors and other employees available at reasonable business hours. The Party controlling the defense of a Third Party Infringement Claim shall (i) consult with the other Party regarding the strategy for such action, (ii) consider in good faith any comments from the other Party and (iii) keep the other Party reasonably informed of material developments, including by providing copies of material filings. The Party controlling the defense of a Third Party Infringement Claim shall not enter into any settlement that materially impairs the other Party’s rights to a Collaboration Product or any other product that incorporates RxSight Technology or Alcon Technology (as applicable) without the prior written consent of the other Party, such as by way of admission of infringement, misappropriation or other violation of the Intellectual Property rights of a Third Party by a Collaboration Product or any other product that incorporates RxSight Technology or Alcon Technology (as applicable).
9.6.6
Independent Defense. Notwithstanding the foregoing, this Section 9.6 shall not prevent either Party from defending itself against a Third Party Infringement Claim if it has been named a defendant or is required to join an action as a co-defendant or joint defendant.
9.6.7
Cost Recovery. After giving effect to Section 7.3.3, Alcon shall be entitled to deduct (a) all documented and verifiable costs and expenses incurred by Alcon in defending Third Party Infringement Claims against the Royalties or Minimum Royalty Payments (as applicable) payable to RxSight hereunder to the extent such Third Party Infringement Claim arises solely from the incorporation or use of the RxSight Technology in the applicable Collaboration Product, and (b) [***] of all documented and verifiable costs and expenses incurred by Alcon in defending Third Party Infringement Claims against the Royalties or Minimum Royalty Payments (as applicable) payable to RxSight hereunder to the extent such Third Party Infringement Claim arises neither solely from the incorporation or use of the RxSight Technology nor Alcon Technology in the applicable Collaboration Product. For clarity, Alcon shall not be entitled to deduct any such costs or expenses to the extent such Third Party Infringement Claim arises solely from the incorporation or use of the Alcon Technology in the applicable Collaboration Product.
9.7
Third Party Rights. If either Party determines that any Patent or Know-How of a Third Party in any country in the Territory is necessary or reasonably useful for the Exploitation of a Collaboration Product (such right, a “Third Party Right”), then such Party shall promptly notify the other Party of such Third Party Right. As between the Parties, if the Third Party Right solely relates to RxSight Technology, RxSight shall have the sole right to negotiate and obtain a license or other rights with respect to such Third Party Right that it deems necessary for the Exploitation of any Collaboration Product in the Field in the Territory, and RxSight shall be responsible for all costs and obligations associated with obtaining such Third Party Rights. As between the Parties, if the Third Party Right solely relates to Alcon Technology, Alcon shall have the sole right to negotiate and obtain a license or other rights with respect to such Third Party Right that it deems necessary for the Exploitation of any Collaboration Product in the Field in the Territory, and Alcon shall be responsible for all costs and obligations associated with obtaining such Third Party Rights. As between the Parties, if the Third Party Right is neither solely related to Alcon Technology nor solely related to RxSight Technology, RxSight shall have the first right to negotiate and obtain a license or other rights from such Third Party with respect to such Third Party Right that it deems necessary or reasonably useful for the Exploitation of any Collaboration Product in the Field in the Territory. If the Third Party Right is neither solely related to Alcon Technology nor solely related to RxSight Technology, and RxSight does not exercise its first right to negotiate and obtain a license or other rights from such Third Party with respect to such Third Party Right, then Alcon shall have the backup right to negotiate and obtain a license or other rights with respect to such Third Party Right that it deems necessary or reasonably useful for the Exploitation of any Collaboration Product in the Field in the Territory, and [***] costs of obtaining such Third Party Rights (including any upfront, milestone, royalty and other payments to such Third Party); provided that in lieu of directly reimbursing Alcon to cover its [***], Alcon may deduct its share from the Royalties owed to RxSight under Section 7.3. The Parties shall reasonably cooperate with each other in connection with obtaining Third Party Rights, including by keeping each other reasonably informed, providing relevant information and executing necessary documents to the Party leading the transactions with the Third Parties. In the event of a termination of this Agreement pursuant to which Section 12.7 applies, this Section 9.7 shall survive such termination for the duration of the Reversion Term, any Third Party Right licensed or obtained by Alcon hereunder shall be deemed Alcon Reversion Product Intellectual Property and the right to deduct from Royalties hereunder shall apply to RxSight mutatis mutandis.
9.8
Trademarks.
9.8.1
Product Trademarks. During the Term, Alcon shall have the sole right to select any Product Trademark for use with a Collaboration Product; provided that Alcon shall reasonably consult with RxSight regarding the selection of such Product Trademarks and shall consider in good faith any comments provided by RxSight. Notwithstanding the foregoing, Alcon shall retain sole and exclusive decision-making authority with respect to the selection of all Product Trademarks. Alcon will be free, in its sole discretion at its sole expense, to register any Product Trademark for use with a Collaboration Product in any trademark office. Alcon shall own all right, title and interest in and to any Product Trademarks and shall have the sole right to prosecute, enforce and defend such Product Trademarks. RxSight shall not, and shall cause its Affiliates and its and their (sub)licensees not to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks, and (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. RxSight shall not, and shall cause its Affiliates and its and their (sub)licensees not to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto. In the event that any Product Trademark is infringed by a Third Party, Alcon may request from RxSight, and RxSight shall provide, reasonable assistance to enforce its rights and defend against such infringement, and Alcon shall reimburse RxSight’s reasonable and verifiable costs incurred for such assistance.
9.8.2
Alcon Trademarks. Alcon shall have the sole right to select any Alcon Trademarks for use with a Collaboration Product. Alcon shall own all right, title and interest in and to any such Alcon Trademarks and shall have the sole right to prosecute, enforce and defend such Alcon Trademarks. RxSight shall not, and shall cause its Affiliates and its and their (sub)licensees not to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Alcon Trademarks, and (b) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Alcon Trademarks. RxSight shall not, and shall cause its Affiliates and its and their (sub)licensees not to, attack, dispute or contest the validity of or ownership of any Alcon Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.
9.8.3
RxSight Trademarks.
(a)
Subject to the remainder of this Section 9.8.3, Alcon shall have sole and exclusive control over all packaging, promotional materials, package inserts, and labeling for the

Collaboration Products in the Field in the Territory, including all decisions regarding branding, trade dress, and presentation. Alcon shall include a reasonable and customary form of attribution to RxSight in the label and/or packaging for each Collaboration Product, which shall include use of one or more RxSight Trademarks, taking into account applicable legal, regulatory and commercial considerations. Alcon shall provide RxSight with samples of any materials that include any RxSight Trademark prior to first public disclosure or use, and RxSight shall have the right to provide comments with respect to the use of such RxSight Trademark, including comments regarding compliance with RxSight’s trademark usage guidelines. Alcon shall consider such comments in good faith; provided that Alcon shall retain final decision-making authority with respect to all such materials. Alcon shall use such RxSight Trademarks in a manner consistent with RxSight’s then-current trademark usage guidelines (as provided to Alcon in writing), to protect the validity and goodwill associated with such RxSight Trademarks. All goodwill arising from the use of the RxSight Trademarks shall inure to the benefit of RxSight.
(b)
RxSight shall own all right, title and interest in and to any RxSight Trademarks and shall have the sole right, but not the obligation, to prosecute, enforce and defend such RxSight Trademarks. Alcon shall not, and shall cause its Affiliates and its and their (sub)licensees not to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the RxSight Trademarks, and (ii) do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the RxSight Trademarks. Alcon shall not, and shall cause its Affiliates and its and their (sub)licensees not to, attack, dispute or contest the validity of or ownership of any RxSight Trademarks anywhere in the Territory or any registrations issued or issuing with respect thereto. In the event that any RxSight Trademark used or intended for use for the Commercialization of the Collaboration Products in the Territory is infringed by a Third Party, RxSight may request from Alcon, and Alcon shall provide, reasonable assistance to enforce its rights and defend against such infringement, and RxSight shall reimburse Alcon’s reasonable and verifiable costs incurred for such assistance.
9.9
Patent Markings. Each Party shall comply, and shall cause its Affiliates and sublicensees to comply, with all applicable patent marking requirements under the laws of each country in the Territory in which Collaboration Products are Manufactured, distributed, or sold.
Article 10.

CONFIDENTIALITY
10.1
Confidential Information.
10.1.1
Confidential Information. In connection with this Agreement, each Party may have access to technical, business or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic or otherwise) that is disclosed or otherwise provided by or on behalf of the other Party, whether prior to, on or after the Effective Date, including: (a) any unpublished Patents; (b) any information regarding the scientific, regulatory or business affairs or other activities of either Party; (c) the terms of this Agreement; and (d) information relating to any Collaboration Product or the Exploitation thereof (collectively, “Confidential Information”). Information exchanged by the Parties pursuant to the Confidentiality Agreement and the Ancillary Agreements shall be treated as Confidential

Information under, and governed by the terms of, this Agreement. Notwithstanding the foregoing, (x) Know-How within Licensed RxSight Intellectual Property solely relating to any Collaboration Product or the Exploitation thereof shall be deemed the Confidential Information of RxSight under this Agreement, and (y) the terms of this Agreement shall be the Confidential Information of both Parties (and both Parties shall be deemed the Receiving Party with respect thereto).
10.1.2
Restrictions. With respect to the Confidential Information of one Party (the “Disclosing Party”), at all times during the Term and for a period of [***] following the termination or expiration of this Agreement in its entirety, the other Party (the “Receiving Party”) shall, and shall cause its Affiliates and each of its and their respective officers, directors, employees and agents to, (a) keep all of the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care) and (b) not publish or otherwise disclose to a Third Party and not use the Disclosing Party’s Confidential Information for any purpose, except to the extent such disclosure or use is expressly permitted under this Agreement. The Receiving Party may only disclose Confidential Information of the Disclosing Party to its Affiliates and each of its and their respective officers, directors, employees and agents to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided, that (x) such Persons are bound by legally enforceable obligations to maintain the confidentiality and limit the use of the Confidential Information in a manner consistent with the confidentiality and non-use provisions of this Agreement; and (y) the actions and inactions of any such Person shall, with respect to such Confidential Information, be deemed to be the actions and inactions of such Receiving Party for all purposes of this Agreement.
10.1.3
Exceptions. Notwithstanding the foregoing, the obligations of confidentiality and restrictions on use of Confidential Information under Section 10.1.2 do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no breach of this Agreement or, prior to the Effective Date, the Confidentiality Agreement by the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party, without any obligation of confidentiality, at the time of receiving such information, other than by previous disclosure by or on behalf of the Disclosing Party or its Affiliates or its or their (sub)licensees/Sublicensees; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by or on behalf of the Receiving Party without the use of or reference to Confidential Information of the Disclosing Party; and any such information, to the extent subject to any of clauses (a) through (d) above, shall not be deemed to be Confidential Information of a Party. Specific aspects or details of Confidential Information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party.
10.1.4
Permitted Uses and Disclosures. The Receiving Party may use and disclose Confidential Information of the Disclosing Party in the following instances; provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available:
(a)
disclosures made by or on behalf of the Receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of obtaining, prosecuting, maintaining, enforcing or defending a Patent as permitted by this Agreement;
(b)
in the case of RxSight, uses and disclosures made by or on behalf of RxSight (as the Receiving Party) to the extent necessary in connection with the performance of any activities contemplated by this Agreement or the Ancillary Agreements, including uses and disclosures to (i) Regulatory Authorities as required to perform regulatory activities pursuant to this Agreement in connection a Collaboration Product in the Territory, (ii) Sublicensees and (iii) permitted subcontractors, in each case of (ii) and (iii), under written obligations of confidentiality and non-use that are consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;
(c)
in the case of Alcon, uses and disclosures made by or on behalf of Alcon (as the Receiving Party) to the extent necessary in connection with the Commercialization of the Collaboration Products or the performance of its obligations and activities or exercise of its rights as contemplated by this Agreement or the Ancillary Agreements, including uses and disclosures to (i) Sublicensees and (ii) subcontractors, in each case of (i) and (ii), under written obligations of confidentiality and non-use that are consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;
(d)
disclosures made by or on behalf of the Receiving Party for the purpose of complying with a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, if in the opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Laws (other than with respect to disclosures of this Agreement, which are addressed in Section 10.1.5 and Section 10.2); provided, however, to the extent permitted under Applicable Law, that the Receiving Party shall first have given prompt written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Laws; and provided, further, that (i) the Confidential Information disclosed in response to such court or governmental order or as required by Applicable Laws shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law and (ii) the Receiving Party, at the Disclosing Party’s cost and expense, shall use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;
(e)
disclosures made by the Receiving Party to its attorneys, accountants, consultants or financial advisors for the sole purpose of enabling such attorneys, accountants, consultants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, accountants, consultants or financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party (provided, however, that in the case of attorneys, no written agreement shall be required);
(f)
disclosures made by the Receiving Party to potential and actual bona fide financing sources, investors, acquirers and licensees solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, in each case, on a need-to-know basis and under written obligations of confidentiality and non-use at least as stringent as those herein; provided that RxSight will not disclose the Confidential Information of Alcon (including the confidential terms of this Agreement) to any Industry Participant without Alcon’s written consent, which may be withheld, delayed or conditioned in Alcon’s sole discretion; and
(g)
[***].

Any information disclosed pursuant to this Section 10.1.4 remains Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 10.

10.1.5
Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates or its or their Sublicensees may disclose the relevant terms of this Agreement (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory or (b) upon request from a Governmental Authority (such as a Tax authority) in any country in the Territory; provided that (i) such Party, its Affiliate(s) or and its or their Sublicensee(s), shall, to the extent permitted by Applicable Law, submit a confidential treatment request (or equivalent protection in a country other than the U.S.) in connection with such disclosure, (ii) shall provide a proposed redacted form of the Agreement to the other Party for review and comment and (iii) if the other Party timely provides any comments regarding the proposed redactions, the Parties shall consult with one another on such proposed redactions and consider in good faith such comments to the redacted Agreement for submission with such confidential treatment request (or such other protection).
10.2
Press Releases. Promptly following the Effective Date, each Party may issue a press release in the mutually agreed upon form for such Party attached hereto as Exhibit F at a time mutually agreed to by the Parties. Prior to Regulatory Approval of a Collaboration Product, neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof or the research, development and commercial information (including with respect to regulatory matters) regarding such Collaboration Product without the prior written consent of the other Party; provided that either Party may restate the content of any previously agreed press release or public announcement without the prior written consent of the other Party. Following submission of a Regulatory Approval of a Collaboration Product, Alcon shall have the right to issue any press release or public statement relating to such Collaboration Product, including with respect to the Commercialization thereof, without the prior written consent of RxSight; provided that Alcon shall not, without RxSight’s prior written consent, disclose (i) the confidential terms of this Agreement, or (ii) any information that constitutes RxSight’s Confidential Information, in each case in any such press release or public statement. For the avoidance of doubt, following Regulatory Approval of a Collaboration Product, RxSight shall continue to be subject to the consent requirement set forth above. Notwithstanding the foregoing, neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange on which its securities are listed (or to which an application for listing has been submitted), subject to Section 10.1.5 and the remainder of this Section 10.2. If either Party desires, or is required pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange on which its securities are listed (or to which an application for listing has been submitted), to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Party proposing such publication will provide the other Party with a copy of the proposed press release or public statement; provided that, for clarity, the foregoing shall not apply to disclosures of this Agreement to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory, which shall be governed by Section 10.1.5. The Party proposing such publication shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time (in no event less than [***]) within which the other Party may provide any comments on such proposed press release or public statement. If the other Party provides any comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Neither Party shall be required to seek the permission of the other Party to repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 10.2; provided that such information continues as of such time to be accurate and the frequency and form of such disclosure are reasonable.
10.3
Publication. Neither Party nor its Affiliates shall publish, publicly present, and/or submit for written or oral publication any manuscript, presentation, abstract, or similar publication that includes information relating to the Development, Manufacture or Commercialization of a Collaboration Product to the extent such information refers to the other Party’s Confidential Information without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. For the avoidance of doubt, any results of Clinical Trials contemplated hereunder shall be deemed Alcon’s Confidential Information.
Article 11.

TERM AND TERMINATION
11.1
Term. This Agreement will commence on the Effective Date and will continue in force and effect for ten (10) years from the date Regulatory Approval for the first Collaboration Product is received from the FDA (the “Initial Term”). Thereafter, this Agreement shall automatically renew for additional five (5)-year periods (each, a “Renewal Period” and, together with the Initial Term, the “Term”), unless Alcon gives its intention not to renew upon written notice to RxSight at least [***] prior to the expiration of the Initial Term or any Renewal Period, as the case may be; provided that, following the Initial Term, RxSight shall have the right, upon written notice to Alcon delivered at least [***]. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with this Article 11.
11.2
Termination for Material Safety Issue or Violation of Applicable Laws. Either Party may terminate this Agreement immediately upon written notice to the other Party if the terminating Party (a) deems that such termination is necessary to comply with Applicable Laws, or (b) reasonably determines, based on clear and convincing scientific or clinical evidence, that a Material Safety Issue exists with respect to a Collaboration Product that has directly resulted in, or would with reasonable certainty directly result in: (i) the FDA formally refusing to accept or approve any PMA application for such Collaboration Product that cannot reasonably be resubmitted or remediated; or (ii) the FDA issuing a formal order revoking or withdrawing any PMA obtained for such Collaboration Product, in each case (i) and (ii) where such refusal, revocation, or withdrawal is not reasonably capable of being cured, mitigated, or remediated through reasonable scientific, regulatory, or manufacturing measures within a period of [***] without material additional cost or expense that would be disproportionate to the commercial value of the applicable Collaboration Product, in each case (a) and (b) which written notice shall include reasonable evidence in support of such termination.
11.3
Termination for Cause. Either Party may terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice; provided that:
11.3.1
the termination shall not become effective at the end of such [***] period if the breaching Party cures the breach specified in the written notice during such period (as such period may be extended in accordance with Section 11.3.2); and
11.3.2
if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with this Section 11.3, or whether such breach has been cured, and such alleged breaching Party provides the other Party notice of such dispute within such [***] period, then the [***] period shall be tolled and the termination shall become effective only if it has been finally determined pursuant to Section 16.6 that the alleged breaching Party has materially breached this Agreement, or that such breach has not been cured, and such Party fails to cure such breach within [***] following such determination (which [***] period shall be subject to extension). During the pendency of such dispute, all of the terms and conditions of this Agreement and the Manufacturing and Supply Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.
11.4
Termination for Insolvency. If either Party (or any controlling Affiliate) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course (each of cases (a)-(g), an “Insolvency Event”), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
11.5
Termination for Failing to Advance Development Program or Continue Agreement.

11.5.1
Feasibility Met. This Agreement shall terminate upon the occurrence of the event expressly set forth in Section 3.2.5(a) in accordance with the terms and conditions of such Section.
11.5.2
Feasibility Not Met. This Agreement shall terminate upon the occurrence of the event expressly set forth in Section 3.2.5(b) and Section 3.2.5(c) in accordance with the terms and conditions of such Section.
11.5.3
Non-Payment of Approval Milestone Payment. This Agreement shall terminate upon the occurrence of the event expressly set forth in Section 3.3.3 in accordance with the terms and conditions of such Section.
11.5.4
Alcon’s Sole Discretion. Alcon may, at its sole discretion, elect not to make any Feasibility Milestone Payment or Approval Milestone Payment at any time prior to the due date for making such payment, by providing written notice to RxSight. Upon delivery of such notice, this Agreement shall automatically terminate in its entirety effective as of the date of such notice.
11.6
Mutual Termination Rights. From the Effective Date until the [***], if either Party proposes in writing to mutually terminate this Agreement to the other Party, then upon receipt of a proposal to mutually terminate, the Parties shall discuss in good faith for [***] the reasons for wanting to terminate and potential ways of amending the Agreement to avoid termination. If the proposing Party does not withdraw its proposal to terminate by the end of such [***] period, then the non-proposing Party shall mutually agree to terminate this Agreement, unless the proposing Party’s reason for termination is the unsatisfactory performance of the Collaboration Product, Alcon Technology, or RxSight Technology. At any time from the Effective Date until the [***], Alcon may, by written notice to RxSight, elect to have Section 11.6 become null and void with respect to RxSight’s rights under this Section 11.6 with immediate effect upon such notice.
11.7
Alcon Option to Continue Agreement TC "9.6 Alcon Option to Continue Agreement" \f C \l "2" . Notwithstanding anything to the contrary under this Agreement, if, at any time during the Term, Alcon has the right to terminate this Agreement under Section 11.3 or Section 11.4 (for clarity, subject to the dispute resolution process in accordance with Section 16.6), then Alcon may instead, by way of written notice to RxSight, elect to continue this Agreement in accordance with its terms as modified by this Section 11.6, in which case, effective as of the date Alcon delivers such notice (or, if later, the date that Alcon would otherwise have the right to terminate this Agreement pursuant to Section 11.3) of such election to RxSight:
11.7.1
Alcon may set off up to [***] of the actual damages incurred by Alcon and legal costs pursuing such claim against RxSight arising from such breach in accordance with Section 8.2; and
11.7.2
all other provisions of this Agreement shall remain in full force and effect without change.

Article 12.

EFFECTS OF EXPIRATION OR TERMINATION
12.1
Generally. In the event of termination or expiration (including for non-renewal) of this Agreement pursuant to Article 11, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 12.4), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
12.2
Other Specified Effects of Termination.
12.2.1
In addition to other effects of termination in this Article 12, upon termination of this Agreement by mutual agreement pursuant to Section 11.6, (a) if the Party proposing termination is Alcon and such proposal to terminate is submitted to RxSight within [***], then RxSight shall refund to Alcon an amount equal to [***], and RxSight shall be entitled to retain the remaining [***], which retention shall constitute RxSight’s sole and exclusive remedy with respect to such termination of this Agreement pursuant to Section 11.6 and (b) if the Party proposing termination is RxSight and such proposal to terminate is submitted to Alcon [***], then RxSight shall refund to Alcon an amount equal to [***], which refund shall constitute Alcon’s sole and exclusive remedy with respect to such termination of this Agreement pursuant to Section 11.6.
12.2.2
In addition to other effects of termination in this Article 12, upon termination of this Agreement by Alcon pursuant to Section 11.6, effective as of the effective date of termination, RxSight shall, and shall cause its Affiliates and any Third Parties acting on its or their behalf to, immediately cease all Development, Manufacture, Commercialization, and any other Exploitation of any product that uses, incorporates, or relies upon any Licensed Alcon Intellectual Property, and shall not, directly or indirectly, resume any such activities at any time thereafter. Except in the event of a termination of this Agreement pursuant to which Section 12.7 applies, within [***], (i) RxSight shall, and shall cause its Affiliates and any Third Parties acting on its or their behalf to, return or destroy (at Alcon’s election) all unused Alcon Materials in their possession, custody, or control, and (ii) Alcon shall, and shall cause its Affiliates and any Third Parties acting on its or their behalf to, return or destroy (at RxSight’s election) all unused Collaboration Products in their possession, custody, or control.
12.2.3
In addition to other effects of termination in this Article 12, upon termination of this Agreement by Alcon pursuant to Section 11.5.4, if such termination occurs during the period after the payment of the Feasibility Milestone Payment and before Alcon has paid the Regulatory Submission Milestone Payment, and RxSight subsequently submits all required Regulatory Documentation for FDA consideration for Regulatory Approval for the first Collaboration Product as evidenced by acceptance of the application for substantive review, then (a) Section 6.2.2 of this Agreement shall survive such termination, and (b) Alcon shall pay to RxSight [***].
12.3
Return of Confidential Information. Each Receiving Party shall return or destroy (at the Disclosing Party’s election) all Confidential Information of the Disclosing Party (other than the terms of this Agreement) in its possession as of the effective date of termination of this Agreement; provided that each Receiving Party may retain (a) one (1) copy of such Confidential

Information, which may be retained solely by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement, (b) any Confidential Information of the Disclosing Party contained in the Receiving Party’s laboratory notebooks or databases; and (c) any Confidential Information of the Disclosing Party to the extent necessary to exercise any surviving rights or perform any surviving obligations under this Agreement; provided, further, that, in each case (a)-(c), all such Confidential Information shall remain subject to the confidentiality, non-use and non-disclosure obligations of Article 10. Notwithstanding the foregoing, a Receiving Party shall not be required to return or destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants or others who received the Disclosing Party’s Confidential Information under this Agreement; provided that such Confidential Information shall remain subject to the confidentiality, non-use and non-disclosure obligations of Article 10.
12.4
Accrued Rights; Survival. Termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination or expiration, nor affect in any way the survival of any other right, duty or obligation of the Parties that is expressly stated elsewhere in this Agreement to survive such termination or expiration. Without limiting the foregoing the following provisions shall survive termination or expiration of this Agreement: Article 1 (Definitions) solely to the extent defined terms are used in provisions otherwise surviving, Section 3.1.4 (Ownership of and Rights to Collaboration Data), with respect to Data generated prior to the effective date of termination or expiration, Section 3.1.6(b), Section 6.2.1 (Regulatory; General) (solely in accordance with its terms), Section 6.2.4 (Right of Reference) (solely in accordance with its terms), Section 6.2.6 (Recalls), Sections 7.3.1, 7.3.6 and 7.3.8 (Financial Provisions) (solely with respect to any financial compensation that has accrued prior to expiry or termination and with respect to Royalties payable by Alcon for Collaboration Products sold following such expiry or termination), Sections 8.1, 8.2, 8.4, 8.6 and 8.7 (Reports and Payment Terms) (solely with respect to (i) any financial compensation that has accrued prior to expiry or termination (ii) Royalties payable by Alcon for Collaboration Products sold following such expiry or termination and (iii) any payment due pursuant to Section 12.2.3), Section 8.3 (Records) (for the time period set forth therein), Section 9.1 (Inventorship), Section 9.2 (Ownership of Intellectual Property), Section 9.5.2 (solely in accordance with its terms), Section 9.7 (Third Party Rights) (solely in accordance with its terms), Section 10.1 (Confidential Information) (for the time period set forth in Section 10.1.2), Article 12 (Effects of Termination), Article 14 (Indemnification and Liability), Section 15.7 (Disclaimer) and Article 16 (General Provisions) solely to the extent required for provisions otherwise surviving.
12.5
Termination Not Sole Remedy. Except as otherwise expressly provided in this Article 12, termination of this Agreement is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available and such termination shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.
12.6
Rights in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of title 11 of the United States Code (the “U.S. Bankruptcy Code”) or any other analogous provisions in any other country to the maximum extent permitted by Applicable Laws. All rights and licenses granted to Alcon under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any other analogous provisions in any other country. Alcon shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other analogous provisions in any other country, including the right to obtain the intellectual property from another Person.
12.6.1
Each Party will, during the Term, create and maintain current and updated copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all Intellectual Property licensed to the other Party under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) of the U.S. Bankruptcy Code include (a) copies of research data; (b) laboratory samples; (c) product samples and inventory; (d) formulas; (e) laboratory notes and notebooks; (f) data and other results related to Clinical Trials; (g) Regulatory Documentation (including filings and Regulatory Approvals); (h) rights of reference in respect of Regulatory Documentation (including filings and Regulatory Approvals); (i) pre-clinical research data and other results; (j) tangible Know-How (including Licensed Alcon Intellectual Property and Licensed RxSight Intellectual Property); and (k) marketing, advertising and promotional materials that relate to such Intellectual Property. Upon the occurrence of an Insolvency Event by or against a Party, the non-insolvent Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such Intellectual Property (including all embodiments of such Intellectual Property), which, if not already in such non-insolvent Party’s possession, shall be promptly delivered to such non-insolvent Party upon such non-insolvent Party’s written request (x) upon commencement of a bankruptcy proceeding, unless the insolvent Party continues to perform all of its obligations under this Agreement, or (y) if not delivered pursuant to clause (x) above because the insolvent Party continues to perform, upon the rejection of this Agreement by or on behalf of the insolvent Party. Unless and until the insolvent Party rejects this Agreement, the insolvent Party shall perform all of its obligations under this Agreement or provide the Intellectual Property (including all embodiments of such Intellectual Property) to the non-insolvent Party and shall not interfere with the non-insolvent Party’s rights to such Intellectual Property, including the right to obtain the Intellectual Property from another Person.
12.6.2
The Parties intend and agree that (a) any sale of a Party’s (or any Affiliate’s) assets under Section 363 of the U.S. Bankruptcy Code shall be subject to the other Party’s rights under Section 365(n) of the U.S. Bankruptcy Code, (b) the other Party cannot be compelled to accept a money satisfaction of its interests in the Intellectual Property licensed pursuant to this Agreement and (c) any such sale therefore may not be made to a purchaser “free and clear” of the other Party’s rights under this Agreement and Section 365(n) of the U.S. Bankruptcy Code without the other Party’s express, contemporaneous written consent.
12.6.3
All rights, powers and remedies of each Party provided in this Section 12.6 are not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code). The Parties intend the following rights to extend to the maximum extent permitted by Applicable Laws, and to be enforceable under Section 365(n) of the U.S. Bankruptcy Code: (a) the right of access to any Intellectual Property rights (including all embodiments thereof) of each Party or any Third Party with whom such Party contracts to perform an obligation of such Party under this Agreement, and, in the case of any such Third Party, that is necessary or useful for the Exploitation of any Collaboration Products or the exercise of any other rights granted to a Party under this Agreement; (b) the right to contract directly with any Third Party to complete the contracted work; and (c) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to a Party under this Agreement.
12.7
Product Reversion. In the case of termination of this Agreement where such termination arises solely as a result of Alcon’s election pursuant to Section 11.5.1, Section 11.5.3 or Section 11.5.4, then, at RxSight’s election, the following shall apply:
12.7.1
Alcon shall grant, and hereby grants to RxSight a worldwide (or regional at RxSight’s election), exclusive (or non-exclusive at RxSight’s election), transferable, irrevocable license, with the right to sublicense (through multiple tiers), under the Alcon Reversion Product Intellectual Property during the Reversion Term (excluding all Patent enforcement rights), solely to (a) Develop and Manufacture any Reversion Product, (b) if such Reversion Product satisfies all Phase 1 Feasibility Requirements in accordance with this Agreement and the Development Plan (but excluding Phase 1 Feasibility Requirements that can only be reasonably achieved through tests performed by Alcon itself or through an Alcon-designated Third Party facility, unless Alcon provides RxSight with access and ability to reasonably perform such tests commensurate with how Alcon would have performed such test), to seek Regulatory Approval for such Reversion Product, and (c) if such Reversion Product receives Regulatory Approval, Commercialize such Reversion Product, it being understood that the license rights granted under (i) the foregoing clause (a) shall automatically terminate if the first Reversion Product fails to satisfy the applicable Phase 1 Feasibility Requirements (but excluding Phase 1 Feasibility Requirements that can only be reasonably achieved through tests performed by Alcon itself or through an Alcon-designated Third Party facility, unless Alcon provides RxSight with access and ability to reasonably perform such tests commensurate with how Alcon would have performed such test) within [***], provided that such period shall be extended by the amount of time that is reasonably attributable to any delay in the Development of the Reversion Product resulting from Alcon’s breach of its obligations under any surviving provision of this Agreement or any Ancillary Agreement, (ii) the foregoing clause (b) shall automatically terminate if the first Reversion Product does not receive Regulatory Approval within [***], provided that such period shall be extended by the amount of time that is reasonably attributable to any delay in the Development of the Reversion Product resulting from Alcon’s breach of its obligations under any surviving provision of this Agreement or any Ancillary Agreement, and (iii) the foregoing clause (c) shall arise only upon satisfaction of such Phase 1 Feasibility Requirements and receipt of Regulatory Approval for the applicable Reversion Product, (w) Alcon, its Affiliates and licensees retain the right to use, license, and otherwise exploit the Alcon Reversion Product Intellectual Property for any purpose other than the Exploitation of Reversion Products, (x) RxSight assumes sole responsibility for obtaining any additional licenses or rights from Third Parties that may be necessary to Exploit the Reversion Products following the effective date of termination, (y) Alcon shall have no obligation to provide any freedom-to-operate analysis or assurance with respect to the Reversion Products, and any changes made by RxSight to the Reversion Products following the effective date of termination shall be made at RxSight’s sole risk and expense, and (z) following the effective date of such termination, RxSight shall be free to implement any Minor Upgrade referenced in clause (b) of the definition of Minor Upgrade or Material Upgrade with respect to the Reversion Product in its sole discretion; provided that the license granted by Alcon under this Section 12.7.1 shall not be expanded in any way to include any rights to any Intellectual Property that were not included in such license on the effective date of such termination;
12.7.2
commencing on the effective date of termination, RxSight will pay to Alcon Royalties on Net Sales of such Reversion Product (or any future version of a Reversion Product to which a Minor Upgrade or Material Upgrade is made pursuant to Section 12.7.1) at a rate equal to [***] (where references to “Alcon” in the definition of Net Sales will be replaced with “RxSight”). Such Royalties will be calculated and paid in accordance with the terms set forth in Section 7.3 and Article 8, applied mutatis mutandis with respect to Net Sales of Reversion Products (or any future version of a Reversion Products to which a Minor Upgrade or Material Upgrade is made pursuant to Section 12.7.1) by RxSight, its Affiliates and its (sub)licensees; except that Section 7.3.2, Section 7.3.3, Section 7.3.4 and Section 7.3.5 shall not apply;
12.7.3
upon request by RxSight in writing, Alcon shall disclose to RxSight all Data and Know-How Controlled by Alcon as of the effective date of termination that is necessary for RxSight to (i) Develop and Manufacture as contemplated by Article 3, and (ii) and Commercialize the Collaboration Products, including all materiovigilance data and safety database data under the Materiovigilance Agreement;
12.7.4
upon request by RxSight in writing Alcon shall transfer and assign to RxSight all Product Trademarks (including any domain names and social media identifiers) owned by Alcon that were used solely in connection with the Commercialization of the Collaboration Products by Alcon;
12.7.5
RxSight shall purchase from Alcon any or all inventory of the Collaboration Products held by Alcon or its Affiliates or its or their Sublicensees as of the effective date of termination at a price equal to the actual price paid by Alcon to RxSight for such inventory; provided that such inventory complies with applicable specifications, has been handled and stored in compliance with Applicable Law and has sufficient shelf life;
12.7.6
Alcon shall continue to perform, or cause to be performed, any Development Activities allocated to Alcon under the Development Plan as in effect immediately prior to such termination, for so long as reasonably necessary to complete such Development Activities, in accordance with the terms and conditions of this Agreement;
12.7.7
Alcon shall use commercially reasonable efforts to notify RxSight of any Third Party licenses or other rights actually known to Alcon as of the effective date of termination that Alcon reasonably believes may be necessary for RxSight to Exploit the Reversion Products. To the extent Alcon is a party to any agreement solely related to a Reversion Product and such agreement is assignable without additional cost or liability to Alcon, Alcon may, at its option, assign such agreement to RxSight. If Alcon elects not to assign such agreement, or if such agreement is not assignable, Alcon shall have no obligation to obtain any consent or enter into any arrangement on RxSight’s behalf, but may, upon RxSight’s written request, facilitate an introduction between RxSight and the applicable Third Party. For clarity, Alcon shall have no obligation to conduct any freedom-to-operate analysis, identify Third Party rights not actually known to it, or secure any Third Party rights for the benefit of RxSight;

12.7.8
upon request by RxSight in writing, Alcon shall update Schedule 13.3.3(a) to reflect any additional Patents that became Licensed Alcon Patents during the Term and that are included within the Alcon Reversion Product Intellectual Property as of the effective date of termination, such update to be provided by Alcon no later than [***] following receipt of RxSight’s written request therefor;
12.7.9
Alcon shall, during the Reversion Term and subject to the terms and conditions of the Manufacturing and Supply Agreement, supply Alcon Materials (in the form as such exists as of the effective date of termination) to RxSight as necessary for RxSight’s Exploitation of the Reversion Products (provided that Alcon shall not be obligated to implement any changes to the Alcon Materials to accommodate a Minor Upgrade made by RxSight under Section 12.7.1) for so long as RxSight is Exploiting the Reversion Products; and
12.7.10
the rights and obligations set forth in this Section 12.7 are intended to ensure an efficient transition of relevant obligations and rights to RxSight as related to any Reversion Products to minimize disruption to customers and patients. Such rights and obligations shall be exercised, if at all, on a one-time basis in connection with the applicable termination of this Agreement, Alcon shall have no obligation to [***], and except as otherwise provided in this Section 12.7, Alcon shall have no further obligations to RxSight with respect to the Reversion Products, including any obligation to [***], and all risk associated with the ongoing Exploitation of the Reversion Products following the effective date of termination shall vest solely in RxSight.
12.8
For a period of [***] pursuant to Section 11.5 or Section 11.6, (a) neither Alcon nor its Affiliates shall issue, publish, or authorize any press release or other public statement, whether written, electronic or oral, that disparages or denigrates the RxSight Technology as it is or was incorporated or intended to be incorporated into the Collaboration Products, and (b) neither RxSight nor its Affiliates shall issue, publish, or authorize any press release or other public statement, whether written, electronic or oral, that disparages or denigrates the Alcon Technology as it is or was incorporated or intended to be incorporated into the Collaboration Products; provided that this Section 12.8 shall not apply to [***].
Article 13.

REPRESENTATIONS AND WARRANTIES; COVENANTS
13.1
Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:
13.1.1
Good Standing. It is a corporation duly organized, validly existing and in good standing (or foreign equivalent) under the laws of its jurisdiction of formation;
13.1.2
Authority and Capabilities. It has (a) full corporate power and authority to execute, deliver and perform this Agreement and (b) taken all corporate action(s) required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions and performance of its obligations contemplated by this Agreement;
13.1.3
Valid and Binding. This Agreement constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and
13.1.4
No Conflict. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement and the consummation of the transactions contemplated hereby do not and shall not: (a) conflict with or result in a breach of any provision of its organizational documents; (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws or any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party.
13.2
Representations and Warranties by RxSight. RxSight further represents and warrants to Alcon as follows, as of the Effective Date:
13.2.1
No Grants that Conflict with this Agreement. RxSight and its Affiliates have not granted any licenses or rights (or other encumbrances) to any Third Party under or with respect to the Licensed RxSight Intellectual Property that conflict with the licenses or rights granted to Alcon hereunder.
13.2.2
Control over Know-How and Patents. RxSight has Control over all Know-How and Patents Controlled by it or its Affiliates that are necessary or reasonably useful for the Exploitation of the RxSight Technology as contemplated by this Agreement as of the Effective Date. Neither RxSight nor any of its Affiliates is a party to any license agreement with a Third Party pursuant to which RxSight or any of its Affiliates is obligated to pay any amount to a Third Party for the practice of any Intellectual Property rights with respect to RxSight’s or its Affiliates’ performance of its activities and obligations, or the Exploitation of the RxSight Technology, in each case as contemplated by this Agreement as of the Effective Date.
13.2.3
Licensed RxSight Intellectual Property.
(a)
All Licensed RxSight Patents existing as of the Effective Date are listed in Schedule 13.2.3(a) (the “Existing RxSight Patents”). All such Existing RxSight Patents are: (i) to the extent issued, subsisting, in full force and effect and not invalid or unenforceable, in whole or in part; (ii) solely and exclusively owned by RxSight, free of any encumbrance, lien, security interest or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being diligently Prosecuted and Maintained in the respective patent offices in which such applications have been filed in accordance with Applicable Laws; and (iv) filed and maintained properly and correctly and all applicable fees applicable thereto have been paid on or before the due date for payment. RxSight is entitled and has the full right, power and authority to grant the licenses purported to be granted herein. RxSight or its Affiliate, as applicable, has complied with the duty of candor and duty of disclosure obligations in each jurisdiction where such duty exists with respect to the Existing RxSight Patents.
(b)
To RxSight’s Knowledge, the Existing RxSight Patents represent all Patents within RxSight’s or its Affiliates’ ownership or Control that are necessary or useful for the

Exploitation of the RxSight Technology to Develop one (1) or more Collaboration Products as contemplated by this Agreement as of the Effective Date.
(c)
To RxSight’s Knowledge, the Exploitation of the RxSight Technology by Alcon or its Affiliates or its or their Sublicensees within the scope of the licenses granted hereunder as contemplated by this Agreement as of the Effective Date do not and will not infringe, misappropriate or otherwise violate any claim of an issued Patent or Know-How of any Third Party.
(d)
To RxSight’s Knowledge, each of the Existing RxSight Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing RxSight Patent is issued or such application is pending. To RxSight’s Knowledge, RxSight and its Affiliates have obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of any Licensed RxSight Intellectual Property all inventorship rights to such Licensed RxSight Intellectual Property, and all such assignments are valid and enforceable. RxSight and its Affiliates have made any and all payments owing by RxSight or any of its Affiliates to any inventor of any Licensed RxSight Intellectual Property owned by RxSight or such Affiliate that is required under Applicable Law in connection with the creation or exploitation of or transfer of rights to such Licensed RxSight Intellectual Property.
(e)
RxSight and its Affiliates have not misappropriated any Intellectual Property rights of any Third Party in the Development, Manufacture and other Exploitation of the RxSight Technology.
(f)
The Know-How within Licensed RxSight Intellectual Property has been kept confidential by RxSight and its Affiliates, or has been disclosed to Third Parties by RxSight and its Affiliates only under terms of confidentiality. To RxSight’s Knowledge, no material breach of such confidentiality has been committed by any Third Party.
(g)
All RxSight Trademarks existing as of the Effective Date are listed in Schedule 1.180. All such RxSight Trademarks are (i) to the extent registered, valid, subsisting, in full force and effect, and not abandoned, cancelled, or subject to any outstanding order or proceeding adversely affecting their validity or enforceability, in whole or in part; (ii) solely and exclusively owned by RxSight, free and clear of any encumbrance, lien, security interest, license, coexistence agreement, consent, or other claim of ownership or rights by any Affiliate or Third Party; (iii) to the extent registered or the subject of a pending application, properly filed, maintained, and prosecuted in the applicable trademark offices in accordance with Applicable Laws, including the timely filing of all required affidavits, declarations of use, specimens, renewals, and maintenance filings; and (iv) not infringing, misappropriating, or diluting any trademark or other proprietary rights of any Third Party, and not the subject of any pending or threatened opposition, cancellation, invalidation, or similar proceeding.
13.2.4
Litigation and Actions Relating to Intellectual Property. There are no claims, judgments, orders, decrees or settlements against, or amounts with respect thereto owed by, RxSight or any of its Affiliates relating to the Licensed RxSight Intellectual Property. RxSight is not aware of any pending suit or proceeding filed by a Third Party with a court of competent jurisdiction: (a) seeking to invalidate, declare unenforceable or otherwise challenge the inventorship, ownership, scope, validity or enforceability of any of the Licensed RxSight Intellectual Property; or (b) asserting or alleging that RxSight or any of its Affiliates is infringing or has misappropriated or otherwise is violating, or that the Exploitation of the RxSight Technology is or would infringe, misappropriate or otherwise violate, any Patent, trade secret or other Intellectual Property rights of any Third Party. To RxSight’s Knowledge, no Person (x) has infringed or is infringing or threatening in writing to infringe, or (y) has misappropriated or is misappropriating or threatening in writing to misappropriate, in each case the Licensed RxSight Intellectual Property in a manner that would reasonably be expected to materially adversely affect the Exploitation of a Collaboration Product.
13.2.5
Other Material Claims and Actions. There are no claims, actions or proceedings pending or, to RxSight’s Knowledge, threatened in writing, nor, to RxSight’s Knowledge, are there any formal inquiries initiated or written notices received that do not relate to the Licensed RxSight Intellectual Property (which are addressed in Section 13.2.4) by RxSight or any of its Affiliates that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against RxSight or its Affiliates or its or their properties, assets or business that if adversely decided, would, individually or in the aggregate, adversely affect in any material respect the grant of the licenses or rights granted to Alcon under this Agreement.
13.2.6
Assignment by Employees, Consultants and Contractors. RxSight has obtained from each of its employees, consultants and contractors and any other Third Party, in each case, who perform or have performed Development, Manufacturing or other Exploitation activities with respect to the RxSight Technology, valid and enforceable written agreements containing obligations of confidentiality and non-use and an assignment (or an obligation to assign) to RxSight of all right, title and interest in and to inventions (and all of such Person’s rights thereto) for which RxSight or Alcon is intended to have ownership or license rights under this Agreement such that no such employee, consultant, contractor or Third Party shall retain any rights to such inventions that would prevent or conflict with Alcon’s rights contemplated by this Agreement. To RxSight’s Knowledge, no employee, consultant or contractor of RxSight or any of its Affiliates is in violation of any term of any such agreement, including any employment contract.
13.2.7
No Government Funding. The inventions claimed or Covered by the Licensed RxSight Intellectual Property: (a) were not discovered, developed, created, conceived or reduced to practice or acquired (whether by license, exercise of option, acquisition or otherwise) in connection with any research activities funded, in whole or in part, by, or otherwise using the resources of, any Governmental Authority or any Third Party; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e); (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. Sections 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”); and (d) are not the subject of any licenses, options or other rights of any other Governmental Authority or any Third Party, within or outside the United States. RxSight and its Affiliates have complied with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves RxSight’s right, title and interest in such inventions to the maximum extent permitted by law. No Governmental Authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties or other payments for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of any Licensed RxSight Intellectual Property (including any Regulatory Documentation existing as of the Effective Date), or to impose any requirement or restriction on the Exploitation of the RxSight Technology as contemplated herein.
13.2.8
Development and Regulatory Documentation. RxSight and its Affiliates and its and their (sub)licensees have conducted, and their respective employees and agents have conducted, all Development, Manufacture and other Exploitation of the RxSight Technology that has been conducted prior to the Effective Date pursuant to and in compliance with generally accepted, professional scientific and ethical standards and all Applicable Laws and, to RxSight’s Knowledge, no such Person has received any notice of non-compliance with any of the foregoing. RxSight owns and holds, and has held, in full force and effect all licenses, permits, registrations, exemptions, certifications, waivers, approvals and authorizations from Governmental Authorities necessary for its activities related to the RxSight Technology conducted prior to the Effective Date. Neither RxSight nor, to RxSight’s Knowledge, any Person acting on its behalf has: (a) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority or with respect to any Regulatory Documentation; or (b) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, could provide a basis for the FDA or any other Governmental Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy or otherwise constitute material non-compliance with any Applicable Law.
13.2.9
Disclosures. RxSight has provided to Alcon all material adverse information with respect to the quality, performance, Manufacture, safety and efficacy of the Collaboration Products known to RxSight, and all such information is true, complete and correct in all material respects and, except as so provided to Alcon, there have not been any material safety, performance, or quality issues or material Manufacturing/supply interruptions, product complaints, adverse events, deviations, or corrective or preventive, or other remedial, actions relating to any Collaboration Product. Neither RxSight nor any of its Affiliates has any Knowledge of anything that could adversely affect the preparation of, or the acceptance or the subsequent approval, by any Regulatory Authority of, any filing, application, request, or other Regulatory Documentation for Regulatory Approval. All information provided by RxSight during pre-contractual due diligence, including all information provided in response to due diligence requests, is complete, truthful and accurate in all material respects. RxSight has not failed to disclose to Alcon any fact or circumstance known to RxSight or any of its Affiliates and relating to any of the Collaboration Products that would be reasonably material to Alcon in connection with this Agreement or the transactions contemplated herein.
13.3
Representations and Warranties by Alcon. Alcon further represents and warrants to RxSight as follows, as of the Effective Date:
13.3.1
No Grants that Conflict with this Agreement. Alcon and its Affiliates have not granted any licenses or rights (or other encumbrances) to any Third Party under or with respect to the Licensed Alcon Intellectual Property that conflict with the licenses or rights granted to RxSight hereunder.

13.3.2
Control over Know-How and Patents. Alcon or its Affiliate has Control over all Know-How and Patents that are necessary or reasonably useful for the Exploitation of the Alcon Technology as contemplated by this Agreement as of the Effective Date. Except as required under the [***], neither Alcon nor any of its Affiliates is a party to any license agreement with a Third Party pursuant to which Alcon or any of its Affiliates is obligated to pay any amount to a Third Party for the practice of any Intellectual Property rights with respect to Alcon’s or its Affiliates’ performance of its activities and obligations or the Exploitation of the Alcon Technology, in each case as contemplated by this Agreement as of the Effective Date.
13.3.3
Licensed Alcon Intellectual Property.
(a)
All Licensed Alcon Patents existing as of the Effective Date are listed in Schedule 13.3.3(a) (the “Existing Alcon Patents”). All such Existing Alcon Patents are: (i) to the extent issued, subsisting, in full force and effect and not invalid or unenforceable, in whole or in part; (ii) except as set forth on Schedule 13.3.3(a), solely and exclusively owned by Alcon or its Affiliates, free of any encumbrance, lien, security interest or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being diligently Prosecuted and Maintained in the respective patent offices in which such applications have been filed in accordance with Applicable Laws; and (iv) filed and maintained properly and correctly and all applicable fees applicable thereto have been paid on or before the due date for payment. Notwithstanding the foregoing, with respect to the [***] only, the representations in clauses (i), (iii) and (iv) of this Section 13.3.3(a) are made to Alcon’s Knowledge. Alcon or its Affiliate is entitled and has the full right, power and authority to grant the licenses purported to be granted herein. Alcon or its Affiliate, as applicable, has complied with the duty of candor and duty of disclosure obligations in each jurisdiction where such duty exists with respect to the Existing Alcon Patents (other than the [***]). To Alcon’s Knowledge, [***] has complied with the duty of candor and duty of disclosure obligations in each jurisdiction where such duty exists with respect to the [***].
(b)
To Alcon’s Knowledge, the Existing Alcon Patents represent all Patents within Alcon’s or its Affiliates’ ownership or Control that are necessary or useful for the Exploitation of the Alcon Materials and Alcon Technology to Develop one (1) or more Collaboration Products as contemplated by this Agreement as of the Effective Date.
(c)
To Alcon’s Knowledge, the Exploitation of the Alcon Technology by Alcon or its Affiliates or its or their Sublicensees within the scope of the licenses granted hereunder as contemplated by this Agreement as of the Effective Date do not and will not infringe, misappropriate or otherwise violate any valid claim of an issued Patent or Know-How of any Third Party.
(d)
To Alcon’s Knowledge, each of the Existing Alcon Patents other than the [***] properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Alcon Patent is issued or such application is pending. To Alcon’s Knowledge, Alcon and its Affiliates have obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of any Licensed Alcon Intellectual Property other than the [***] all inventorship rights to such Licensed Alcon Intellectual Property, and all such assignments are valid and enforceable. Alcon and its Affiliates have made any and all payments owing by Alcon or any of its Affiliates to any inventor of any Licensed Alcon Intellectual Property other than the [***] owned by Alcon or such Affiliate that is required under Applicable Law in connection with the creation or exploitation of or transfer of rights to such Licensed Alcon Intellectual Property.
(e)
With respect to the [***], to Alcon’s Knowledge, each of the [***] properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such [***] is issued or such application is pending. To Alcon’s Knowledge, [***] has obtained assignments from the inventors of the [***] sufficient to grant the rights licensed to Alcon under the [***] and sublicensed to RxSight hereunder. To Alcon’s Knowledge, neither Alcon nor any of its Affiliates owes any payments to any inventor of any [***] that are required under Applicable Law in connection with the creation or exploitation of or transfer of rights to such [***].
(f)
Alcon and its Affiliates have not misappropriated any Intellectual Property rights of any Third Party in the Development, Manufacture and other Exploitation of the Alcon Materials and Alcon Technology.
(g)
The Know-How within Licensed Alcon Intellectual Property has been kept confidential by Alcon and its Affiliates, or has been disclosed to Third Parties by Alcon and its Affiliates only under terms of confidentiality. To Alcon’s Knowledge, no material breach of such confidentiality has been committed by any Third Party.
13.3.4
Litigation and Actions Relating to Intellectual Property. There are no claims, judgments, orders, decrees or settlements against, or amounts with respect thereto owed by, Alcon or any of its Affiliates relating to the Licensed Alcon Intellectual Property. Alcon is not aware of any pending suit or proceeding filed by a Third Party with a court of competent jurisdiction: (a) seeking to invalidate, declare unenforceable or otherwise challenge the inventorship, ownership, scope, validity or enforceability of any of the Licensed Alcon Intellectual Property; or (b) asserting or alleging that Alcon or any of its Affiliates is infringing or has misappropriated or otherwise is violating, or that the Exploitation of the Alcon Materials and Alcon Technology is or would infringe, misappropriate or otherwise violate, any Patent, trade secret or other Intellectual Property rights of any Third Party. To Alcon’s Knowledge, no Person (x) has infringed or is infringing or threatening in writing to infringe, or (y) has misappropriated or is misappropriating or threatening in writing to misappropriate, in each case the Licensed Alcon Intellectual Property in a manner that would reasonably be expected to materially adversely affect the Exploitation of a Collaboration Product.
13.3.5
Other Material Claims and Actions. There are no claims, actions or proceedings pending or, to Alcon’s Knowledge, threatened in writing, nor, to Alcon’s Knowledge, are there any formal inquiries initiated or written notices received that do not relate to the Licensed Alcon Intellectual Property (which are addressed in Section 13.3.4) by Alcon or any of its Affiliates that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Alcon or its Affiliates or its or their properties, assets or business that if adversely decided, would, individually or in the aggregate, adversely affect in any material respect the grant of the licenses or rights granted to RxSight under this Agreement.

13.3.6
Assignment by Employees, Consultants and Contractors. Alcon has obtained from each of its employees, consultants and contractors and any other Third Party, in each case, who perform or have performed Development, Manufacturing or other Exploitation activities with respect to the Alcon Materials and Alcon Technology, valid and enforceable written agreements containing obligations of confidentiality and non-use and an assignment (or an obligation to assign) to Alcon of all right, title and interest in and to inventions (and all of such Person’s rights thereto) for which Alcon or RxSight is intended to have ownership or license rights under this Agreement such that no such employee, consultant, contractor or Third Party shall retain any rights to such inventions that would prevent or conflict with Alcon’s rights contemplated by this Agreement. To Alcon’s Knowledge, no employee, consultant or contractor of Alcon or any of its Affiliates is in violation of any term of any such agreement, including any employment contract.
13.3.7
No Government Funding. Except with respect to inventions claimed by the [***], the inventions claimed or Covered by the Licensed Alcon Intellectual Property: (a) were not discovered, developed, created, conceived or reduced to practice or acquired (whether by license, exercise of option, acquisition or otherwise) in connection with any research activities funded, in whole or in part, by, or otherwise using the resources of, any Governmental Authority or any Third Party; (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e); (c) are not otherwise subject to the Bayh-Dole Act; and (d) are not the subject of any licenses, options or other rights of any other Governmental Authority or any Third Party, within or outside the United States. Alcon and its Affiliates have complied with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves Alcon’s right, title and interest in such inventions to the maximum extent permitted by law. No Governmental Authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties or other payments for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of any Licensed Alcon Intellectual Property (including any Regulatory Documentation existing as of the Effective Date), or to impose any requirement or restriction on the Exploitation of the Alcon Technology as contemplated herein.
13.3.8
Development and Regulatory Documentation. Alcon and its Affiliates and its and their (sub)licensees have conducted, and their respective employees and agents have conducted, all Development, Manufacture and other Exploitation of the Alcon Materials and Alcon Technology that has been conducted prior to the Effective Date pursuant to and in compliance with generally accepted, professional scientific and ethical standards and all Applicable Laws and, to Alcon’s Knowledge, no such Person has received any notice of non-compliance with any of the foregoing. Alcon owns and holds, and has held, in full force and effect all licenses, permits, registrations, exemptions, certifications, waivers, approvals and authorizations from Governmental Authorities necessary for its activities related to the Alcon Materials and Alcon Technology conducted prior to the Effective Date. Neither Alcon nor, to Alcon’s Knowledge, any Person acting on its behalf has: (a) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority or with respect to any Regulatory Documentation; or (b) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, could provide a basis for the FDA or any other Governmental Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy or otherwise constitute material non-compliance with any Applicable Law.

13.3.9
Disclosures. Alcon has provided to RxSight all material adverse information with respect to the quality, performance, Manufacture, safety and efficacy of the Collaboration Products known to Alcon, and all such information is true, complete and correct in all material respects and, except as so provided to RxSight, there have not been any material safety, performance, or quality issues or material Manufacturing/supply interruptions, product complaints, adverse events, deviations, or corrective or preventive, or other remedial, actions relating to any Collaboration Product. Neither Alcon nor any of its Affiliates has any Knowledge of anything that could adversely affect the preparation of, or the acceptance or the subsequent approval, by any Regulatory Authority of, any filing, application, request, or other Regulatory Documentation for Regulatory Approval. All information provided by Alcon during pre-contractual due diligence, including all information provided in response to due diligence requests, is complete, truthful and accurate in all material respects. Alcon has not failed to disclose to RxSight any fact or circumstance known to Alcon or any of its Affiliates and relating to any of the Collaboration Products that would be reasonably material to RxSight in connection with this Agreement or the transactions contemplated herein.
13.4
Additional Representations and Warranties by Each Party. Each Party further represents and warrants as of the Effective Date as follows; provided that, notwithstanding the following, Alcon makes no representations, warranties or covenants with respect to its shareholders:
13.4.1
Debarment. Such Party, its Affiliates and its and their officers, employees, agents, consultants and any other Person engaged, or contemplated to be engaged, by such Party or its Affiliates in the performance of Development, Manufacturing or other Exploitation activities with respect to the RxSight Technology and the Alcon Technology, as applicable, has not been and is not: (a) debarred or convicted, or subject to a pending debarment or conviction, pursuant to Section 306 of the FD&C Act; (b) listed by any government or regulatory agencies as ineligible to participate in any Federal health care programs (as that term is defined in 42 U.S.C. Section 1320a-7b(f)) or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or subject to any such pending action.
13.4.2
Status Regarding Sanctions. None of such Party, its Affiliates, its or their directors, executive officers, agents, or any Person having a controlling interest in such Party or any of its Affiliates is (a) a Person targeted by trade or financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its member states, the United Kingdom or any other jurisdiction that is applicable to the licenses and services to be provided under this Agreement, including Persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State Department’s Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU’s Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; or (b) directly or indirectly owned or controlled by such Persons (together “Restricted Person”). Each Party further represents, warrants and covenants that such Party shall notify the other Party in writing immediately if the Party giving notice or any of its Affiliates or its or their directors, executive officers, agents, or any Person having a controlling interest in such Party giving or any of its Affiliates becomes a Restricted Person or if such Party giving notice becomes directly or indirectly owned or controlled by one (1) or more Restricted Persons.
13.4.3
Personal Information. The Processing of Personal Information by either Party (including any transfer of Personal Information across national borders) in connection with the Development of Alcon Technology or RxSight Technology, as applicable, is and has been in compliance with Data Protection Laws in all countries and jurisdictions in the Territory, all privacy related consents and notices that apply to the Alcon Technology or RxSight Technology, as applicable, and the requirements of any contract or codes of conduct to which such Party is a party (“Privacy and Security Obligations”). Each Party has provided all necessary privacy notices related to research participants and has an appropriate legal basis under Data Protection Laws to process all personal data in connection with the Alcon Technology or RxSight Technology, as applicable. Each Party has developed, implemented, and maintains a compliance program, policies and procedures, and training programs to ensure ongoing compliance with the Privacy and Security Obligations. Each Party has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place to protect all personal data collected by it or on its behalf from and against unauthorized processing. Each Party is and has complied in all material respects with all Privacy and Security Obligations relating to data breach reporting and notification obligations.
13.5
Additional Covenants of RxSight. During the Term:
13.5.1
RxSight shall not, and shall cause its Affiliates not to, misappropriate any Know-How or infringe any issued Patent in the conduct of the Development Activities;
13.5.2
RxSight shall not, and shall cause its Affiliates not to: (a) grant any license or other interest to any Third Party under the Licensed RxSight Intellectual Property that is inconsistent with or conflicts with the licenses or other interests granted to Alcon hereunder; (b) sell, assign, convey, or otherwise transfer any of its right, title or interest in or to any Licensed RxSight Intellectual Property to any Third Party; (c) grant to any Third Party any licenses or rights to the Collaboration Products, except as otherwise permitted under this Agreement; (d) enter into any agreement that would impose additional obligations or liabilities on Alcon without Alcon’s prior written consent; or (e) incur or permit to incur any lien, security interest or other encumbrance, other than licenses entered into in the ordinary course of business, on the Licensed RxSight Intellectual Property;
13.5.3
RxSight shall make any and all payments required by contract or under Applicable Law owing by RxSight or any of its Affiliates to any inventor of any Licensed RxSight Intellectual Property owned by RxSight or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Licensed RxSight Intellectual Property;
13.5.4
RxSight shall update Schedule 13.2.3(a) from time to time to reflect additional Patents that become Licensed RxSight Patents during the Term;

13.5.5
RxSight shall update Schedule 1.150 from time to time to reflect any additional Patents that become Product-Specific Patents after the Effective Date during the Term; and
13.5.6
unless the Parties agree otherwise in writing, (a) RxSight shall not, and shall cause its Affiliates not to, use any funding, facilities or personnel of any Governmental Authority or any educational, research or non-profit institutions to conduct the Development Activities, (b) RxSight shall notify Alcon prior to it or any of its Affiliates using any funding, facilities or personnel of any Governmental Authority or any educational, research or non-profit institutions in the conduct of the Development Activities and, at Alcon’s request, shall promptly discuss with Alcon any such use and (c) neither RxSight nor any of its Affiliates shall enter into a funding relationship that would result in RxSight not having the right to Control any Licensed RxSight Intellectual Property or any Collaboration Products.
13.6
Additional Covenants of Alcon. During the Term:
13.6.1
Alcon shall not, and shall cause its Affiliates not to, knowingly misappropriate any Know-How or knowingly infringe any issued Patent, in each case in the conduct of its Commercialization activities;
13.6.2
unless the Parties agree otherwise in writing, (a) Alcon shall not, and shall cause its Affiliates not to, use any funding, facilities or personnel of any Governmental Authority or any educational, research or non-profit institutions to conduct the Development Activities, (b) Alcon shall notify RxSight prior to it or any of its Affiliates using any funding, facilities or personnel of any Governmental Authority or any educational, research or non-profit institutions in the conduct of the Development Activities and, at RxSight’s request, shall promptly discuss with RxSight any such use and (c) neither Alcon nor any of its Affiliates shall enter into a funding relationship that would result in Alcon not having the right to Control any Licensed Alcon Intellectual Property or any Collaboration Products;
13.6.3
Alcon shall comply with all Applicable Laws in the conduct of its Commercialization activities.
13.7
Limitation. Neither Party makes any representation or warranty, either express or implied, that any of the Development, Manufacturing or Commercialization efforts with regard to any Collaboration Product will be successful.
Article 14.

INDEMNIFICATION AND LIABILITY
14.1
Indemnification by RxSight. Subject to Section 14.3, RxSight shall indemnify, defend and hold Alcon and its Affiliates and Sublicensees and its and their respective officers, directors, employees, contractors, agents and assigns (each, a “Alcon Indemnified Party”) harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Alcon Indemnified Party may become subject as a result of any Third Party demands, claims, investigations, suits or actions (“Claims”) (but excluding product liability claims) to the extent arising or resulting from: (a) the gross negligence or willful misconduct of any RxSight Indemnified Party in connection with this

Agreement; (b) the breach by RxSight of any term in, or the covenants, warranties or representations made by RxSight to Alcon under, this Agreement; (c) the Exploitation of Collaboration Products by or on behalf of RxSight or any of its Affiliates or its or their (sub)licensees (other than Alcon) during the term; (d) use of any RxSight Trademark by or on behalf of Alcon in accordance with the terms and conditions of this Agreement; (e) the Exploitation of Reversion Products by or on behalf of RxSight or any of its Affiliates or its or their (sub)licensees; [***]; except, in each case (a)-(g) to the extent of Alcon’s obligation to indemnify a RxSight Indemnified Party under Section 14.2.
14.2
Indemnification by Alcon. Subject to Section 14.3, Alcon shall indemnify, defend and hold RxSight and its Affiliates and its and their respective officers, directors, employees, contractors, agents and assigns (each, a “RxSight Indemnified Party”) harmless from and against Losses to which any RxSight Indemnified Party may become subject as a result of any Claims (but excluding product liability claims) to the extent arising or resulting from: (a) the gross negligence or willful misconduct of any Alcon Indemnified Party in connection with this Agreement; (b) the breach by Alcon of any term in, or the covenants, warranties or representations made by Alcon to RxSight under, this Agreement; [***]; or (d) the Exploitation by or on behalf of Alcon, any of its Affiliates or any of its or their Sublicensees of any Collaboration Products during the Term; except, in each case (a)-(d) to the extent of RxSight’s obligation to indemnify a Alcon Indemnified Party under Section 14.1.
14.3
Product Liability. In the event that any Third Party Claim alleges a Design Defect Claim, (a) each Party shall promptly notify the other Party in writing of any such Design Defect Claim, (b) Alcon shall have the first right to control the defense and settlement of such Design Defect Claim, and (c) the Parties shall [***] Losses arising from such Design Defect Claim. Except as otherwise set forth in this Section 14.3, the procedures set forth in Section 14.4.2 shall apply to any Design Defect Claim, mutatis mutandis, and Alcon shall be the controlling party for purposes thereof. If RxSight fails to reimburse Alcon for any Losses subject to indemnification under this Section 14.3 within [***] of receipt of an invoice therefor, Alcon may exercise its right to offset in accordance with the terms and conditions of Section 8.2.
14.4
Indemnification Procedure.
14.4.1
Notice. All claims for indemnification under Section 14.1 or Section 14.2 shall be made solely by the applicable Party to this Agreement (the “Indemnitee”), and the Indemnitee shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, which notice must contain a description of the Claim and the nature and amount of the applicable Loss (to the extent that the nature and amount of such Loss is known at such time). The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under Section 14.1 or Section 14.2 if and to the extent the Indemnitor is actually and materially prejudiced thereby.
14.4.2
Defense. Subject to the provisions of Section 9.4, Section 9.5 and Section 9.6, at its option, the Indemnitor shall have the right to assume the sole control of the defense or settlement of any Claim by giving written notice to the Indemnitee within [***] after the Indemnitor’s receipt of a Claim notice under Section 14.4.1. The assumption of the defense of a

Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. Regardless of whether the Indemnitor chooses to defend or prosecute any Claim, the Indemnitee shall, and shall cause each RxSight Indemnified Party or Alcon Indemnified Party, as applicable, to, cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by such indemnification, including by (a) delivering to the Indemnitor all original notices and documents (including court papers) received in connection with the Claim and (b) furnishing such records, information and testimony, and providing such witnesses and attending such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection with such Claim. The Indemnitee may participate in, but not control, at its sole cost and expense (subject to the following sentence), the Indemnitor’s defense of any Claim with counsel of the Indemnitee’s own selection. Should the Indemnitor assume the defense of a Claim, the Indemnitor shall not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the analysis, defense or settlement of the Claim unless (x) such analysis, defense or settlement of the Claim by such Indemnitee is specifically requested in writing by the Indemnitor or (y) the interests of the Indemnitor and Indemnitee with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles. If the Indemnitor does not give written notice to the Indemnitee as set forth in this Section 14.4.2 or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnitee may, at the Indemnitor’s expense, select its own counsel in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnitee shall keep the Indemnitor timely apprised of the status of such Claim. If the Indemnitee defends or handles such Claim, the Indemnitor shall cooperate with the Indemnitee, at the Indemnitee’s reasonable request but at no expense to the Indemnitee, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its expense.
14.4.3
Settlement; Losses. With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that shall not result in the Indemnitee admitting any wrongdoing or responsibility for the Claim or becoming subject to injunctive or other relief and as to which the Indemnitor shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnitor, in its sole discretion, shall deem appropriate. With respect to all other Losses, the Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. If the Indemnitor has assumed the defense of a Claim, the Indemnitee shall not settle or compromise such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume the defense of a Claim as set forth in Section 14.4.2: (a) the Indemnitee may defend against, consent to the entry of any judgment or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in Section 14.1 or Section 14.2. The Indemnitee shall be entitled to invoice the Indemnitor for any amounts owed to the Indemnitee pursuant to this Article 14 on a [***] basis, and all such invoiced amounts shall be paid by in accordance with Article 8. If RxSight fails to reimburse Alcon for any Losses subject to indemnification under Section 14.1 within [***] of receipt of an invoice therefor, Alcon may exercise its right to offset in accordance with the terms and conditions of Section 8.2. If a Claim or the events giving rise to or resulting in such Claim are subject to Article 9 and Section 14.1 or Section 14.2, then Article 9 shall apply with respect to the defense of such Claim and Section 14.1 or Section 14.2, as applicable, shall apply with respect to the allocation of financial responsibility for the related Losses.
14.5
Effect of Investigation. The representations and warranties of a Party (whether set forth in this Agreement or any Schedule hereto) or any right of the other Party to indemnification, payment, reimbursement or other remedy provided for in this Agreement based upon any such representations and warranties (as such may be modified by any Schedule hereto) of such first Party shall in no event be affected by (a) any investigation, inquiry or examination made for or on behalf of such other Party or (b) the knowledge of such other Party’s officers, directors, equity holders, employees, agents or representatives.
14.6
Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnitee in connection with any Claim shall be reimbursed on a [***] basis in arrears by the Indemnitor, without prejudice to the Indemnitor’s right to contest the Indemnitee’s right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against any Claim, the Indemnitee shall reimburse the Indemnitor for any Losses incurred by the Indemnitor in its investigation or defense of the Claim.
14.7
LIMITATION OF LIABILITY. NEITHER PARTY NOR ANY OF ITS AFFILIATES OR ITS OR THEIR (SUB)LICENSEES/SUBLICENSEES WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE COLLABORATION PRODUCTS, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 14.7 SHALL NOT APPLY TO (A) LOSSES REQUIRED TO BE PAID PURSUANT TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 14.1 OR SECTION 14.2, (B) [***], (C) EITHER PARTY’S LIABILITY FOR BREACH OF ITS INTELLECTUAL PROPERTY OBLIGATIONS IN Article 9 OR ITS CONFIDENTIALITY OBLIGATIONS UNDER Article 10 OR (D) LIABILITY OF A PARTY FOR ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.
14.8
Suspension of Conditioned Obligations. To the extent that any obligations of a Party under this Agreement or under the Ancillary Agreements is conditioned or dependent on the performance by the other Party of its obligations under this Agreement or under the Ancillary Agreements, then in the event of any failure by the other Party to perform such precedent obligations, the conditioned or dependent obligation shall be suspended for so as long as any such failure to perform by the other Party persists.

14.9
Insurance. Each Party shall procure and maintain at its own cost, with financially stable and reputable insurers, adequate insurance protection that is usual and customary for its respective business operations, including but not limited to general and products liability insurances, and reasonably necessary to cover its actual and potential insurable liabilities under this Agreement. Any deductible associated with a Party’s Third Party insurance policy shall be the responsibility of that Party and cannot be passed on to the other Party. RxSight acknowledges and agrees that Alcon may fulfill some or all of its foregoing obligations under this Section 14.8 by means of self-insurance to the same extent, where permitted by law. It is understood that such insurance, or self-insurance, shall not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Article 14. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits in the event such cancellation or material decrease impacts the obligations set forth under this Agreement.
Article 15.

COMPLIANCE
15.1
Compliance with Applicable Laws. Each Party shall, and shall cause its Affiliates to, perform its obligations under this Agreement in accordance with all Applicable Laws and industry codes. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or that it believes, in good faith, may violate, any Applicable Laws.
15.2
Compliance with Privacy Laws; IT Security. In carrying out their respective obligations under this Agreement, each Party and its Affiliates and its or their (sub)licensees, and each Person acting on its or their behalf, have complied, and will comply, with (a) all Applicable Laws with respect to Data Protection Laws in all countries and jurisdictions (including any transfer of personal data across national borders) in connection with the Collaboration Products, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure and transfer of Personal Information, including providing any notice, obtaining any consent or prior authorizations, and conducting any assessment required under Applicable Laws, (b) all privacy related consents and notices that apply to or were obtained in connection with the foregoing and (c) the requirements of any contract or codes of conduct to which a Party is a party, including that all such Persons have provided all legally required privacy notices to, and obtained appropriate consents (including research informed consents) from, data subjects (“Notices and Consents”), and the Notices and Consents permit the use of the data as currently and previously, and as contemplated under this Agreement to be, used and processed by such Party or its Affiliates or its or their (sub)licensees (or Persons acting on its or their behalf) and the licensing and transfer of all such personal data of data subjects to, and subsequent use by, the other Party as contemplated in this Agreement. During the Term, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all Personal Information, Know-How and other information under this Agreement that are appropriate and that provide no less protection than both (x) good industry practice (i.e., in accordance with ISO 27001 or similar industry standards) and (y) such Party’s measures to protect its own Personal Information, Know-How and other information of a similar nature or importance. Each Party shall notify the other Party promptly in writing upon learning of any actual, threatened or reasonably suspected misappropriation or unauthorized access to, or disclosure or use of, the Personal Information, Licensed Alcon Intellectual Property, Licensed RxSight Intellectual Property or any other Know-How related to or arising under this Agreement (a “Data Breach”). Each Party shall promptly investigate each Data Breach that it becomes aware of or reasonably suspects may have occurred or will occur and shall, at the other Party’s request, provide reasonable levels of access and information to the other Party in connection with any investigation that the other Party may desire to conduct with respect to such Data Breach. Each Party shall cooperate with the other Party in identifying any reasonable steps that should be implemented to limit, stop or otherwise remedy any actual, threatened or reasonably suspected Data Breach.
15.3
Compliance with Anti-Corruption Laws. In carrying out their respective obligations under this Agreement, each Party and its Affiliates and its and its or their (sub)licensees, and each Person acting on its or their behalf, have complied, and will comply, with all applicable local, national and international laws, regulations and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 and UK Bribery Act, each as amended, and any laws enacted to implement the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions. Each Party and its Affiliates have and undertake that they shall continue to update and maintain during the Term an internal compliance program under which each Party’s (or its Affiliates’) employees are required to comply with all such Applicable Laws, including applicable local and international anti-bribery and anti-corruption laws and regulations.
15.4
Prohibited Conduct. Without limiting the other obligations of either Party set forth in this Article 15, each Party represents and warrants to the other that, as of the Effective Date, each Party and, to its Knowledge, its Affiliates and its and its Affiliates’ employees and contractors, with respect to the Collaboration Products, have not made, paid, cause to be paid, accepted payment, induced payment, taken any action, offered, given, promised to give or authorized, and each Party covenants to the other that, during the Term, such Party and its Affiliates and its and its Affiliates’ employees and contractors, and each Person acting on its or their behalf, in connection with the performance of their respective obligations under this Agreement or otherwise with respect to the Collaboration Products, will not make, pay, cause to pay, accept payment, induce payment, take any action, offer, give, promise to give or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business.
15.5
Trade Sanctions. In carrying out their respective obligations under this Agreement, each Party shall comply with all applicable trade sanctions and export control laws and regulations, including where applicable the U.S. trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), the U.S.

Export Administration Regulations (15 C.F.R. Part 734 et seq.), and European Union trade sanctions and export laws (including Council Regulation (EC) No. 428/2009 (as amended)).
15.6
Record Keeping.
15.6.1
Each Party shall, and shall cause its Affiliates to and shall use Commercially Reasonable Efforts to require its subcontractors to, maintain until the expiration or termination of this Agreement (or, if longer, such period as may be required by Applicable Law) complete, current, and accurate records of all work conducted and results achieved in the performance of the Development Activities allocated to such Party under the Development Plan, including Data generated in conducting such activities. In addition, RxSight shall, and shall cause its Affiliates and subcontractors to, maintain complete, accurate and contemporaneous records, in reasonable detail, of its activities relating to the Commercialization, installation and servicing of the LDD in the United States pursuant to Section 6.4(a) including records sufficient to demonstrate compliance with the timelines, service levels and other obligations set forth therein (including records of installation timing, service call initiation and resolution, and related performance metrics).
15.6.2
No more than once per Calendar Year while the Parties are conducting material Development Activities or performing its obligations under Section 6.4(a), each Party (or one (1) of its designated Affiliates or a Third Party acting on its behalf) shall have the right, during normal business hours and upon at least [***] prior written notice to the other Party, to inspect the books and records pertaining to the Development Activities and the records relating to RxSight’s performing its obligations under Section 6.4(a) maintained by or on behalf of RxSight pursuant to Section 15.6.1, including raw data. The audit and access rights referenced under this Section 15.6.2 include the right to access and review (in both soft and hard copy) any and all internal policies, internal audit reports, standard operating procedures, procedures, guidelines, or other internal documentation of the other Party and its Affiliates, in each case specifically relating to the Development Activities or RxSight’s obligations under Section 6.4(a). Any audit (and related data collection activities) shall be carried out in compliance with Applicable Laws. All Data, books, records and other information accessed by an auditing Party through any inspection or audit shall be deemed the Confidential Information of the Party being inspected or audited and may not be photographed, copied or removed from the premises. Each Party shall bear its own costs and expenses of any audit conducted pursuant to this Section 15.6.2. The auditing Party shall cause its Affiliates or Third Party designee under this Section 15.6.2 to enter into a reasonably acceptable confidentiality agreement with the audited Party prior to any access or disclosure, obligating such Affiliates or Third Party designee, as applicable, to treat all such books and records of RxSight in confidence pursuant to such confidentiality agreement, which shall contain terms no less stringent than the terms under Article 10.
15.7
DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 9.2.3, Article 13 AND THIS Article 15, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS

OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY COLLABORATION PRODUCTS OR THE DEVELOPMENT ACTIVITIES WILL BE SUCCESSFUL, IN WHOLE OR IN PART.
Article 16.

GENERAL PROVISIONS
16.1
Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party, except in connection with a Change of Control of a Party as provided below, except that (a) each Party shall have the right, without such consent, to: (i) perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (or with respect to RxSight, its permitted subcontractors or, with respect to Alcon, its or their Sublicensees or subcontractors) and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates; (b) either Party shall have the right, without the other Party’s consent, to assign any or all of its obligations hereunder to any successor in interest (whether by merger, acquisition, divestiture, asset purchase or otherwise) with respect to the Collaboration Products; (c) either Party shall have the right, without the other Party’s consent, to assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates; (d) RxSight shall have the right, without Alcon’s consent, to (i) assign RxSight’s right to receive the Royalties or portions thereof to a Third Party (such assignment, a “Monetization Transaction”) or (ii) grant to a lender or creditor a security interest in this Agreement as a collateral in connection with a financing transaction (such grant, a “Securitization Transaction”). Any Monetization Transaction or Securitization Transaction shall be limited to the assignment or pledge of the right to receive payments owed by Alcon hereunder (and reporting, audit and enforcement rights solely and specifically related to such right to receive payments) only and shall not include any transfer of any other rights or obligations under this Agreement. Without limiting the foregoing, no such assignee, lender or other Third Party shall acquire any right to enforce, receive the benefit of, or otherwise be deemed a beneficiary of any obligations of Alcon under this Agreement (including any obligations requiring Alcon to use Commercially Reasonable Efforts) other than in relation to the obligation to make the applicable payments expressly assigned or pledged pursuant to such Monetization Transaction or Securitization Transaction. RxSight shall remain solely responsible for the performance of all of its obligations under this Agreement. In connection with an actual or potential Monetization Transaction or Securitization Transaction, RxSight may disclose to such Third Party the royalty reports contemplated under Section 7.3.8, audit reports contemplated under Section 8.2, and any other reports reasonably requested by such Third Party, in each case, without the prior written consent of Alcon, to enable such Third Party to evaluate, exercise its rights with respect to, such Monetization Transaction or Securitization Transaction, provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in such reports and plans that are no less protective or restrictive than the terms under Article 10; and (e) either Party shall have the right, without the other Party’s written consent, to assign this Agreement and all of its rights and obligations hereunder to the successor in the context of a Change of Control; provided that, with respect to this clause (e), the assigning Party shall provide written notice to the other Party within [***] after such assignment. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement shall assume all of such Party’s obligations hereunder in writing, and upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and permitted assigns of such Party. Any assignment, delegation or attempted assignment or delegation by either Party in violation of the terms of this Section 16.1 is null, void and of no legal effect.
16.2
Extension to Affiliates. Each Party shall have the right to extend the rights granted in this Agreement to, and perform any of its obligations through, one (1) or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to such Party. For clarity, each Party shall remain primarily liable for any acts or omissions of its Affiliates.
16.3
Severability. If, under Applicable Laws, any one (1) or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable at law or in equity in any court of competent jurisdiction and the rights of the Parties will not be materially and adversely affected thereby, (a) such invalid, illegal or unenforceable provision(s) shall be considered severed from this Agreement with respect to such jurisdiction, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision(s) had never comprised a part hereof and (c) the Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision(s) with a valid, legal and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized (and, to the extent the Parties agree to a replacement provision, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision(s) or by its or their severance herefrom). To the fullest extent permitted by Applicable Laws, each Party hereby waives any provision of law that would render any provision hereof invalid, illegal or unenforceable in any respect.
16.4
Non-Use of Names. Except as set forth in Section 9.8, each Party shall not, and shall cause its Affiliates not to, use the name, Trademark, logo or physical likeness of the other Party or any of its Affiliates or its or their (sub)licensees/Sublicensees or its or their respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature or other form of publicity, without the other Party’s prior written consent. The restrictions imposed by this Section 16.4 shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with such Party’s exercise of its rights or performance of obligations under this Agreement and (b) subject to Article 10, either Party from making any disclosure identifying the other Party that is required by Applicable Laws or the rules of a stock exchange on which securities of the disclosing Party are listed (or to which an application for listing has been submitted).
16.5
Governing Law; English Language. This Agreement is governed by and will be construed in accordance with the laws of the State of New York without reference to its conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning

(a) inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 9.1, and Section 9.2 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement and shall be the language of all communications under or in connection with this Agreement. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
16.6
Dispute Resolution. The Parties recognize that controversies or claims arising out of, relating to or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective the Parties shall follow the procedures set forth in this Section 16.6 to resolve any Dispute prior to seeking to resolve the Dispute in accordance with Section 16.7, except with respect to (i) temporary injunctive or provisional relief in accordance with Section 16.7, (ii) any matter within the JSC’s responsibilities under Section 4.2, which shall be resolved in accordance with Section 4.3, (iii) any dispute regarding the negotiation or terms of the Co-Promotion Agreement subject to Baseball Arbitration pursuant to Section 7.3.4(b), and (iv) any matter expressly submitted to an Expert pursuant to Section 3.2.3, Section 3.2.5(c) or Section 16.9.2(c)(i); provided that either Party may submit to arbitration pursuant to Section 16.7 any dispute regarding whether an Baseball Arbitration determination or Expert determination contained a manifest error. Subject to the foregoing, if any dispute, claim or controversy of any nature arising out of, relating to or in connection with this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”) arises between the Parties, the Parties shall promptly refer such Dispute to the Executive Officers for resolution. Such referral shall be made by written notice from either Party to the other Party. Within [***] after receipt of such written notice, each Party shall notify the other Party in writing of the Executive Officer designated to address the Dispute on its behalf. The Executive Officers shall use good faith efforts to resolve the Dispute within [***] after receipt of such written notice. If, after an additional [***] after the referral of a Dispute to the Executive Officers, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each Party may initiate arbitration proceedings as outlined in Section 16.7. In the event that the dispute resolution procedures set forth in this Section 16.6 are invoked with respect to any Dispute, any applicable statute of limitations, contractual limitations period, or other time-based defense relating to any claim identified in the written notice referring such Dispute to the Executive Officers pursuant to this Section 16.6 shall be tolled solely during the period commencing on the date such written notice is delivered to the other Party and ending on the earlier of: (a) the date on which the Parties resolve the Dispute by mutual written agreement; or (b) the date that is [***] after the final completion or termination of the procedures set forth in this Section 16.6. Each Party agrees that it shall not assert any defense that a claim identified in such written notice is untimely to the extent that such untimeliness results solely from the tolling period described in the immediately preceding sentence, provided that such claim was timely as of the date the written notice initiating the procedures under this Section 16.6 was delivered. For the avoidance of doubt, (i) this Section 16.6 does not revive any claim that was already time-barred as of the date such written notice was delivered, and (ii) the tolling expressly provided in this Section 16.6 shall be the sole effect of this Section 16.6 on any applicable statute of limitations, contractual limitations period, or other time-based defense. Each Party to the arbitration proceeding retains the right to seek interim, provisional, or conservatory measures in connection with the arbitration in any state or federal court located in New York County, New York, and any application for such measures shall not be deemed incompatible with the Parties’ agreement to arbitrate or constitute a waiver of the right to arbitrate.
16.7
Arbitration.
16.7.1
Any unresolved Disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in New York, New York, in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“Rules”). The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party shall, within [***] after the institution of the arbitration proceedings, appoint one (1) arbitrator, and such two (2) arbitrators shall together, within [***] thereafter, select a third (3rd) arbitrator to serve as chair of the arbitration panel. The chair shall have substantial experience in complex commercial transactions and/or complex disputes in the medical device or life sciences industry. If the two (2) initial arbitrators are unable to select a third (3rd) arbitrator within such [***] period, the third (3rd) arbitrator shall be appointed in accordance with the Rules. The panel shall issue a reasoned written decision setting forth the basis for the award. The arbitrators shall have the authority to award any remedy or relief available at law or in equity, including monetary damages and equitable relief, except that the arbitrators shall not have the authority to award damages or losses to the extent restricted pursuant to Section 14.7. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be enforced in any court of competent jurisdiction. The losing Party for any particular claim in the arbitration (if any), as determined by the arbitrators, shall reimburse the prevailing Party for all reasonable costs and expenses incurred in connection with such claim, including the fees and expenses of the arbitrators and the prevailing Party’s reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses. If such claim is the sole claim for which a determination is made, the losing Party shall bear all such costs and expenses of the arbitration.
16.7.2
Any arbitration and information relating thereto, including documentary or other evidence given by a Party or witness in the arbitration, shall be deemed the Confidential Information of both Parties; provided, that a Party that seeks to confirm or enforce the arbitration award in a court of competent jurisdiction shall seek in good faith an appropriate protective order if it is necessary to disclose any such Confidential Information in connection with such confirmation or enforcement.
16.8
Force Majeure. Neither Party shall be responsible to the other Party or be deemed to have defaulted under or breached this Agreement for any failure or delay in performing any of its obligations under this Agreement or for other non-performance hereunder if such delay or non-performance is caused by strike, fire, flood, earthquake, hurricane, embargoes, war, act of war

(whether war be declared or not), act of terrorism, insurrections, riots, epidemics, pandemics, quarantines, act of God, acts or omissions by any Governmental Authority or by any other unforeseeable cause beyond the reasonable control of the non-performing Party (except to the extent such acts or omissions by a Governmental Authority result from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (“Force Majeure”). The non-performing Party shall notify the other Party of such Force Majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
16.9
RxSight Change of Control.
16.9.1
Notification of Change of Control. RxSight shall provide Alcon with written notice of any Change of Control of RxSight promptly, but no later than [***], following the earlier of the first public announcement of such Change of Control and the execution of a definitive agreement relating to such Change of Control (if such earlier disclosure is not prohibited under Applicable Laws or by the terms of any written agreement between RxSight and any Third Party), which notice shall describe in reasonable detail the nature of the transaction and the identity of the Acquirer. If RxSight undergoes a Change of Control, then the terms of this Section 16.9 shall apply. For avoidance of doubt, a Change of Control of RxSight shall not in any way limit or alter Alcon’s termination rights in accordance with Section 11.2 through Section 11.4, and the provisions of Section 16.9.2 shall only apply if Alcon has not exercised any such termination right.
16.9.2
Effects of Change of Control.
(a)
If RxSight undergoes a Change of Control, RxSight or, to the extent this Agreement is assigned in connection with such Change of Control, RxSight’s successor and their respective Affiliates shall continue to comply with its and their obligations hereunder [***], after entering into the applicable definitive agreement that contemplates such Change of Control (the “Change of Control Agreement”) as compared to prior to entering into such Change of Control Agreement.
(b)
Section 2.7 shall automatically become null and void.
(c)
If the Acquirer is an Industry Participant, at any time following the execution of the Change of Control Agreement Alcon shall have the right, by written notice to RxSight, to:
(i)
to the extent not already completed under the Manufacturing and Supply Agreement, require RxSight to transfer to Alcon or its designee all Manufacturing Know-How and related information; provided that, with respect to any such Manufacturing Know-How that constitutes, incorporates, or discloses RxSight Platform Technology, the Parties shall negotiate in good faith to agree [***];
(ii)
disband the JSC (to the extent still in place), if elected by Alcon; and

(iii)
limit the scope of information to be provided by Alcon to RxSight (including through the JSC) to the extent it determines that (A) such information is competitively sensitive or (B) it is necessary to limit such scope in order to protect the confidentiality of such information, provided that Alcon may not limit the royalty reports contemplated under Section 7.3.8, or the audit reports contemplated under Section 8.2 (in each case, except as required by Applicable Law as determined by Alcon in good faith), and provided further that to the extent any limitation on the provision of any information hereunder limits or impacts RxSight’s performance of its obligations under this Agreement, RxSight shall have no liability for any such breach or non-performance.
(d)
If the Acquirer at any time following the effective date of the Change of Control Agreement is not an Industry Participant, upon written notice from Alcon, RxSight shall engage in good faith discussions with Alcon regarding a potential transfer to Alcon or its designee of (a) any Know-How not previously provided and necessary in order to complete all outstanding Development Activities, and (b) to the extent not already completed under the Manufacturing and Supply Agreement, all Manufacturing Know-How and related information; provided that, in no event shall such transfer incorporate RxSight Platform Technology.
16.10
Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in writing and duly executed by or on behalf of the Party waiving such term or condition.
16.11
Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between the Parties, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership, joint venture, employment, franchise, agency or fiduciary or similar relationship for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.
16.12
Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted under this Agreement shall be in writing, in English and shall refer specifically to this Agreement. Any and all such notices and other communications required or permitted to be provided hereunder shall be deemed given and effective only if: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered or certified mail, in each case, addressed as set forth below unless changed by notice so given. Such notice shall be deemed to have been given as of the date delivered by hand or on the second (2nd) Business Day (at the place of delivery) after deposit with an overnight courier service or after mailed in accordance with clause (b). This Section 16.12 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to RxSight:

RxSight, Inc.

100 Columbia

Aliso Viejo, California 92656, USA

[***]

with a copy to:

RxSight, Inc.

100 Columbia

Aliso Viejo, California 92656, USA

[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Aaron R. Gardner

Email: Aaron.Gardner@lw.com

and

If to Alcon:

Alcon Pharmaceuticals, Ltd
c/o Alcon Research, LLC
6201 South Freeway
Fort Worth, TX 76134-2099
[***]

with a copy to:

Alcon Vision, LLC
6201 South Freeway
Fort Worth, Texas 76134-2099
[***]

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
250 W 55th Street
New York, NY 10019
Attn: Derek Stoldt
Email: derek.stoldt@arnoldporter.com

16.13
Further Assurances. Alcon and RxSight hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action, including the filing of such assignments, agreements, documents and instruments, and to cause its Affiliates to do any of the foregoing, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the intent, provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
16.14
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
16.15
Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
16.16
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. This Agreement may be executed and delivered electronically (including via PDF copies transmitted over email) and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
16.17
Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
16.18
Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
16.19
Interpretation. The captions and headings to this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Unless specified to the contrary, (a) references to Articles, Sections, Exhibits or Schedules mean the particular Articles, Sections, Exhibits or Schedules to this Agreement and references to this Agreement include all Exhibits and Schedules hereto, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. In the event of any conflict between the main body of this Agreement and any Schedule hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include,” “includes” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (ii) the word “day,” “quarter” or “year” means a calendar day, quarter or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (v) the words “shall” and “will” have interchangeable meanings and shall be understood to be imperative or mandatory in nature for purposes of this Agreement; (vi) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (vii) words of any gender include each other gender; (viii) except where the context requires otherwise, the singular shall include the plural and the plural shall include the singular; (ix) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (x) the words “non-refundable” or “non-creditable” shall not prohibit, limit or restrict either Party’s rights (A) to obtain damages in connection with a breach of this Agreement or (B) to obtain a refund of any payment made in error; (xi) the word “or” is used in the inclusive sense (and/or); and (xii) neither Party shall be deemed to be acting on behalf of the other Party.

[Remainder of page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

RXSIGHT, INC.

By: /s/ Ron Kurtz

Name: Ron Kurtz

Title: CEO and President

ALCON PHARMACEUTICALS, LTD

By: /s/ Robert Kamffer

Name: Robert Kamffer

Authorized Signatory

By: /s/ Christine Bohmann

Name: Christine Bohmann

Authorized Signatory

EXHIBIT A

Baseball Arbitration

[***]

EXHIBIT B

Demand Generation Activities

[***]

EXHIBIT C

Industry Participants

[***]

EXHIBIT D

Development Plan

[***]

EXHIBIT E

Terms for Co-Promotion Agreement

[***]

EXHIBIT F

Press Releases

From RxSight:

Alcon and RxSight Announce Strategic Collaboration to Develop Adjustable PCIOLs

•
Non-exclusive license agreement for the development and commercialization of novel post-operative light adjustable PCIOL technologies
•
Combines best-in-class PCIOL optics with first-in-class platform that enables fine-tuning of visual outcomes after cataract surgery
•
Agreement marks a step towards establishing a new category of tunable PCIOLs

Aliso Viejo, CA, July [XX], 2026 – Alcon (SIX/NYSE: ALC), the global leader in eye care dedicated to helping people see brilliantly, and RxSight, Inc. (NASDAQ: RXST), an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced a non-exclusive, strategic collaboration to jointly develop adjustable presbyopia-correcting intraocular lenses (PCIOLs).

Under the collaboration, the companies will combine RxSight's post-operative light-adjustable technology with Alcon's PCIOL optical designs. The collaboration aims to create a co-developed technology that enables surgeons the ability to fine-tune visual outcomes for their cataract patients who choose a PCIOL.

“Our leading PCIOLs have helped millions of patients reduce or eliminate the need for glasses after cataract surgery,” said David J. Endicott, Chief Executive Officer of Alcon. “Together with RxSight’s platform, we have the opportunity to advance a new category — tunable PCIOLs — giving surgeons even greater confidence to refine outcomes after surgery.”

“We are excited to work with Alcon to provide patients greater access to outcomes customized to their needs after surgery,” said Ron Kurtz, President and Chief Executive Officer of RxSight. This collaboration underscores our belief in the importance of adjustability and will help accelerate its expansion across a wider base of patients.”

As part of the agreement, RxSight will receive a $60 million upfront payment to begin development. RxSight could receive up to an additional $140 million in payments as development and regulatory milestones are met. Under the agreement, Alcon will lead global commercialization, while RxSight will be responsible for development and manufacturing and receive royalties on net sales.

About Alcon

Alcon helps people see brilliantly. As the global leader in eye care with a heritage spanning over 75 years, we offer the broadest portfolio of products to enhance sight and improve people’s lives. Our Surgical and Vision Care products touch the lives of more than 260 million people in over 140 countries and territories each year living with conditions like cataracts, glaucoma, retinal diseases and refractive errors. Our more than 25,000 associates are enhancing the quality of life through innovative products, partnerships with Eye Care Professionals and programs that advance access to quality eye care. Learn more at www.alcon.com.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Connect with us on

Investor Relations Media Relations

Oliver Moravcevic Robert Spirito

omoravcevic@rxsight.com rspirito@rxsight.com

From Alcon:

MEDIA RELEASE • COMMUNIQUE AUX MEDIAS • MEDIENMITTEILUNG

Alcon and RxSight Announce Collaboration to Develop Adjustable PCIOLs

•
Non-exclusive license agreement for the development and commercialization of novel post-operative light adjustable PCIOL technologies
•
Collaboration aims to combine best-in-class PCIOL optics with first-in-class platform to enable fine-tuning of visual outcomes after cataract surgery

GENEVA, July 6, 2026 – Alcon (SIX/NYSE: ALC), the global leader in eye care dedicated to helping people see brilliantly, and RxSight, Inc. (NASDAQ: RXST), an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced a non-exclusive collaboration to jointly develop adjustable presbyopia-correcting intraocular lenses (PCIOLs).

Under the collaboration, the companies will be innovating on their respective platforms – RxSight's post-operative light-adjustable technology and Alcon's PCIOL optical designs – and combining them to create a co-developed technology that enables surgeons to fine-tune visual outcomes for their cataract patients who choose a PCIOL.

“Our leading PCIOLs have helped millions of patients reduce or eliminate the need for glasses after cataract surgery,” said David J. Endicott, Chief Executive Officer of Alcon. “Together with RxSight’s technology, we have the opportunity to develop tunable PCIOLs, giving surgeons even greater confidence to refine outcomes after surgery.”

“We are excited to work with Alcon to provide patients greater access to outcomes customized to their needs after surgery,” said Ron Kurtz, President and Chief Executive Officer of RxSight. “This collaboration underscores our belief in the importance of adjustability and will help accelerate its expansion across a wider base of patients.”

As part of the agreement, RxSight will receive a $60 million upfront payment to begin development. RxSight could receive up to an additional $140 million in payments as development and regulatory milestones are met. Under the agreement, Alcon will lead global commercialization, while RxSight will be responsible for development and manufacturing and receive royalties on net sales.

About Alcon

Alcon helps people see brilliantly. As the global leader in eye care with a heritage spanning over 75 years, we offer the broadest portfolio of products to enhance sight and improve people’s lives. Our Surgical and Vision Care products touch the lives of more than 260 million people in over 140 countries and territories each year living with conditions like cataracts, glaucoma, retinal diseases and refractive errors. Our more than 25,000 associates are enhancing the quality of life through innovative products, partnerships with Eye Care Professionals and programs that advance access to quality eye care. Learn more at www.alcon.com.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Connect with us on

Investor Relations

Daniel Cravens

+ 41 589 112 110 (Geneva)

+ 1 817 615 2789 (Fort Worth)

investor.relations@alcon.com

Media Relations

Steven Smith

+ 41 589 112 111 (Geneva)

+ 1 817 551 8057 (Fort Worth)

globalmedia.relations@alcon.com

Schedule 1.150

Product-Specific Patents

[***]

Schedule 1.180

RxSight Trademarks

[***]

Schedule 3.1.5

Permitted Subcontractors

[***]

Schedule 13.2.3(a)

Existing RxSight Patents

[***]

Schedule 13.3.3(a)

Existing Alcon Patents

[***]